Exhibit 4.1

THE HERTZ CORPORATION

THE GUARANTORS PARTY HERETO

and

Computershare Trust Company, N.A.

as Trustee and Notes Collateral Agent

INDENTURE

Dated as of June 29, 2026

6.75% Exchangeable Senior First-Lien Secured PIK Notes due 2030

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Exhibits

Exhibit A: Form of Note	A-1
Exhibit B-1: Form of Restricted Note Legend	B1-1
Exhibit B-2: Form of Global Note Legend	B2-1
Exhibit B-3: Form of Non-Affiliate Legend	B3-1
Exhibit B-4: Form of Original Issue Discount Legend	B4-1
Exhibit C: Form of Supplemental Indenture in Respect of Subsidiary Guarantee	C-1
Exhibit D: Form of Canadian Representation Letter	D-1

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INDENTURE, dated as of June 29, 2026, among The Hertz Corporation, a Delaware corporation, as issuer (the “Company”), Hertz Global Holdings, Inc., a Delaware corporation (the “Parent Guarantor”), Rental Car Intermediate Holdings, LLC, a Delaware limited liability company (“Holdings”), the Subsidiary Guarantors (as defined below) and Computershare Trust Company, N.A., a national banking association, as trustee (the “Trustee”) and notes collateral agent (the “Notes Collateral Agent”).

Each party to this Indenture (as defined below) agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined below) of the Company’s 6.75% Exchangeable Senior First-Lien Secured PIK Notes due 2030 (the “Notes”).

Article 1.     Definitions; Rules of Construction

Section 1.01.     Definitions.

“4.625% Senior Notes” means the Company’s 4.625% Senior Notes due 2026.

“5.000% Senior Notes” means the Company’s 5.000% Senior Notes due 2029.

“5.500% Exchangeable Notes” means the Company’s 5.500% Exchangeable Senior Notes due 2030.

“2026 Notes Indenture” means the indenture, dated as of November 23, 2021 (as supplemented or otherwise modified from time to time), among the Company, the subsidiary guarantors party thereto and Computershare Trust Company, N.A., as trustee, as supplemented by a first supplemental indenture, dated as of November 23, 2021, (as supplemented or otherwise modified from time to time), among the Company, the subsidiary guarantors party thereto and Computershare Trust Company, N.A., as trustee.

“2029 Notes Indenture” means the indenture, dated as of November 23, 2021 (as supplemented or otherwise modified from time to time), among the Company, the subsidiary guarantors party thereto and Computershare Trust Company, N.A., as trustee, as supplemented by a second supplemental indenture, dated as of November 23, 2021, (as supplemented or otherwise modified from time to time), among the Company, the subsidiary guarantors party thereto and Computershare Trust Company, N.A., as trustee.

“Accounts” means all accounts (as defined in the Uniform Commercial Code) of the Company and each Guarantor, including all Accounts (as defined in the First Lien Credit Agreement) and any right to payment for goods sold or leased or for services rendered, which is not evidenced by an instrument (as defined in the Uniform Commercial Code) or chattel paper of the Company or such Guarantor, but in any event excluding all Accounts that have been sold or otherwise transferred (and not transferred back to the Company or a Guarantor) in connection with a Special Purpose Financing.

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business and any capital expenditures in respect of any property or assets already so used; (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Interest” means any interest that accrues on any Note pursuant to Section 3.04.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Share Cap” means 63,457,320 shares of Common Stock, subject to adjustment in the same manner as, and at the same time and for the same events for which, the Exchange Rate is adjusted pursuant to Section 5.05(A).

“Amex GBT Contracts” mean any contracts, agreements or arrangements (including any preferred partner agreements) by and between GBT Travel Services UK Limited d/b/a American Express Global Business Travel or any of its affiliates (“Amex GBT”) and the Company or any of its Restricted Subsidiaries, pursuant to which Amex GBT, among other things, designates the Company and/or any of its Restricted Subsidiaries as a preferred supplier.

“Applicable Intercreditor Arrangements” means customary intercreditor arrangements (it being understood that (i) any Intercreditor Agreement (or any substantially similar agreement) and (ii) any intercreditor arrangements satisfactory to the First Lien Credit Agreement Collateral Agent, are “Applicable Intercreditor Arrangements”).

“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than:

(i)	a disposition to the Company or a Restricted Subsidiary; provided that with respect to any disposition of property or assets pursuant to this clause (i) that constitute Collateral, such dispositions may only be made to the Company or a Subsidiary Guarantor;

(ii)	a disposition in the ordinary course of business;

(iii)	a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments;

(iv)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms, as determined by the Company in good faith, which determination shall be conclusive) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(v)	any Investment or any Restricted Payment Transaction;

(vi)	a disposition that is governed by Article 6;

(vii)	any Financing Disposition;

(viii)	any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee;

(ix)	any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, including pursuant to any Rental Car LKE Program;

(x)	any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary, including any sale/leaseback transaction or asset securitization;

(xi)	any disposition arising from foreclosure, condemnation, eminent domain or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or necessary or advisable (as determined by the Company in good faith, which determination shall be conclusive) in order to consummate any acquisition of any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, or of non-core assets acquired in connection with any acquisition of any Person, business or assets or any Investment;

(xii)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(xiii)	a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition;

(xiv)	a disposition of not more than 5.0% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors;

(xv)	any disposition or series of related dispositions for aggregate consideration not to exceed the greater of $165.0 million and 12.5% of LTM Consolidated EBITDA;

(xvi)	any disposition of all or any part of the Capital Stock or business or assets of (a) Etma, Inc. or any successor in interest thereto or (b) CAR Inc. or any successor in interest thereto;

(xvii)	the abandonment or other disposition of trademarks, copyrights, patents or other intellectual property that are, in the good faith determination of the Company (which determination shall be conclusive), no longer economically practicable to maintain or useful in the conduct of the business of the Company and its subsidiaries taken as a whole;

(xviii)	any license, sublicense or other grant of rights in or to any trademark, copyright, patent or other intellectual property;

(xix)	any lease or sublease of real or other property;

(xx)	any disposition for Fair Market Value to any Franchisee or any Franchise Special Purpose Entity;

(xxi)	any disposition of securities pursuant to an agreement entered into in connection with any securities lending or other securities financing transaction to the extent such securities were otherwise permitted to be disposed of at the time of entering into the agreement for such securities lending or other securities financing transaction;

(xxii)	the creation or granting of any Lien permitted under this Indenture; or

(xxiii)	any other disposition if on a pro forma basis after giving effect to such disposition (including any application of proceeds therefrom) the Consolidated Total Net Corporate Leverage Ratio would be equal to or less than 4.50:1.00.

“Authorized Denomination” means, with respect to a Note, a principal amount thereof equal to $1.00 or any integral multiple of $1.00 in excess thereof.

“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursement, automated clearinghouse transactions, return items, netting, overdraft, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Company or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Obligations” of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Bankruptcy Code” means chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended.

“Bankruptcy Law” means the Bankruptcy Code or any similar U.S. federal or state or non-U.S. law for the relief of debtors.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Borrowing Base” means the sum of (1) 95% of the book value of revenue earning equipment of the Company and its Subsidiaries, (2) 95% of the book value of Fleet Receivables and VAT Receivables of the Company and its Subsidiaries, (3) 95% of the book value of Service Vehicles of the Company and its Subsidiaries and (4) Restricted Fleet Cash (in each case, determined as of the end of the most recently ended fiscal month of the Company ending immediately prior to such date of determination for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a paying agent maintains its office).

“Capital Stock” of any Person means any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible or exchangeable into such equity.

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada, the United Kingdom or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under the First Lien Credit Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another rating agency recognized internationally or in the United States of America), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (c)(ii), (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another rating agency recognized internationally or in the United States of America), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (g) investment funds investing at least 95.0% of their assets in cash equivalents of the types described in clauses (a) through (f) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (h) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, and (i) solely with respect to any Captive Insurance Subsidiary, any investment that person is permitted to make in accordance with applicable law.

“Close of Business” means 5:00 p.m., New York City time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property of the Company or any Guarantor (other than the Parent Guarantor) subject (or purported to be subject) to a Lien securing the Notes Obligations, whether now existing or hereafter acquired, together with all rents, issues, profits, products and proceeds thereof, other than Excluded Property.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Common Equity” of any Person means the Capital Stock of such Person that is generally entitled (A) to vote in the election of directors of such Person; or (B) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Common Stock” means the common stock, $0.01 par value per share, of the Parent Guarantor, subject to Section 5.09.

“Company” means the Person named as such in the first paragraph of this Indenture and, subject to Article 6, its successors and assigns.

“Company Order” means a written request or order signed on behalf of the Company by one (1) of its Officers and delivered to the Trustee.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters of the Company ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, that:

(1)	if, since the beginning of such period, the Company or any Restricted Subsidiary has Incurred any Indebtedness or the Company has issued any Designated Preferred Stock that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness or an issuance of Designated Preferred Stock of the Company, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness or Designated Preferred Stock as if such Indebtedness or Designated Preferred Stock had been Incurred or issued, as applicable, on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);

(2)	if, since the beginning of such period, the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness or any Designated Preferred Stock of the Company that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility except to the extent such Indebtedness has been repaid with an equivalent permanent reduction in commitments thereunder) or a Discharge of Designated Preferred Stock of the Company, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness or Designated Preferred Stock, including with the proceeds of such new Indebtedness or new Designated Preferred Stock of the Company, as if such Discharge had occurred on the first day of such period;

(3)	if, since the beginning of such period, the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Restricted Subsidiary as an Unrestricted Subsidiary (any such disposition or designation, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is disposed of in such Sale or any Restricted Subsidiary is designated as an Unrestricted Subsidiary, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale;

(4)	if, since the beginning of such period, the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Unrestricted Subsidiary as a Restricted Subsidiary (any such Investment, acquisition or designation, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period; and

(5)	if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period;

provided, that (in the event that the Company shall classify Indebtedness Incurred on the date of determination as Incurred in part under Section 3.08(A) and in part under Section 3.08(B), as provided in Section 3.08(C)) any such pro forma calculation of Consolidated Interest Expense shall not give effect to any such Incurrence of Indebtedness on the date of determination pursuant to such Section 3.08(B) or to any Discharge of Indebtedness from the proceeds of any such Incurrence pursuant to such Section 3.08(B).

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any

Indebtedness Incurred or repaid, Designated Preferred Stock issued, or Indebtedness or Designated Preferred Stock repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company, which determination shall be conclusive. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company (which determination shall be conclusive) to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a)    the following to the extent deducted in calculating such Consolidated Net Income, without duplication:

(i)	provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any);

(ii)	Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clauses (iii)(b) through (iii)(g) thereof and any Special Purpose Financing Fees, and to the extent not reflected in Consolidated Interest Expense, costs of surety bonds in connection with financing activities;

(iii)	depreciation (excluding Consolidated Vehicle Depreciation), amortization (including amortization of goodwill and intangibles and amortization and write-off of financing costs);

(iv)	all other noncash charges or noncash losses, including, without limitation, any non-cash asset retirement costs, non-cash compensation charges, non-cash translation (gain) loss and non-cash expense relating to the vesting of warrants;

(v)	any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Indenture (whether or not consummated or incurred, and including any offering or sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Company or its Restricted Subsidiaries);

(vi)	the amount of any minority interest expense;

(vii)	the amount of loss on any Financing Disposition;

(viii)	any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any equity subscription or equityholder agreement, to the extent funded with cash proceeds contributed to the capital of the Company or an issuance of Capital Stock of the Company (other than Disqualified Stock);

(ix)	realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Restricted Subsidiaries;

(x)	other accruals, payments and expenses (including rationalization, legal, tax, structuring and other costs and expenses) related to acquisitions (including acquisitions subject to a letter of intent or purchase agreement), including Investments, dividends, Restricted Payments, dispositions, refinancings or issuances of debt or equity permitted hereunder or related to any amendment, modification or waiver in respect of the documentation (including the Loan Documents (as defined in the First Lien Credit Agreement)) governing the transactions described in this clause (x);

(xi)	charges, losses or expenses to the extent paid for, reimbursable, indemnifiable or insurable, or reasonably expected to be paid for, reimbursable, indemnifiable or insured by a third party;

(xii)	the amount of any expense or deduction associated with any Restricted Subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party; and

(xiii)	cash expenses relating to contingent or deferred payments in connection with any acquisition or other Investment permitted under this Indenture or any acquisition or Investment permitted under this Indenture consummated prior to its effective date (including earn-outs, contingent consideration, non-compete payments, consulting payments and similar obligations), to the extent included in the calculation of Consolidated Net Income in accordance with GAAP as an accounting adjustment for such period to the extent that the actual amount payable or paid in respect of such contingent or deferred payments exceeds the liability booked by the applicable person; plus

(b)	the proceeds of any business interruption insurance received or reasonably expected to be received; plus

(c)	adjustments determined on a basis consistent with Article 11 of Regulation S-X.

“Consolidated Interest Expense” means, for any period:

(i)	the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including any such interest expense consisting of:

(a)	interest expense attributable to Finance Lease Obligations;

(b)	amortization of debt discount;

(c)	interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary;

(d)	noncash interest expense;

(e)	the interest portion of any deferred payment obligation; and

(f)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; plus

(ii)	Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary, or in respect of Designated Preferred Stock of the Company pursuant to Section 3.09(B)(xiv)(A); minus

(iii)	to the extent otherwise included in such interest expense referred to in clause (i) above:

(a)	Consolidated Vehicle Interest Expense;

(b)	amortization or write-off of financing costs;

(c)	accretion or accrual of discounted liabilities not constituting Indebtedness;

(d)	any expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting;

(e)	any “additional interest” in respect of registration rights arrangements for any securities;

(f)	any expensing of bridge, commitment and other financing fees; and

(g)	interest with respect to Indebtedness of any Parent appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP,

in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP (to the extent applicable, in the case of Consolidated Vehicle Interest Expense); provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that, without duplication, there shall not be included in such Consolidated Net Income:

(i)	any net income (loss) of any Person if such Person is not the Company or a Restricted Subsidiary, except that (A) the Company’s or any Restricted Subsidiary’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually dividended or distributed or that (as determined by the Company in good faith, which determination shall be conclusive) could have been dividended or distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company’s or any Restricted Subsidiary’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person;

(ii)	solely for purposes of determining the amount available for Restricted Payment under Section 3.09(B)(viii)(y), any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the indentures governing the Existing Notes, the Notes or this Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to any Restricted Subsidiary that taken as a whole are not materially less favorable to the Holders than such restrictions in effect on the Issue Date as determined by the Company in good faith, which determination shall be conclusive), except that (A) the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could (as determined by the Company in good faith, which determination shall be conclusive) have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause (ii)) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary;

(iii)	(x) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Company, which determination shall be conclusive) and (y) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the Company or any Restricted Subsidiary and any income (loss) from disposed, abandoned or discontinued operations (but if such operations are classified as discontinued because they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), including in each case any closure of any branch;

(iv)	any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with any acquisition, merger or consolidation after the Measurement Date or any accounting change) (other than the accrual of revenue in the ordinary course);

(v)	the cumulative effect of a change in accounting principles;

(vi)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(vii)	any unrealized gains or losses in respect of Hedge Agreements, or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations;

(viii)	any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;

(ix)	(x) any noncash compensation charge arising from any grant of limited liability company interests, stock, stock options or other equity-based awards and any noncash deemed finance charges in respect of any pension liabilities or other provisions and (y) income (loss) attributable to deferred compensation plans or trusts;

(x)	to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary;

(xi)	any noncash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other noncash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), noncash charges for deferred tax valuation allowances and noncash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP; and

(xii)	to the extent covered by insurance and actually reimbursed (or the Company has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365-day period)), any expenses with respect to liability or casualty events or business interruption;

provided, further, that the exclusion of any item pursuant to the foregoing clauses (i) through (xii) shall also exclude the tax impact of any such item, if applicable.

“Consolidated Total Corporate Indebtedness” means, as of any date of determination, an amount equal to:

(1)	the aggregate principal amount of outstanding funded Indebtedness of the Company and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit, but excluding, for the avoidance of doubt, undrawn letters of credit); the amount of outstanding Finance Lease Obligations in excess of $20.0 million; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations); minus

(2)	the amount of such Indebtedness consisting of Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing, in each case to the extent not Incurred to finance or refinance the acquisition of Rental Car Vehicles; provided that such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings); and minus

(3)	the aggregate principal amount of outstanding Consolidated Vehicle Indebtedness as of such date.

“Consolidated Total Net Corporate Leverage Ratio” means, as of any date of determination, the ratio of (x) (i) Consolidated Total Corporate Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) minus (ii) Unrestricted Cash minus (iii) amounts in the Term C Loan Collateral Accounts to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available; provided that:

(1)	if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)	if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Company, which determination shall be conclusive.

“Consolidated Vehicle Depreciation” means, for any period, depreciation on all Rental Car Vehicles (after adjustments thereto), to the extent deducted in calculating Consolidated Net Income for such period.

“Consolidated Vehicle Indebtedness” means, as of any date of determination, Indebtedness of the Company and its Restricted Subsidiaries Incurred in the ordinary course of business, consistent with past practice, in connection with the acquisition, sale, leasing, financing or refinancing of, or secured by, Vehicles and/or related rights (including under leases, manufacturer warranties and buy-back programs and insurance policies) and/or assets, as determined in good faith by the Company.

“Consolidated Vehicle Interest Expense” means, for any period, the aggregate interest expense for such period on any Consolidated Vehicle Indebtedness, as determined in good faith by the Company (which determination shall be conclusive).

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other the proceeds from the issuance of Disqualified Stock or contributions by the Company or any Restricted Subsidiary) made to the capital of the Company or such Restricted Subsidiary after the Measurement Date (whether through the issuance or sale of Capital Stock or otherwise), in each case, not otherwise applied.

“Controlled Investment Affiliate” means as to any person, any other person which directly or indirectly is in control of, is controlled by, or is under common control with, such person and is organized by such person (or any person controlling such person) primarily for making equity or debt investments in the Company or its direct or indirect parent company or other portfolio companies of such person.

“Corporate Trust Office” means the designated office of the Trustee at which at any time this Indenture shall be administered, which office at the date hereof is located at 1505 Energy Park Drive, St. Paul, MN 55108, Attention: CCT Hertz Administrator – Jacob Sheets, or such other address in the contiguous United States of America as the Trustee may designate from time to time by notice to the Holders and the Company, or the designated corporate trust office in the contiguous United States of America of any successor trustee (or such other address in the contiguous United States of America as such successor trustee may designate from time to time by notice to the Holders and the Company).

“Credit Facilities” means one or more of (i) the First Lien Credit Facility and (ii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables, fleet or other financings (including through the sale of receivables, fleet and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, fleet and/or other assets or the creation of any Liens in respect of such receivables, fleet and/or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, trademark or copyright security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing or decreasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof (including, for the avoidance of doubt, any agreement that is not secured by Liens on the Collateral).

“Credit Facility Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Daily Cash Amount” means, with respect to any VWAP Trading Day, the lesser of (A) the applicable Daily Maximum Cash Amount; and (B) the Daily Exchange Value for such VWAP Trading Day; provided that, in respect of any Exchange for which the Exchange Date is prior to the Shareholder Approval Date, if the Daily Share Amount is limited by the proviso in the definition of Daily Share Amount on such VWAP Trading Day, the Daily Cash Amount in respect of such VWAP Trading Day shall be increased by an amount equal to the product of (x) the Daily VWAP on such VWAP Trading Day and (y) the difference between the Daily Share Amount determined in respect of such VWAP Trading Day and the Daily Share Amount that would have been determined in the absence of such proviso.

“Daily Exchange Value” means, with respect to any VWAP Trading Day, one-thirtieth (1/30th) of the product of (A) the Exchange Rate on such VWAP Trading Day; and (B) the Daily VWAP per share of Common Stock on such VWAP Trading Day.

“Daily Maximum Cash Amount” means, with respect to the Exchange of any Note, the quotient obtained by dividing (A) the Specified Dollar Amount applicable to such Exchange by (B) thirty (30).

“Daily Share Amount” means, with respect to any VWAP Trading Day, the quotient obtained by dividing (A) the excess, if any, of the Daily Exchange Value for such VWAP Trading Day over the applicable Daily Maximum Cash Amount by (B) the Daily VWAP for such VWAP Trading Day; provided that, in respect of any Exchange for which the Exchange Date is prior to the Shareholder Approval Date, the Daily Share Amount shall not exceed the Daily Share Cap. For the avoidance of doubt, the Daily Share Amount will be zero for such VWAP Trading Day if such Daily Exchange Value does not exceed such Daily Maximum Cash Amount.

“Daily Share Cap” means, with respect to the Exchange of any Note, a number of shares of Common Stock, rounded down to the nearest 1/10,000th of a share, equal to:

where:

AC = the Aggregate Share Cap;

S = the actual aggregate number of shares of Common Stock (subject to adjustment in the same manner as, and at the same time and for the same events for which, the Exchange Rate is adjusted pursuant to the provisions described in Section 5.05(A)) that were issued or otherwise delivered upon settlement of all Exchanges of Notes prior to the Close of Business on the Exchange Date for such Exchange;

O = 30; and

N = the Notional Principal Amount.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HTZ <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company, which may be any of the Initial Purchasers). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“De-Legending Deadline Date” means, with respect to any Note, the fifteenth (15th) day after the Free Trade Date of such Note; provided, however, that if the De-Legending Deadline Date determined as aforesaid would be after the 15th calendar day of the month immediately preceding the month of an Interest Payment Date and before the fifth Business Day immediately after such Interest Payment Date, then the De-Legending Deadline Date for such Note will instead be the fifth Business Day immediately after such Interest Payment Date.

“Default” or “default” means any event or condition that is (or, after notice, passage of time or both, would be) an Event of Default.

“Default Settlement Method” means Combination Settlement with a Specified Dollar Amount of $1,000 per $1,000 Capitalized Principal Amount of Notes (for the avoidance of doubt, with pro-ration for any portion of the Capitalized Principal Amount subject to Exchange that is not an integral multiple of $1,000); provided, however, that (x) subject to Section 5.03(A)(iii), the Company may, from time to time, change the Default Settlement Method by sending written notice of the new Default Settlement Method to the Holders, the Trustee and the Exchange Agent; and (y) the Default Settlement Method will be subject to Section 5.03(A)(ii).

“Depositary” means The Depository Trust Company or its successor.

“Depositary Participant” means any member of, or participant in, the Depositary.

“Depositary Procedures” means, with respect to any Exchange, transfer, exchange or other transaction involving a Global Note or any beneficial interest therein, the rules and procedures of the Depositary applicable to such Exchange, transfer, exchange or transaction.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate of the Company, setting forth the basis of such valuation.

“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock) or any Parent that is issued after the Issue Date for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate of the Company.

“Designated Senior Indebtedness” means with respect to a Person (i) the Credit Facility Indebtedness under or in respect of the First Lien Credit Facility and (ii) any other Senior Indebtedness of such Person that, at the date of determination, has an aggregate principal amount equal to or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in an agreement or instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of this Indenture.

“Discharge” means, in respect of any series of Indebtedness, such Indebtedness and all obligations in respect thereof have been repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in full (excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations).

“Disqualified Stock” means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Fundamental Change or other similar event described under such terms as a “change of control,” or an Asset Disposition or other “disposition”) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Fundamental Change or other similar event described under such terms as a “change of control,” or an Asset Disposition or other “disposition”), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Company or any Subsidiary of the Company, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange” means, with respect to any Note, the exchange of such Note pursuant to Article 5 into Exchange Consideration. The terms “Exchanged,” “Exchanging” and “Exchangeable” have meanings correlative to the foregoing.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended; provided that for purposes of the definitions of Fundamental Change and Permitted Holders, “Exchange Act” shall mean the Securities Exchange Act of 1934 as in effect on the Measurement Date.

“Exchange Date” means, with respect to a Note, the first Business Day on which the requirements set forth in Section 5.02(A) to Exchange such Note are satisfied.

“Exchange Price” means, as of any time, an amount equal to (A) one thousand dollars ($1,000) divided by (B) the Exchange Rate in effect at such time.

“Exchange Rate” initially means 279.5248 shares of Common Stock per $1,000 Capitalized Principal Amount of Notes; provided, however, that the Exchange Rate is subject to adjustment pursuant to Article 5; provided, further, that whenever this Indenture refers to the Exchange Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Exchange Rate immediately after the Close of Business on such date.

“Exchange Share” means any share of Common Stock delivered or deliverable upon Exchange of any Note.

“Excluded Contribution” means Net Cash Proceeds, or the Fair Market Value (as of the date of contribution) of property or assets, received by the Company as capital contributions to the Company after the Measurement Date, or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“Excluded Property” means:

(a)	any interest in leased real property (including fixtures related thereto) in which a security interest is not perfected by filing a financing statement in the applicable Grantor’s jurisdiction of organization (and there shall be no requirement to deliver landlord lien waivers, estoppels or collateral access letters or any other third party consents);

(b)	any fee interest in owned real property (including fixtures related thereto) if the fair market value of such fee interest is less than $10,000,000 individually (or, in the case of fee-owned real property that is located in a flood zone, if the fair market value of such fee interest is less than $15,000,000 individually);

(c)	any contracts, general intangibles, copyright licenses, patent licenses, trademark licenses, trade secret licenses or other contracts or agreements with or issued by Persons other than Holdings, a Subsidiary of Holdings or an Affiliate of any of the foregoing, (collectively, “Restrictive Agreements”) that would otherwise be included in the Collateral (and such Restrictive Agreements shall not be deemed to constitute a part of the Collateral) for so long as, and to the extent that, the granting of such a security interest pursuant hereto would result in a breach, default or termination of such Restrictive Agreements or would require third party consent with respect to such Restrictive Agreement (in each case, except to the extent that, pursuant to the Uniform Commercial Code or other applicable law, the granting of security interests therein can be made without resulting in a breach, default or termination of such Restrictive Agreements) (provided that there shall be no obligation to seek such consent);

(d)	any assets over which the granting of such a security interest in such assets by the applicable Grantor would be prohibited by any contract permitted under the Indenture, any applicable law, regulation, permit, order or decree or the organizational or joint venture documents of any non-wholly owned Subsidiary (including permitted liens, leases and licenses), or requires a consent of any Governmental Authority that has not been obtained (in each case after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof to the extent that their assignment is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibitions) (provided that there shall be no obligation to seek such consent);

(e)	any assets constituting Collateral, to the extent that such security interests would result in material adverse tax consequences to the Parent Guarantor or Holdings or any one or more of their respective Subsidiaries, as reasonably determined by the Company;

(f)	any assets, to the extent that the granting or perfecting of a security interest in such assets or obtaining title insurance would result in costs or consequences to Holdings or any of its Subsidiaries as reasonably determined by the Company and the First Lien Credit Agreement Collateral Agent, that are excessive in view of the benefits that would be obtained by the Notes Collateral Agent and the Holders;

(g)	any (i) equipment and/or inventory (and/or related rights and/or assets) that would otherwise be included in the Collateral (and such equipment and/or inventory (and/or related rights and/or assets) shall not be deemed to constitute a part of the Collateral) if such equipment and/or inventory (and/or related rights and/or assets) is subject to a Permitted Lien and designated by the Company to the Notes Collateral Agent (but only for so long as such Permitted Lien remains in place) and (ii) other property that would otherwise be included in the Collateral (and such other property shall not be deemed to constitute a part of the Collateral) if such other property is subject to a Permitted Lien securing Hedging Obligations, Bank Product Obligations, Purchase Money Obligations or capitalized lease obligations or permitted Refinancing Indebtedness under this Indenture (but only with respect to a Lien securing Hedging Obligations, Bank Product Obligations, Purchase Money Obligations or capitalized lease obligations) and designated by the Company to the Notes Collateral Agent (but, in each case only for so long as such Liens are in place) and, if such Lien is in respect of Hedging Obligations, such other property consists solely of (x) cash, Cash Equivalents or Temporary Cash Investments, together with proceeds, dividends and distributions in respect thereof, (y) any assets relating to such assets, proceeds, dividends or distributions or to any Hedging Obligations, and/or (z) any other assets consisting of, relating to or arising under or in connection with (1) any agreements in respect of Hedging Obligations or (2) any other agreements, instruments or documents related to any Hedging Obligations or to any of the assets referred to in any of subclauses (x) through (z) of this clause (ii);

(h)	any property (and/or related rights and/or assets) that (x) would otherwise be included in the Collateral (and such property (and/or related rights and/or assets) shall not be deemed to constitute a part of the Collateral) if such property has been sold or otherwise transferred in connection with (i) a Special Purpose Financing (or constitutes the proceeds or products of any property that has been sold or otherwise transferred in connection with a Special Purpose Financing permitted under this Indenture (except as provided in the proviso to this subsection)) or (ii) a sale and leaseback transaction permitted under this Indenture, or (y) is subject to any Permitted Lien and consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (but only for so long as such Liens are in place); provided that, notwithstanding the foregoing, a security interest of the Notes Collateral Agent shall attach to any money, securities or other consideration received by any Grantor as consideration for the sale or other disposition of such property as and to the extent such consideration would otherwise constitute Collateral;

(i)	equipment and/or inventory (and/or related rights and/or assets) subject to any Permitted Lien that secures Indebtedness permitted by this Indenture that is Incurred to finance or refinance such equipment and/or inventory and designated by the Company to the Notes Collateral Agent (but only for so long as such Permitted Lien is in place);

(j)	Capital Stock (including for these purposes any investment deemed to be equity for U.S. tax purposes) which is specifically excluded from the definition of Pledged Stock by virtue of the proviso contained in such definition or any margin stock;

(k)	Vehicle Rental Concession Rights in which a security interest is not perfected by filing a financing statement in the applicable Grantor’s jurisdiction of organization and/or to the extent that such security interests would result in adverse business consequences to Holdings or any one or more of its Subsidiaries as determined in good faith by the Company (which determination shall be conclusive) (and there shall be no requirement to obtain Public Facility Operator consents or any other third party consents);

(l)	any assets covered by a certificate of title;

(m)	any aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part of any thereof;

(n)	without duplication, Fleet Receivables (and related Accounts and/or related rights and cash, Cash Equivalents and deposit accounts related to any Special Purpose Financing) arising from or otherwise relating to fleet management services to the extent such Fleet Receivables secure or support any Special Purpose Financing permitted under this Indenture;

(o)	for the avoidance of doubt, any deposit account and any money, cash, checks, other negotiable instrument, funds and other evidence of payment therein held by any “qualified intermediary” in connection with the Rental Car LKE Program;

(p)	any money, cash, checks, other negotiable instrument, funds and other evidence of payment held in any deposit account of the Company or any of its Subsidiaries (i) for the benefit of customers of Hertz Claim Management Corporation or any of its Subsidiaries in the ordinary course of business and (ii) in the nature of a security deposit with respect to obligations for the benefit of the Company or any of its Subsidiaries, which must be held for or returned to the applicable counterparty under applicable law or pursuant to contractual obligations;

(q)	any property that would otherwise be included in the Collateral (and such property shall not be deemed to constitute a part of the Collateral) if such property is subject to other Permitted Liens securing Consolidated Vehicle Indebtedness permitted to be Incurred under this Indenture (but only for so long as such Permitted Liens are in place);

(r)	any Capital Stock and other securities of a Subsidiary of the Company to the extent that the pledge of or grant of any other Lien on such Capital Stock and other securities for the benefit of any holders of securities would result in the Company or any of its Restricted Subsidiaries being required to file separate financial statements for such Subsidiary with the Securities and Exchange Commission (or any other governmental authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement;

(s)	any right, title or interest in or to any copyrights, copyright licenses, patents, patent applications, patent licenses, trade secrets, trade secret licenses, trademarks, service marks, trademark and service mark applications, trade names, trade dress, trademark licenses, technology, know-how and processes or any other intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof;

(t)	any “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed with and accepted by the United States Patent and Trademark Office, but only if and for so long as a grant or enforcement of a security interest in such intent to use application would invalidate or otherwise jeopardize the applicable Grantor’s rights therein or in the resulting registration;

(u)	Letter-of-Credit Rights (as defined in the Uniform Commercial Code) (other than supporting obligations);

(v)	any assets specifically requiring perfection through control (including cash, Cash Equivalents, deposit accounts or other bank or securities accounts) to the extent the security interest in such asset is not automatically perfected or perfected by filings under the Uniform Commercial Code of any applicable jurisdiction or, in the case of Pledged Stock, by being held by the Notes Collateral Agent;

(w)	any assets, including any stock or equity interests in another entity, owned by a Foreign Subsidiary or a Foreign Subsidiary Holdco;

(x)	any trust and tax withholding accounts;

(y)	any Commercial Tort Claim (as defined in the Uniform Commercial Code) for which no claim has been made or with a value of less than $5,000,000 for which a claim has been made;

(z)	assets owned or held by any Special Purpose Entity (including any formed in connection with a funded letter of credit facility) and securitization entities (including, without limitation, Hertz Vehicle Financing III LLC, Hertz Vehicles LLC and Hertz General Interest LLC) and each other Subsidiary that issues, or holds collateral supporting, asset backed securities issued pursuant to the HVF III Base Indenture; and

(aa)	any vehicles beneficially owned by any entity set forth in subclause (z) above and on consignment to, or to be sold by, a dealer owned by the Company or any of its Restricted Subsidiaries and subject to a perfected security interest in favor of a Special Purpose Subsidiary (or the creditors thereof);

provided that in each case set forth above, such assets will immediately cease to constitute Excluded Property when the relevant property ceases to meet this definition and, with respect to any such property, a security interest hereunder shall attach immediately and automatically without further action; provided, further, that Excluded Property shall not include any property or asset that is pledged to secure First Lien Priority Obligations or other Junior Lien Obligations (whether pursuant to the agreements governing such Obligations (and any related documents) or any amendment or otherwise).

“Exempted Fundamental Change” means any Fundamental Change with respect to which, in accordance with Section 4.02(I), the Company does not offer to repurchase any Notes.

“Existing First Lien Notes” means the Company’s 12.625% First Lien Senior Secured Notes due 2029.

“Existing First Lien Notes Issue Date” means June 28, 2024.

“Existing Notes” means the Existing Unsecured Notes and the Existing Secured Notes.

“Existing Second Lien Exchangeable Notes” means the Company’s 8.000% Second Lien Exchangeable Notes due 2029, which were issued on June 28, 2024.

“Existing Secured Notes” means the Existing First Lien Notes and the Existing Second Lien Exchangeable Notes.

“Existing Unsecured Notes” means (i) the 4.625% Senior Notes, (ii) the 5.000% Senior Notes and (iii) the 5.500% Exchangeable Notes.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Company, which determination shall be conclusive.

“Finance Lease Obligation” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Finance Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“First Lien” means a Lien granted, or purported to be granted, by the Company or any other Grantor in favor of any First Lien Collateral Agent, at any time, upon any property of the Company or any other Grantor to secure First Lien Priority Obligations.

“First Lien Collateral Agent” means each of (i) the First Lien Credit Agreement Collateral Agent, (ii) the Notes Collateral Agent, (iii) the Collateral agent for the holders of Existing First Lien Notes and (iv) each collateral agent or other representative of lenders or holders of First Lien Priority Obligations designated pursuant to the terms of the First Lien Documents from time to time.

“First Lien Credit Agreement” means the Credit Agreement, dated as of June 30, 2021, among the Company; the subsidiary borrowers party thereto from time to time; Barclays Bank PLC, as administrative agent and collateral agent; Barclays Bank PLC, Deutsche Bank Securities Inc., BNP Paribas Securities Corp., RBC Capital Markets, Citizens Bank, N.A., BMO Capital Markets Corp., Mizuho Bank, Ltd., JPMorgan Chase Bank, N.A., Credit Agricole Corporate and Investment Bank and Natixis, New York Branch, as joint lead arrangers and joint bookrunners, and BofA Securities, Inc., as senior co-manager, and as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original First Lien Credit Agreement or one or more other credit agreements or otherwise and whether or not secured by Liens on the Collateral).

“First Lien Credit Agreement Collateral Agent” means the collateral agent under the First Lien Credit Agreement and its successors.

“First Lien Credit Facility” means the collective reference to the First Lien Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, trademark or copyright security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original First Lien Credit Agreement or one or more other credit agreements, indentures (including this Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “First Lien Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing or decreasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof (including, for the avoidance of doubt, any agreement that is not secured by Liens on the Collateral).

“First Lien Credit Facility Security Documents” means the “Security Documents” as defined in the First Lien Credit Agreement.

“First Lien Documents” means, collectively, any indenture (including this Indenture and the indenture that governs the Existing First Lien Notes), supplemental indenture, credit agreement (including the First Lien Credit Agreement) or other agreement governing each other series of First Lien Priority Indebtedness and any security documents in respect thereof (other than any security documents that do not secure First Lien Priority Obligations).

“First Lien Intercreditor Agreement” means that certain First Lien Intercreditor Agreement, dated as of June 28, 2024, by and among, inter alios, the Company, the other grantors party thereto, the First Lien Credit Agreement Collateral Agent, the agent for the holders of the Existing First Lien Notes and each additional authorized representative for the holders of other Indebtedness that ranks pari passu with the Notes Obligations from time to time party thereto, as amended, restated, replaced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“First Lien Priority Obligations” means the First Lien Priority Indebtedness and all other obligations in respect thereof.

“First Lien Priority Indebtedness” means (i) Indebtedness of the Company and the Guarantors under the First Lien Credit Facility and reimbursement obligations with respect thereto, (ii) Indebtedness of the Company and the Guarantors under the Existing First Lien Notes and reimbursement obligations with respect thereto, (iii) Indebtedness of the Company and the Guarantors under the Notes and reimbursement obligations with respect thereto, and (iv) any other Indebtedness of the Company or any Guarantor that is secured by a First Lien on the Collateral.

“First Lien Representative” means any duly authorized representative of any holders of First Lien Priority Obligations, which representative is named as “Senior Priority Representative” (or equivalent) in the Junior Lien Intercreditor Agreement or any joinder thereto.

“First Lien Secured Parties” means any holders from time to time of any First Lien Priority Obligations (including the obligations under the Notes, the First Lien Credit Agreement and the Existing First Lien Notes), each First Lien Collateral Agent and the First Lien Representative.

“Fixed GAAP Date” means December 31, 2020; provided that at any time after the Issue Date, the Company may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Total Corporate Indebtedness,” “Consolidated Total Net Corporate Leverage Ratio,” “Consolidated Vehicle Depreciation,” “Consolidated Vehicle Indebtedness,” “Consolidated Vehicle Interest Expense,” “Finance Lease Obligation,” “Inventory,” and “Receivable,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Company’s election, may be specified by the Company by written notice to the Trustee from time to time.

“Fleet Receivables” means Receivables of the Company and its Subsidiaries consisting of original equipment manufacturer program Receivables, original equipment manufacturer incentive Receivables, Receivables arising from or otherwise relating to fleet leasing services and, at the election of the Company, Receivables arising from or otherwise relating to fleet management services.

“Foreign Subsidiary” means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia, (b) any Restricted Subsidiary of the Company that has no material assets other than securities (including equity interests), Indebtedness or receivables of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof), and/or other assets (including cash, Cash Equivalents, Investment Grade Securities and Temporary Cash Investments) relating to an ownership interest in any such securities, Indebtedness, receivables, intellectual property or Subsidiaries, (c) any Restricted Subsidiary of the Company that is organized under the laws of Puerto Rico or any other territory of the United States of America and (d) any Subsidiary of an entity described in clause (a) through (c). As of the date hereof, Hertz International Ltd. is a Restricted Subsidiary described in clause (b) of the foregoing sentence.

“Foreign Subsidiary Holdco” means any direct or indirect Subsidiary substantially all the assets of which directly or indirectly consist of the stock, or the stock and indebtedness (including, for this purpose, any indebtedness or other instrument treated as equity for U.S. federal income tax purposes), of one or more Foreign Subsidiaries or one or more Foreign Subsidiary Holdcos, and cash or Cash Equivalents from distributions and payments on such stock and indebtedness.

“Franchise Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Franchise Special Purpose Entity, in connection with the Incurrence by a Franchise Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Franchise Lease Obligation” means any Finance Lease Obligation, and any other lease, of any Franchisee relating to any property used, occupied or held for use or occupation by any Franchisee in connection with any of its Franchise Vehicle operations.

“Franchise Rental Car Vehicles” means all passenger Franchise Vehicles owned by or leased to any Franchisee or any Franchise Special Purpose Entity that are or have been offered for lease or rental by any Franchisee in its car rental operations, including any such Franchise Vehicles being held for sale.

“Franchise Special Purpose Entity” means any Person (a) that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, and/or (ii) acquiring, selling, leasing, financing or refinancing Franchise Rental Car Vehicles and/or other Franchise Vehicles, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), and (b) is designated as a “Franchise Special Purpose Entity” by the Company.

“Franchise Vehicle Indebtedness” as of any date of determination means (a) Indebtedness of any Franchise Special Purpose Entity directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Franchise Rental Car Vehicles and/or other Franchise Vehicles and/or related rights and/or assets, (b) Indebtedness of any Franchisee or any Affiliate thereof that is attributable to the financing or refinancing of Franchise Rental Car Vehicles and/or other Franchise Vehicles and/or related rights and/or assets, as determined in good faith by the Company (which determination shall be conclusive) and (c) Indebtedness of any Franchisee.

“Franchise Vehicles” means vehicles owned or operated by, or leased or rented to or by, any Franchisee, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

“Franchisee” means any Person that is a franchisee or licensee of the Company or any of its Subsidiaries (or of any other Franchisee), or any Affiliate of such Person.

“Free Trade Date” means, with respect to any Note, the date that is one (1) year after the Last Original Issue Date of such Note.

“Freely Tradable” means, with respect to any Note, that such Note would be eligible to be offered, sold or otherwise transferred pursuant to Rule 144 or otherwise if held by a Person that is not an Affiliate of the Company, and that has not been an Affiliate of the Company during the immediately preceding three (3) months, without any requirements as to volume, manner of sale, availability of current public information or notice under the Securities Act (except that, during the six (6)-month period beginning on, and including, the date that is six (6) months after the Last Original Issue Date of such Note, any such requirement as to the availability of current public information will be disregarded if the same is satisfied at that time); provided, however, that from and after the Free Trade Date of such Note, such Note will not be “Freely Tradable” unless such Note (x) is not identified by a “restricted” CUSIP number; and (y) is not represented by any certificate that bears the Restricted Note Legend. For the avoidance of doubt, whether a Note is deemed to be identified by a “restricted” CUSIP number or to bear the Restricted Note Legend is subject to Section 2.12.

“Fundamental Change” means any of the following events:

(A)          (i) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company, the Parent Guarantor or the Company’s or the Parent Guarantor’s respective Wholly Owned Subsidiaries, or their respective employee benefit plans, or any Permitted Holder, files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Common Stock representing more than fifty percent (50%) of the voting power of all of the Common Stock; or (ii) any Permitted Holder or Permitted Holders has become the direct or indirect “beneficial owner” of shares of Common Stock representing more than seventy-five percent (75%) of the voting power of all of the Common Stock;

(B)           the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Parent Guarantor and its Subsidiaries, taken as a whole, to any Person, other than solely to the Company or one or more of the Company’s or the Parent Guarantor’s respective Wholly Owned Subsidiaries; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Parent Guarantor pursuant to which the Persons that directly or indirectly “beneficially owned” all classes of the Parent Guarantor’s Common Equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of Common Equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (B);

(C)           the stockholders of the Company or the Parent Guarantor approve any plan or proposal for the liquidation or dissolution of the Company or the Parent Guarantor; or

(D)           the Common Stock ceases to be listed on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors);

provided, however, that a transaction or event described in clause (A) or (B) above will not constitute a Fundamental Change if at least ninety percent (90%) of the consideration received or to be received by the holders of Common Stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock listed on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a Common Stock Change Event whose Reference Property consists of such consideration.

For the purposes of this definition, (x) any transaction or event described in both clause (A) and in clause (B)(i) or (ii) above (without regard to the proviso in clause (B)) will be deemed to occur solely pursuant to clause (B) above (subject to such proviso); and (y) whether a Person is a “beneficial owner,” whether shares are “beneficially owned,” and percentage beneficial ownership, will be determined in accordance with Rule 13d-3 under the Exchange Act.

For the purpose of this definition, so long as at the time of any Minority Business Disposition or any Minority Business Offering the Minority Business Disposition Condition is met, the Minority Business Assets shall not be deemed at any time to constitute all or substantially all of the assets of the Parent Guarantor and its Restricted Subsidiaries, and any sale or transfer of all or any part of the Minority Business Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or by merger or consolidation, or any combination thereof, and whether in one or more transactions, or otherwise, including any Minority Business Offering or any Minority Business Disposition) shall not be deemed at any time to constitute a sale or transfer of all or substantially all of the assets of the Parent Guarantor and its Restricted Subsidiaries.

For the purpose of this definition, the Reorganization Assets (whether individually or in the aggregate) shall not be deemed at any time to constitute all or substantially all of the assets of the Parent Guarantor and its Restricted Subsidiaries, and any sale or transfer of all or any part of the Reorganization Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or of any combination thereof, and whether in one or more transactions, or otherwise) shall not be deemed at any time to constitute a sale or transfer of all or substantially all of the assets of the Parent Guarantor and its Restricted Subsidiaries.

“Fundamental Change Repurchase Date” means the date fixed for the repurchase of any Notes by the Company pursuant to a Repurchase Upon Fundamental Change.

“Fundamental Change Repurchase Notice” means a notice (including a notice substantially in the form of the “Fundamental Change Repurchase Notice” set forth in Exhibit A) containing the information, or otherwise complying with the requirements, set forth in Section 4.02(F)(i) and Section 4.02(F)(ii).

“Fundamental Change Repurchase Price” means the cash price payable by the Company to repurchase any Note upon its Repurchase Upon Fundamental Change, calculated pursuant to Section 4.02(D).

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

“Global Note” means a Note that is represented by a certificate substantially in the form set forth in Exhibit A, registered in the name of the Depositary or its nominee, duly executed by the Company and authenticated by the Trustee, and deposited with the Trustee, as custodian for the Depositary.

“Global Note Legend” means a legend substantially in the form set forth in Exhibit B-2.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union and the United Kingdom.

“Grantor” means the Company and any Guarantor that shall have granted any Lien in favor of the Notes Collateral Agent on any of its assets or properties to secure any Obligations under secured Indebtedness.

“Guarantees” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means the Parent Guarantor, Holdings and each Subsidiary Guarantor and their respective successors and assigns until released from their obligations under their Guarantees and this Indenture in accordance with the terms of this Indenture.

“Guarantor Subordinated Obligations” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Notes Guarantee pursuant to a written agreement.

“Hedge Agreements” means, collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holder” means a person in whose name a Note is registered on the Registrar’s books.

“Holdings” means the Person named as such in the first paragraph of this Indenture and, subject to Article 6, its successors and assigns.

“HVF III Base Indenture” means that certain Base Indenture, dated as of June 29, 2021, between Hertz Vehicle Financing III LLC and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended, restated, modified or supplemented from time to time, exclusive of Series Supplements (as defined therein) creating a new Series of Notes (as defined therein).

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock will be deemed not to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i)	the principal of indebtedness of such Person for borrowed money;

(ii)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii)	all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed) (except to the extent such reimbursement obligations relate to Trade Payables and such obligations are expected to be satisfied within 30 days of becoming due and payable);

(iv)	all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto (in each case, except (x) Trade Payables and (y) any earn-out obligations until such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP and if not expected to be paid within 60 days after becoming due and payable);

(v)	all Finance Lease Obligations of such Person;

(vi)	the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Company, which determination shall be conclusive);

(vii)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons;

(viii)	all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person; and

(ix)	to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that Indebtedness shall exclude any Indebtedness of any Parent appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or as otherwise provided for in this Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Principal Amount” means the principal amount of such Note at the time of original issuance of such Note. For the avoidance of doubt, the “Initial Principal Amount” of each minimum denomination of Notes on their issue date shall be $1.00.

“Initial Purchasers” means J.P. Morgan Securities LLC, Barclays Capital Inc., BMO Capital Markets Corp., Citizens JMP Securities, LLC, Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Truist Securities, Inc., CIBC World Markets Corp. and Regions Securities LLC.

“Intellectual Property” means any trademark, copyright, patent or other intellectual property (or rights therein).

“Intercreditor Agreement” means the Junior Lien Intercreditor Agreement, the First Lien Intercreditor Agreement or any other intercreditor agreement entered into from time to time pursuant to the Indenture or any Notes Document.

“Interest Payment Date” means, with respect to a Note, each January 1 and July 1 of each year, commencing on January 1, 2027 (or commencing on such other date specified in the certificate representing such Note). For the avoidance of doubt, the Maturity Date is an Interest Payment Date.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 3.09 only, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Restricted Investment” in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 3.09(B)(viii)(y).

“Investment Grade Rating” means a rating of Baa3 or better (or, in the case of short-term obligations, P-3 or better) by Moody’s and BBB- or better (or, in the case of short-term obligations, A-3 or better) by S&P (or, in either case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means (i) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Issue Date” means June 29, 2026.

“Junior Lien Collateral Agent” means the Notes Collateral Agent and each other collateral agent or other representative of lenders or holders of Junior Lien Obligations designated pursuant to the Junior Lien Documents from time to time.

“Junior Lien Documents” means the credit and security documents governing the Junior Lien Obligations, including, without limitation, the related Junior Lien Intercreditor Agreement or any joinder thereto.

“Junior Lien Intercreditor Agreement” means that certain First Lien/Second Lien Intercreditor Agreement, dated as of June 28, 2024, by and among, inter alios, the Company, the other grantors party thereto, the First Lien Credit Agreement Collateral Agent, the agent for the holders of the Existing First Lien Notes, the agent for the holders of the Existing Second Lien Exchangeable Notes and each additional authorized representative from time to time party thereto, as amended, restated, replaced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Junior Lien Obligations” means any Obligations (including the Existing Second Lien Exchangeable Notes and the guarantees thereof) with respect to Indebtedness permitted to be incurred under the Indenture, which is by its terms intended to be secured by the Collateral with a Junior Lien Priority relative to the First Lien Priority Obligations (including the Notes Obligations, the Obligations under the First Lien Credit Agreement and the Obligations under the Existing First Lien Notes); provided that the holders of such Indebtedness or their Junior Lien Collateral Agent shall become party to the Junior Lien Intercreditor Agreement and any other applicable Intercreditor Agreements.

“Junior Lien Priority” means, relative to specified Indebtedness, having junior Lien priority on specified Collateral.

“Junior Lien Representative” means the Junior Lien Collateral Agent that is the “Junior Priority Representative” under and as defined in the Junior Lien Intercreditor Agreement.

“Junior Lien Secured Parties” means any holders from time to time of any Junior Lien Obligations, each Junior Lien Collateral Agent and any Junior Lien Representative.

“Junior Lien Security Agreement” means any security agreement covering a portion of the Collateral to be entered into by the Grantors and a Junior Lien Collateral Agent.

“Junior Lien Security Documents” means, collectively, the Junior Lien Intercreditor Agreement, any Junior Lien Security Agreement, other security agreements relating to the Collateral and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states), in each case, relating to any Junior Lien Obligations, as amended, amended and restated, modified, renewed or replaced from time to time.

“Last Original Issue Date” means (A) with respect to any Notes issued pursuant to the Purchase Agreement (including any Notes issued pursuant to the exercise of the Shoe Option by the Initial Purchasers), and any Notes issued in exchange therefor or in substitution thereof, the later of (i) the Issue Date and (ii) the last date any Notes are originally issued pursuant to the exercise of the Shoe Option; and (B) with respect to any Notes issued pursuant to Section 2.03(B), and any Notes issued in exchange therefor or in substitution thereof, either (i) the later of (x) the date such Notes are originally issued and (y) the last date any Notes are originally issued as part of the same offering pursuant to the exercise of an option granted to the initial purchaser(s) of such Notes to purchase additional Notes; or (ii) such other date as is specified in an Officer’s Certificate delivered to the Trustee before the original issuance of such Notes.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm selected by the Company, which may be any of the Initial Purchasers. Neither the Trustee nor the Exchange Agent will have any duty to determine the Last Reported Sale Price.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction” means (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Company and its Restricted Subsidiaries of any assets, business or Person or any other Investment permitted by this Indenture whose consummation is not conditioned on the availability of, or on obtaining, third-party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or prepayment.

“LTM Consolidated EBITDA” means, as of any date of determination, the aggregate amount of Consolidated EBITDA for the Most Recent Four Quarter Period (determined for any fiscal quarter (or portion thereof) ending prior to the Issue Date); provided that:

(1)	if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)	if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other related transaction (subject, in each case, to the provisions and limitations set forth in the definition of “Consolidated EBITDA”)) shall be as determined in good faith by the Company.

“Make-Whole Fundamental Change” means (A) a Fundamental Change (determined after giving effect to the proviso immediately after clause (D) of the definition thereof, but without regard to the proviso to clause (B)(ii) of such definition); or (B) the sending of a Redemption Notice pursuant to Section 4.03(F); provided, however, that, subject to Section 4.03(I), the sending of a Redemption Notice will constitute a Make-Whole Fundamental Change only with respect to the Notes called for a Redemption (or deemed called pursuant to Section 4.03(I)) pursuant to such Redemption Notice and not with respect to any other Notes.

“Make-Whole Fundamental Change Effective Date” means (A) with respect to a Make-Whole Fundamental Change pursuant to clause (A) of the definition thereof, the date on which such Make-Whole Fundamental Change occurs or becomes effective; and (B) with respect to a Make-Whole Fundamental Change pursuant to clause (B) of the definition thereof, the applicable Redemption Notice Date.

“Make-Whole Fundamental Change Exchange Period” has the following meaning:

(A)          in the case of a Make-Whole Fundamental Change pursuant to clause (A) of the definition thereof, the period from, and including, the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change to, and including, the thirty-fifth (35th) Trading Day after such Make-Whole Fundamental Change Effective Date (or, if such Make-Whole Fundamental Change also constitutes a Fundamental Change (other than an Exempted Fundamental Change), to, but excluding, the related Fundamental Change Repurchase Date); and

(B)           in the case of a Make-Whole Fundamental Change pursuant to clause (B) of the definition thereof, the period from, and including, the Redemption Notice Date for the related Redemption to, and including, the second (2nd) Scheduled Trading Day immediately before the related Redemption Date;

provided, however, that if the Exchange Date for the Exchange of a Note that has been called for Redemption (or deemed, pursuant to Section 4.03(I), to be called) occurs during the Make-Whole Fundamental Change Exchange Period for both a Make-Whole Fundamental Change occurring pursuant to clause (A) of the definition of “Make-Whole Fundamental Change” and a Make-Whole Fundamental Change resulting from such Redemption pursuant to clause (B) of such definition, then, notwithstanding anything to the contrary in Section 5.07, solely for purposes of such Exchange, (x) such Exchange Date will be deemed to occur solely during the Make-Whole Fundamental Change Exchange Period for the Make-Whole Fundamental Change with the earlier Make-Whole Fundamental Change Effective Date; and (y) the Make-Whole Fundamental Change with the later Make-Whole Fundamental Change Effective Date will be deemed not to have occurred.

“Management Advances” means (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $65.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock.

“Management Guarantees” means guarantees (x) of up to an aggregate principal amount outstanding at any time of $65.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $65.0 million in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives of any of the foregoing (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company, any Restricted Subsidiary or any Parent.

“Management Stock” means Capital Stock of the Company, any Restricted Subsidiary or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Market Capitalization” means, an amount equal to (i) the total number of issued and outstanding shares of capital stock of the Company or any Parent (including all shares of Capital Stock of such Parent reserved for issuance upon conversion or exchange of Capital Stock of another Parent outstanding on such date) on the date of declaration of the relevant dividend or making of any other Restricted Payment, as applicable, multiplied by (ii) the arithmetic mean of the closing prices per share of such capital stock on The Nasdaq Stock Market (or, if the primary listing of such capital stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding such date.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Maturity Date” means July 1, 2030.

“Measurement Date” means November 23, 2021.

“Minority Business” means any business unit of the Company that represents less than 50.0% of LTM Consolidated EBITDA of the Company and its Restricted Subsidiaries.

“Minority Business Assets” means the assets of the Company and its Subsidiaries, including Capital Stock of Subsidiaries, that relate to or form part of a Minority Business.

“Minority Business Disposition” means (i) any sale or other disposition of Capital Stock of any Minority Business Subsidiary (whether by issuance or sale of Capital Stock, merger, or otherwise) to one or more Persons (other than the Company or a Restricted Subsidiary) in any transaction or series of related transactions following the consummation of which such Minority Business Subsidiary is no longer a Restricted Subsidiary of the Company (excluding any Minority Business Offering) or (ii) any sale or other disposition of any assets of any Minority Business Subsidiary or other Minority Business Assets, including all or substantially all of the assets of any Minority Business Subsidiary, to one or more Persons (other than the Company or a Restricted Subsidiary) in any transaction or series of related transactions.

“Minority Business Disposition Condition” means at any date of determination after giving effect to the Minority Business Disposition or Minority Business Offering, either the (1) Consolidated Coverage Ratio would be greater than or equal to 2.00 to 1.00, (2) Consolidated Coverage Ratio is equal or exceeds the Consolidated Coverage Ratio or (3) Consolidated Total Net Corporate Leverage Ratio would not exceed the Consolidated Total Net Corporate Leverage Ratio, in the case of each of (2) and (3) immediately prior to giving effect thereto.

“Minority Business Offering” means a public offering of Capital Stock of any Minority Business Subsidiary pursuant to a registration statement filed with the SEC.

“Minority Business Subsidiary” means any of the Subsidiaries and successors in interest thereto to the extent any of such Subsidiaries form part of the relevant Minority Business.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Most Recent Four Quarter Period” means, the four fiscal quarter period of the Company ending on the last date of the most recently completed fiscal year or quarter for which financial statements of the Company have been (or have been required to be) delivered under this Indenture; provided that, at the election of the Company, for purpose of determining the permissibility of any transaction hereunder by reference to the Most Recent Four Quarter Period, the Company may for any four fiscal quarter period ended at the fiscal year end, deliver internal unaudited financial statements of the Company for the last quarter of such four fiscal quarter period.

“Net Available Cash” from an Asset Disposition means an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all U.S. federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, in each case as a consequence of, or in respect of, such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Section 3.11), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained, indemnified or insured by the Company or any Restricted Subsidiary after such Asset Disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved or (y) paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

“Net Cash Proceeds” with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, or any Incurrence of Indebtedness, means the cash proceeds of such issuance, sale, contribution or Incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or Incurrence and net of taxes paid or payable as a result, or in respect, thereof.

“Non-Affiliate Legend” means a legend substantially in the form set forth in Exhibit B-3.

“Note Agent” means any Registrar, Paying Agent or Exchange Agent.

“Notes” means the 6.75% Exchangeable Senior First-Lien Secured PIK Notes due 2030 issued by the Company pursuant to this Indenture.

“Notes Collateral Agent” means Computershare Trust Company, N.A. in its capacity as “Notes Collateral Agent” or “Collateral Agent” under this Indenture and under the Notes Collateral Documents or any successor or assign thereto in such capacity.

“Notes Collateral Documents” means, collectively, the Intercreditor Agreements entered into from time to time, the Notes Security Agreement and the supplements thereto and each other mortgage, instrument and document pursuant to which the Company or a Guarantor grants (or purports to grant) a Lien on any Collateral as security for payment of the Notes Obligations (including, without limitation, financing statements under the Uniform Commercial Code of relevant states applicable to the Collateral).

“Notes Documents” means, collectively, (a) the Notes (including Additional Notes), (b) the Notes Guarantees, (c) the Notes Collateral Documents and (d) this Indenture.

“Notes Guarantee” means the Parent Guarantor’s guarantee of the Notes, Holdings’ guarantee of the Notes and any Subsidiary Guarantee.

“Notes Liens” means all Liens securing the Notes Obligations.

“Notes Obligations” means all Obligations of the Company and the Guarantors under the Notes, this Indenture and the Notes Collateral Documents.

“Notes Security Agreement” means that certain Notes Collateral Agreement, dated as of the Issue Date, among the Company, the Guarantors and the Notes Collateral Agent, as it may be amended, supplemented, restated, replaced or otherwise modified from time to time pursuant to this Indenture.

“Note Share Cap” means, with respect to the Exchange of any Note, the Daily Share Cap that would result if “O” for purposes of the calculation of the Daily Share Cap were equal to 1.

“Notional Principal Amount” means, with respect to the Exchange of any Note, the sum of the aggregate outstanding Capitalized Principal Amount of the Notes at the Close of Business on the applicable Exchange Date (which shall be deemed to be $400,000,000 at any time prior to expiration of the Shoe Option) plus the aggregate amount of PIK Interest that would be issuable in respect of such aggregate outstanding Capitalized Principal Amount (including PIK Interest issuable on PIK Interest) after such time and on or prior to the Maturity Date assuming all of such aggregate outstanding Capitalized Principal Amount and PIK Interest remains outstanding until the Maturity Date; provided that the Capitalized Principal Amount of any Note that is Exchanged will be deemed for this purpose to cease to be outstanding only if settlement of such Exchange has occurred before the Close of Business on the applicable Exchange Date.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, the Guarantors or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Observation Period” means, with respect to any Note to be Exchanged, (A) subject to clause (B) below, if the Exchange Date for such Note occurs on or before April 1, 2030, the thirty (30) consecutive VWAP Trading Days beginning on, and including, the second (2nd) VWAP Trading Day immediately after such Exchange Date; (B) if such Exchange Date occurs on or after the date the Company has sent a Redemption Notice calling all or any Notes for Redemption pursuant to Section 4.03(F) and on or before the second (2nd) Scheduled Trading Day before the related Redemption Date and such Note has been called for Redemption, the thirty (30) consecutive VWAP Trading Days beginning on, and including, the thirty first (31st) Scheduled Trading Day immediately before such Redemption Date; and (C) subject to clause (B) above, if such Exchange Date occurs after April 1, 2030, the thirty (30) consecutive VWAP Trading Days beginning on, and including, the thirty first (31st) Scheduled Trading Day immediately before the Maturity Date.

“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person that meets the requirements of Section 13.03.

“Open of Business” means 9:00 a.m., New York City time.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Original Issue Discount Legend” means a legend substantially in the form set forth in

Exhibit B-4.

“Parent” means any of the Parent Guarantor, Holdings and any Other Parent and any other Person that is a Subsidiary of the Parent Guarantor, Holdings or any Other Parent and of which the Company is a Subsidiary. As used herein, “Other Parent” means a Person of which the Company becomes a Subsidiary after the Issue Date; provided that immediately after the Company first becomes a Subsidiary of such Person, more than 50.0% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50.0% of the Voting Stock of the Company or a Parent of the Company immediately prior to the Company first becoming such Subsidiary.

“Parent Expenses” means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including trademarks, service marks, trade names, trade dress, domain names, social media identifiers and accounts, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data, databases and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Parent Guarantor” means the Person named as such in the first paragraph of this Indenture and, subject to Article 6, its successors and assigns.

“Parity Lien Indebtedness” means (i) the Notes Obligations and (ii) any other Indebtedness of the Company or any Subsidiary Guarantor that is secured equally and ratably with the Notes Obligations by parity Liens on the Collateral.

“Parity Lien Obligations” means Parity Lien Indebtedness, the Notes Obligations and all other Obligations in respect thereof.

“Parity Lien Secured Parties” means any holders from time to time of any Parity Lien Obligations and each any duly authorized collateral agent, trustee or other representative of any holders of Parity Lien Obligations.

“Permitted Holder” means any of the following: (i) any of the Management Investors; (ii) the Plan Sponsors, (iii) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of which any of the Persons specified in clause (i) or (ii) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the relevant Parent entity held by such “group”), and any other Person that is a member of such “group” and (iv) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of the Parent Guarantor or any Subsidiary thereof or any Parent entity. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Fundamental Change in respect of which the Company is required to repurchase Notes pursuant to the exercise of Fundamental Change Repurchase Rights, together with its Affiliates, shall thereafter constitute a Permitted Holder.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

(a)            a Restricted Subsidiary, the Company or a Person that will, upon the making of such Investment, become a Restricted Subsidiary of the Company (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary); provided that with respect to any Investment pursuant to this clause (a) of property or assets that constitute Collateral, such Investment shall only be made in the Company or any Subsidiary Guarantor;

(b)            another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer);

(c)            Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(d)            receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(e)            any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with Section 3.11;

(f)            securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(g)            Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

(h)            Hedge Agreements and related Hedging Obligations;

(i)             pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in, or made in connection with Liens permitted under Section 3.12;

(j)             (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by, to, in or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent; provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

(k)            bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(l)             any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent, as consideration;

(m)           Management Advances;

(n)            Investments consisting of, or arising out of or related to, Vehicle Rental Concession Rights, including any Investments referred to in the definition of “Vehicle Rental Concession Rights,” and any Investments in Franchisees arising as a result of the Company or any Restricted Subsidiary being party to any Vehicle Rental Concession or any related agreement jointly with any Franchisee, or leasing or subleasing any part of a Public Facility or other property to any Franchisee, or guaranteeing any obligation of any Franchisee in respect of any Vehicle Rental Concession or any related agreement;

(o)            any transaction between or among any of the Company, one or more Restricted Subsidiaries or one or more Special Purpose Entities;

(p)            any transaction arising out of agreements or instruments in existence on the Issue Date, and any payments made pursuant thereto;

(q)            Investments in Related Businesses in an aggregate amount not to exceed $225.0 million;

(r)            (1) Investments in Franchise Special Purpose Entities directly or indirectly to finance or refinance the acquisition of Franchise Vehicles and/or related rights and/or assets, (2) Investments in Franchisees attributable to the acquisition, sale, leasing, financing or refinancing of Franchise Vehicles and/or related rights and/or assets, as determined in good faith by the Company, (3) Investments in Franchisees, (4) Investments in Capital Stock of Franchisees and Franchise Special Purpose Entities (including pursuant to capital contributions), and (5) Investments in Franchisees arising as the result of Guarantees of Franchise Vehicle Indebtedness or Franchise Lease Obligations;

(s)            any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Company or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(t)            any Investment pursuant to an agreement entered into in connection with any securities lending or other securities financing transaction to the extent such securities lending or other securities financing transaction is otherwise permitted by Section 3.11;

(u)            Investments made as part of an Islamic financing arrangement, including Sukuk, if such arrangement, if structured as Indebtedness, would be permitted hereunder; provided that, the amount that would constitute Indebtedness if such arrangement were structured as Indebtedness, as determined in good faith by the Company, shall be treated by the Company as Indebtedness (including, to the extent applicable, with respect to the calculation of any amounts of Indebtedness outstanding thereunder);

(v)            Investments for bona fide tax (or similar) planning activities; provided that the security interest of the Notes Collateral Agent in the Collateral is not materially impaired thereby, in each case, as determined by the Company in good faith;

(w)           (1) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans or any issuance, grant or award of stock, options, other equity-related interests or other securities, to any current or former employees, officers, directors or consultants of or to the Company, any Restricted Subsidiary or any Parent in the ordinary course of business, and (2) any transaction with an officer or director of the Company or any of its Subsidiaries or any Parent in the ordinary course of business (x) not involving more than $1.0 million in any one case or (y) approved by a majority of the Board of Directors;

(x)             any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or any Parent or capital contribution to the Company or any Restricted Subsidiary;

(y)            transactions between the Company and its Restricted Subsidiaries, on the one hand, and the Plan Sponsors, on the other hand, with respect to the Amex GBT Contracts;

(z)            Investments in an aggregate amount not to exceed $317.5 million, plus any amounts reallocated (and not otherwise utilized) from clause (xvii) of the definition of Permitted Payments;

(aa)          Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed $160.0 million; and

(bb)         Investments in joint ventures in an aggregate amount not to exceed $160.0 million.

If any Investment pursuant to clause (viii) of the definition of Permitted Payments is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (a) or (b) above, respectively, and not clause (viii) of the definition of Permitted Payments.

“Permitted Liens” means:

(a)	Liens for taxes, assessments or other governmental charges (i) not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries, taken as a whole, (ii) that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP or (iii) that are excused or prohibited by the Bankruptcy Code or not otherwise authorized by the United States Bankruptcy Court for the District of Delaware with respect to periods prior to the Existing First Lien Notes Issue Date;

(b)	Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not known to be overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c)	pledges, deposits or Liens in connection with workers’ compensation, professional liability insurance, unemployment insurance and other social security and other similar legislation or other insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)	pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e)	easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(f)	Liens existing on, or provided for under written arrangements existing on, the Existing First Lien Notes Issue Date or any Refinancing Indebtedness thereof prior to the Issue Date, and in each case, that are outstanding on the Issue Date, including Liens securing the Existing First Lien Notes issued on the Existing First Lien Notes Issue Date and the guarantees related thereto, Liens securing the Existing Second Lien Exchangeable Notes (including any paid-in-kind interest thereon), or securing any Refinancing Indebtedness in respect of such Indebtedness so long as (i) the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness and (ii) the Lien securing such Refinancing Indebtedness has the same or junior priority as the Lien securing the Indebtedness being refinanced or replaced;

(g)	(i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h)	Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (i) Hedging Obligations or Bank Products Obligations and (ii) Purchase Money Obligations or Finance Lease Obligations Incurred under Section 3.08(B)(iv);

(i)	Liens arising out of judgments, decrees, orders or awards in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j)	leases, subleases, licenses or sublicenses to or from third parties;

(k)	Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of:

(i)	Liens on the Collateral securing Indebtedness Incurred pursuant to any Credit Facility (including in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to the sum of (A) $4,045.0 million, plus (B) $1,000.0 million, plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred in connection with such refinancing;

(ii)	Indebtedness consisting of (w) Indebtedness supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not exceeding the face amount of such letter of credit, (x) accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries, (y) Guarantees in connection with the construction or improvement of all or any portion of a Public Facility to be used by the Company or any Restricted Subsidiary or (z) any Guarantee in respect of any Franchise Vehicle Indebtedness or Franchise Lease Obligation;

(iii)	Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds in the ordinary course of business, or (B) consisting of guarantees, indemnities, obligations in respect of earn-outs or other purchase price adjustments or similar obligations Incurred in connection with the acquisition or disposition of any business, assets or Person;

(iv)	Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Management Guarantees, or (D) the financing of insurance premiums in the ordinary course of business, or (E) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, or (F) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

(v)	the Notes Obligations (including any Notes Obligations in respect of PIK Interest or PIK Notes, but excluding Notes Obligations in respect of any Additional Notes); or

(vi)	Indebtedness or other obligations in respect of Management Advances or Management Guarantees,

in each case under the foregoing clauses (i) through (vi) including Liens securing any Guarantee of any thereof;

(l)	Liens existing on property or assets of a Person at, or provided for under written arrangements existing at, the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens and arrangements are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (l), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Company, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(m)	Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary; provided that no Lien on such Capital Stock, Indebtedness or other securities is granted to secure any Indebtedness for borrowed money of the Company and its Restricted Subsidiaries (other than Consolidated Vehicle Indebtedness permitted under this Indenture);

(n)	(i) any encumbrance or restriction (including pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement or (ii) Liens on Capital Stock, Indebtedness or other securities of any joint venture that is not a Subsidiary securing Indebtedness or other obligations of such joint venture;

(o)	Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens; provided that (i) any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate and (ii) any such new Lien has the same or junior priority as the Lien securing the Indebtedness being refinanced or replaced,;

(p)	Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights) not securing any Indebtedness for borrowed money, (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or goods and proceeds securing the obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements on assets that are the subject of such repurchase agreements, (12) [reserved], (13) in favor of any Franchise Special Purpose Entity in connection with any Franchise Financing Disposition, (14) [reserved], or (15) evidenced by the filing of Uniform Commercial Code (or equivalent) financing statements solely as a precautionary measure in connection with leases or consignment of goods;

(q)	Liens on or under, or arising out of or relating to, any Vehicle Rental Concession Rights (including Liens securing Indebtedness consisting of Guarantees required (in the good faith determination of the Company, which determination shall be conclusive) in connection with Vehicle Rental Concession Rights); and

(r)	Liens securing Consolidated Vehicle Indebtedness; provided that such Liens are granted on property or assets that do not constitute Collateral and such property or assets are of a type securing the Consolidated Vehicle Indebtedness of the Company and its Restricted Subsidiaries as of the Issue Date or consistent with past practice.

For purposes of determining compliance with this definition, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category); (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition; (iii) the principal amount of Indebtedness secured by a Lien outstanding under any category of Permitted Liens shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness; (iv) any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock; (v) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a Dollar-denominated restriction, the Dollar-equivalent principal amount of such Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit or deferred draw Indebtedness; provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be deemed to be the same principal amount of any such Indebtedness recorded for the purposes of the Existing First Lien Notes, (y) if such Indebtedness is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect of the date of such refinancing, such Dollar-denominated restriction shall not be deemed to have been exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed (a) an amount equal to the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced, plus (b) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to the First Lien Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Existing First Lien Notes Issue Date, (ii) any date on which any of the respective commitments under the First Lien Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder or (iii) the date of such Incurrence; and (vi) the principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, Governmental Authority or any other entity of whatever nature.

“Physical Note” means a Note (other than a Global Note) that is represented by a certificate substantially in the form set forth in Exhibit A, registered in the name of the Holder of such Note and duly executed by the Company and authenticated by the Trustee.

“Plan Sponsors” means, collectively, certain funds and accounts managed or advised by Knighthead Capital Management, LLC or one of its Controlled Investment Affiliates and certain funds and accounts managed or advised by Certares Opportunities LLC or one of its Controlled Investment Affiliates and CK Amarillo LP, a Delaware limited partnership formed by Certares and Knighthead.

“Pledged Stock” means, with respect to the Company or any Guarantor, the shares of Capital Stock that constitute Collateral, together with any other shares of Capital Stock required to be pledged by such entity (a “Pledgor”) pursuant to this Indenture, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, such Pledgor; provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, directly or indirectly, (i) more than 65% of the voting stock of any series of the outstanding Capital Stock (including for these purposes any investment deemed to be equity for U.S. tax purposes) of any first-tier Foreign Subsidiary, (ii) any Capital Stock of any Subsidiary of a Foreign Subsidiary (including for these purposes any investment deemed to be equity for U.S. tax purposes), (iii) de minimis shares of a Foreign Subsidiary held by any Pledgor as a nominee or in a similar capacity, (iv) any Capital Stock of any Unrestricted Subsidiary, (v) any Capital Stock of any Subsidiary of a Special Purpose Subsidiary, (vi) any Capital Stock of any Captive Insurance Subsidiary (or any Subsidiary thereof), (vii) any Capital Stock of HIRE Bermuda Limited, (viii) any Capital Stock of Hertz International RE Limited, (ix) any Capital Stock of Navigation Solutions, LLC, (x) any Capital Stock of Hertz Vehicle Sales Corporation, (xi) any Capital Stock of any joint ventures or any non-wholly owned Subsidiaries, (xii) any Capital Stock of any direct or indirect Subsidiary of the Parent Guarantor (other than Holdings) that is formed solely for the purpose of (A) becoming an indirect or direct parent of Holdings, or (B) merging with the Company in connection with another Subsidiary becoming such a parent entity, in each case, to the extent such entity becomes a parent of Holdings or is merged with the Company within 60 days of the formation thereof, (xiii) any Capital Stock of any direct or indirect Subsidiary of a Foreign Subsidiary or Foreign Subsidiary Holdco (including for these purposes any investment deemed to be equity for U.S. tax purposes), (xiv) any Capital Stock of any Subsidiary formed in connection with a funded letter of credit facility or (xv) without duplication, any Excluded Property.

“Preferred Stock” as applied to the Capital Stock of any corporation or company means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over shares of Capital Stock of any other class of such corporation or company.

“Public Company Costs” means any costs, fees and expenses associated with, in anticipation of, or in preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs, fees and expenses relating to compliance with the provisions of the Securities Act and the Exchange Act (as applicable to companies with equity or debt securities held by the public), the rules of national securities exchanges for companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursements, charges relating to investor relations, shareholder meetings and reports to shareholders and debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Public Facility” means (i) any airport; marine port; rail, subway, bus or other transit stop, station or terminal; stadium; convention center; or military camp, fort, post or base or (ii) any other facility owned or operated by any nation or government or political subdivision thereof, or agency, authority or other instrumentality of any thereof, or other entity exercising regulatory, administrative or other functions of or pertaining to government, or any organization of nations (including the United Nations, the European Union, the United Kingdom and the North Atlantic Treaty Organization).

“Public Facility Operator” means a Person that grants or has the power to grant a Vehicle Rental Concession.

“Purchase” shall have the meaning set forth in the definition of “Consolidated Coverage Ratio.”

“Purchase Agreement” means that certain Purchase Agreement, dated June 24, 2026, between the Company and the representatives of the Initial Purchasers.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise; provided that for purposes of the definition of “Consolidated Total Corporate Indebtedness,” the term “Purchase Money Obligations” shall not include Indebtedness to the extent Incurred to finance or refinance the direct acquisition of Inventory or Vehicles (not acquired through the acquisition of Capital Stock of any Person owning property or assets, or through the acquisition of property or assets, that include Inventory or Vehicles).

“Qualified IPO” means any transaction or series of transactions that results in the issuance, sale or listing of common equity interests of the Company or any Parent pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone, in connection with an underwritten or secondary public offering or otherwise) including by merger, consolidation or otherwise with and into a special purpose acquisition company or other Person that has consummated (or will consummate) an offering of the common Capital Stock of the Parent Guarantor or any Parent and such equity interests are listed on a nationally-recognized stock exchange or over-the-counter market in the U.S. or any analogous exchange or other recognized securities exchange in Canada, the United Kingdom or any country of the European Union.

“Qualified Successor Entity” means, with respect to a Parent Guarantor Business Combination Event, a corporation; provided, however, that a limited liability company, limited partnership or other similar entity will also constitute a Qualified Successor Entity with respect to such Parent Guarantor Business Combination Event if either (i) such Parent Guarantor Business Combination Event is an Exempted Fundamental Change; or (ii) such Parent Guarantor Business Combination Event constitutes a Common Stock Change Event whose Reference Property consists solely of any combination of cash and shares of common stock or other corporate Common Equity interests of an entity that is (x) treated as a corporation for U.S. federal income tax purposes; (y) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; and (z) such limited liability company, limited partnership or other similar entity or a direct or indirect parent of such limited liability company, limited partnership or other similar entity, as applicable.

“Rating Agency” means Moody’s or S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a rating agency or agencies recognized internationally or in the United States of America, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Redemption” means the repurchase of any Note by the Company pursuant to Section 4.03.

“Redemption Date” means the date fixed, pursuant to Section 4.03(D), for the settlement of the repurchase of any Notes by the Company pursuant to a Redemption.

“Redemption Notice Date” means, with respect to a Redemption, the date on which the Company sends the Redemption Notice for such Redemption pursuant to Section 4.03(F).

“Redemption Price” means the cash price payable by the Company to redeem any Note upon its Redemption, calculated pursuant to Section 4.03(E).

“Reference Discount Rate” means the yield for U.S. Treasury bills, notes or bonds with a maturity closest to the Maturity Date, as determined by the Company.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing,” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Credit Facility” means any syndicated Credit Facility under which the Company incurs Indebtedness to refinance all or any portion of its Indebtedness under the First Lien Credit Facility.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Existing First Lien Notes Issue Date or that constituted Refinancing Indebtedness thereof Incurred prior to the Issue Date, and in each case, is outstanding on the Issue Date or Incurred (or established) in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided that such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with this Indenture immediately prior to such refinancing, plus (z) fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such Refinancing Indebtedness.

“Regular Record Date” means the Business Day immediately preceding the applicable Interest Payment Date.

“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged on the Issue Date, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Person” has the meaning set forth in Section 11.10.

“Related Taxes” means (i) any taxes, charges or assessments, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than U.S. federal, state or local taxes measured by income and U.S. federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated, organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to Section 3.09, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any Subsidiary thereof, or (ii) any other U.S. federal, state, foreign, provincial, territorial or local taxes measured by income up to an amount not to exceed, with respect to U.S. federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code) of which it were the common parent, or with respect to state, foreign, provincial, territorial and local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Company had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable state, foreign, provincial, territorial or local tax laws for filing such return) consisting only of the Company and its Subsidiaries. Taxes include all interest, penalties and additions relating thereto.

“Rental Car LKE Account” means any deposit, trust, investment or similar account maintained by, for the benefit of, or under the control of, the “qualified intermediary” in connection with the Rental Car LKE Program.

“Rental Car LKE Program” means a “like-kind-exchange program” with respect to certain of the Vehicles of the Company and its Subsidiaries, under which such Vehicles will be disposed from time to time and proceeds of such dispositions will be held in a Rental Car LKE Account and used to acquire replacement Vehicles and/or repay Indebtedness secured by such Vehicles, in a series of transactions intended to qualify as a “like-kind-exchange” within the meaning of the Uniform Commercial Code (or comparable term pursuant to a substantially similar program under the Uniform Commercial Code).

“Rental Car Vehicles” means all Vehicles owned by or leased to the Company or a Restricted Subsidiary that are or have been offered for lease or rental by any of the Company and its Restricted Subsidiaries in their vehicle rental operations, including any such Vehicles being held for sale.

“Reorganization Assets” means any assets sold, leased, transferred or otherwise disposed of to any Franchisee or any Franchise Special Purpose Entity.

“Repurchase Upon Fundamental Change” means the repurchase of any Note by the Company pursuant to Section 4.02.

“Responsible Officer” means (A) any officer within the corporate trust group of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of such officers; and (B) with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of his or her knowledge of, and familiarity with, the particular subject, and who, in each case, has direct responsibility for the administration of this Indenture.

“Restricted Note Legend” means a legend substantially in the form set forth in Exhibit B-1.

“Restricted Fleet Cash” means cash, Cash Equivalents, Investment Grade Securities and Temporary Cash Investments of the Company and its Subsidiaries that are classified as “restricted” for financial statement purposes to be used for the purchase of revenue earning vehicles and other specified uses under the Company’s and its Subsidiaries’ fleet financing facilities, including any Rental Car LKE Program.

“Restricted Investment” means any Investment by the Company or any Restricted Subsidiary that is not a Permitted Investment.

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to Section 3.09, any Permitted Payment, or any transaction specifically excluded from the definition of “Restricted Payment” (including pursuant to the exception contained in clause (i) of such definition and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Stock Legend” means, with respect to any Exchange Share, a legend substantially to the effect that the offer and sale of such Exchange Share have not been registered under the Securities Act and that such Exchange Share cannot be sold or otherwise transferred except pursuant to a transaction that is registered under the Securities Act or that is exempt from, or not subject to, the registration requirements of the Securities Act.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“S&P” means S&P Global Ratings (a division of S&P Global Inc.) and its successors.

“Sale” shall have the meaning set forth in the definition of “Consolidated Coverage Ratio.”

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “Scheduled Trading Day” means a Business Day.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any Note or Exchange Share.

“Senior Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary other than (x) in the case of the Company, Subordinated Obligations and (y) in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

“Service Vehicles” means all Vehicles owned by the Company or a Subsidiary thereof that are classified as “plant, property and equipment” in the consolidated financial statements of the Company that are not rented or offered for rental by the Company or any of its Subsidiaries, including any such Vehicles being held for sale.

“Settlement Method” means Physical Settlement, Cash Settlement or Combination Settlement.

“Shareholder Approval” means the shareholder approval contemplated by Nasdaq Rule 5635 to issue 20% or more of the outstanding shares of Common Stock in connection with the Notes.

“Shareholder Approval Date” means the date on which the Shareholder Approval has been obtained.

“Shoe Option” means the Initial Purchasers’ option to purchase up to fifty million dollars ($50,000,0000) aggregate Capitalized Principal Amount of additional Notes as provided for in the Purchase Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Measurement Date.

“Special Interest” means any interest that accrues on any Note pursuant to Section 7.03.

“Special Purpose Entity” means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables and/or Vehicles of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business; and (b) is designated as a “Special Purpose Subsidiary” by the Company.

“Specified Dollar Amount” means, with respect to the Exchange of a Note to which Combination Settlement applies, the maximum cash amount per $1,000 Capitalized Principal Amount of such Note (for the avoidance of doubt, with pro-ration for any portion of the Capitalized Principal Amount that is not an integral multiple of $1,000) deliverable upon such Exchange (excluding cash in lieu of any fractional share of Common Stock).

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Stock Price” has the following meaning for any Make-Whole Fundamental Change: (A) if the holders of Common Stock receive only cash in consideration for their shares of Common Stock in such Make-Whole Fundamental Change and such Make-Whole Fundamental Change is pursuant to clause (B) of the definition of “Fundamental Change,” then the Stock Price is the amount of cash paid per share of Common Stock in such Make-Whole Fundamental Change; and (B) in all other cases, the Stock Price is the average of the Last Reported Sale Prices per share of Common Stock for the five (5) consecutive Trading Days ending on, and including, the Trading Day immediately before the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change.

“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the date of this Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement and, as such term is used in Section 3.08 through Section 3.12, in an aggregate amount in excess of the greater of $100.0 million and 15.0% of LTM Consolidated EBITDA.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means any guarantee of the Notes that may from time to time be entered into by a Restricted Subsidiary of the Company on or after the Issue Date pursuant to Section 3.13. As used in this Indenture, “Subsidiary Guarantee” refers to a Subsidiary Guarantee of the Notes.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee, in each case, unless and until such Subsidiary is released from such Subsidiary Guarantee in accordance with the terms of this Indenture. As used in this Indenture, “Subsidiary Guarantor” refers to a Subsidiary Guarantor of the Notes.

“Successor Company” shall have the meaning assigned thereto in Section 6.01(A)(i).

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, the United Kingdom, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America, Canada, the United Kingdom, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any rating agency recognized internationally or in the United States of America); (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof); (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above; (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any rating agency recognized internationally or in the United States of America); (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A-2” by S&P or “P-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any rating agency recognized internationally or in the United States of America); (vi) Indebtedness or Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any rating agency recognized internationally or in the United States of America); (vii) investment funds investing 95.0% or more of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold cash pending investment and/or distribution); (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended; and (ix) similar investments approved by the Board of Directors in the ordinary course of business. For the avoidance of doubt, for purposes of this definition and the definitions of “Cash Equivalents” and “Investment Grade Rating,” rating identifiers, watches and outlooks will be disregarded in determining whether any obligations satisfy the rating requirement therein.

“Term C Loan Collateral Accounts” means the cash collateral accounts or securities accounts established pursuant to, and subject to the terms of, the First Lien Credit Agreement for the purpose of cash collateralizing the Term L/C Obligations in respect of Term Letters of Credit (as each such term is defined in the First Lien Credit Agreement).

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb), as amended.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trading Day” means any day on which (A) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (B) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:

(A)          such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;

(B)           such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144); and

(C)           such Security is eligible for resale, by a Person that is not an Affiliate of the Company and that has not been an Affiliate of the Company during the immediately preceding three (3) months, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice.

The Trustee is under no obligation to determine whether any Security is a Transfer-Restricted Security and may conclusively rely on an Officer’s Certificate with respect thereto.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.

“Trustee” means the Person named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means such successor.

“Uniform Commercial Code” means, except as otherwise provided herein, the Uniform Commercial Code as in effect in the State of New York from time to time.

“Unrestricted Cash” means, as at any date of determination, the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments included in the cash accounts listed on the consolidated balance sheet of the Company and its consolidated Subsidiaries as of the last day of the Company’s fiscal month ending immediately prior to such date of determination for which a consolidated balance sheet is available to the extent such cash is not classified as “restricted” for financial statement purposes (unless so classified solely (w) because of any provision under this Indenture or any other agreement or instrument governing other Indebtedness that is subject to any Intercreditor Agreement or (x) because they are subject to a Lien securing the Notes Obligations or other Indebtedness that is subject to any Intercreditor Agreement or (y) because they are (or will be) used to cash collateralize or otherwise support any funded letter of credit facility or (z) because they are to be used for specified purposes in connection with a Special Purpose Financing relating to, or other financing secured by, customer Receivables); provided that (i) Unrestricted Cash shall not include any amounts on deposit in or credited to any Term C Loan Collateral Account and (ii) for purposes of any calculation of the Consolidated Total Net Corporate Leverage Ratio, “Unrestricted Cash” shall not include any proceeds of such Indebtedness borrowed at the time of determination of such ratio.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (A) such designation was made at or prior to the Issue Date or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 3.09. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00 or (y) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that is not recourse to the Company or any Restricted Subsidiary of the Company that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings). Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company’s Board of Directors giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complied with the foregoing provisions. Notwithstanding anything else herein to the contrary, (i) the Board of Directors shall not designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) that owns, or holds an exclusive license to, any Intellectual Property to be an Unrestricted Subsidiary and (ii) the Company shall not, and shall not permit any of its Restricted Subsidiaries to, sell, convey, transfer or otherwise dispose of (including pursuant to an Investment) any Intellectual Property that is owned by, or exclusively licensed to, the Company or any Restricted Subsidiary to any Unrestricted Subsidiary.

“Unsecured Senior Indebtedness” means Senior Indebtedness that is not secured by a Lien on any property or assets (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“VAT” means (a) any tax imposed in compliance with (but subject to the derogations from) the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and Sixth Council directive of 17 May 1977 on the harmonization of the laws of member states relating to turnover taxes-common system of value added tax: uniform basis of assessment (EC Directive 77/388); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or elsewhere.

“VAT Receivables” means, with respect to any Person, the net position of VAT receivables (less VAT payables) such Person is entitled to credit or repayment from the relevant tax authority.

“Vehicle Rental Concession” means any right, whether or not exclusive, to conduct a Vehicle rental business at a Public Facility, or to pick up or discharge persons or otherwise to possess or use all or part of a Public Facility in connection with such a business, and any related rights or interests.

“Vehicle Rental Concession Rights” means any or all of the following: (a) any Vehicle Rental Concession; (b) any rights of the Company, any Restricted Subsidiary or any Franchisee under or relating to (i) any law, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding with a Public Facility Operator in connection with which a Vehicle Rental Concession has been or may be granted to the Company, any Restricted Subsidiary or any Franchisee and (ii) any agreement with, or Investment or other interest or participation in, any Person, property or asset required (x) by any such law, ordinance, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding or (y) by any Public Facility Operator as a condition to obtaining or maintaining a Vehicle Rental Concession; and (c) any liabilities or obligations relating to or arising in connection with any of the foregoing.

“Vehicles” means vehicles owned or operated by, or leased or rented to or by, the Company or any of its Subsidiaries, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 1.02.     Other Definitions.

Term	Defined in Section
“Additional Notes”	2.03(B)
“Additional Shares”	5.07(A)
“Bankruptcy Acceleration Amount”	7.02(A)
“Capitalized Principal Amount”	2.05(A)
“Cash Interest”	2.05(A)
“Cash Settlement”	5.03(A)
“Combination Settlement”	5.03(A)
“Common Stock Change Event”	5.09A)
“Company Business Combination Event”	6.01(A)
“Company Successor Entity”	6.01(A)(i)
“Declined Excess Proceeds”	3.11
“Default Certificate”	3.05(B)
“Default Interest”	2.05(B)
“Defaulted Amount”	2.05(B)
“effective date”	1.04
“Event of Default”	7.01(A)
“Excess Proceeds”	3.11
“Exchange Agent”	2.06(A)
“Exchange Consideration”	5.03(B)(i)
“Expiration Date”	5.05(A)(v)
“Expiration Time”	5.05(A)(v)
“Fixed Amounts”	1.05
“Fundamental Change Notice”	4.02(E)
“Fundamental Change Repurchase Right”	4.02(A)

“Guaranteed Obligations”	9.01
“Incurrence-Based Amounts”	1.05
“Initial Lien”	3.12
“Initial Notes”	2.03(A)
“LCT Election”	1.04
“LCT Test Date”	1.04
“Offer”	3.11
“Parent Guarantor Business Combination Event”	6.03(A)
“Parent Successor Entity”	6.03(A)
“Paying Agent”	2.05(A)
“Physical Settlement”	5.03(A)
“PIK Interest”	2.05(A)
“PIK Interest Rate”	2.05(A)(i)
“PIK Notes”	2.05(A)(vi)
“PIK Principal Increase”	2.05(A)(ii)
“Redemption Interest Payment Date”	2.05(A)(iii)(2)
“Redemption Notice”	4.03(F)
“Reference Property”	5.09(A)
“Reference Property Unit”	5.09(A)
“Redemption Record Period”	2.05(A)(iii)(2)
“Register”	2.06(B)
“Registrar”	2.06(A)
“Reporting Event of Default”	7.03(A)
“Repurchase Interest Payment Date”	2.05(A)(iii)(3)
“Repurchase Record Period”	2.05(A)(iii)(3)
“Specified Courts”	13.07
“Spin-Off”	5.05(A)(iii)(2)
“Spin-Off Valuation Period”	5.05(A)(iii)(2)
“Stated Interest”	2.05(A)
“Successor Person”	5.09(A)
“Tender/Exchange Offer Valuation Period”	5.05(A)(v)
“Total Leverage Excess Proceeds”	3.11

Section 1.03.     Rules of Construction.

For purposes of this Indenture:

(A)          “or” is not exclusive;

(B)           “including” means “including without limitation”;

(C)           “will” expresses a command;

(D)           the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(E)            a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

(F)            words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(G)            “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision of this Indenture, unless the context requires otherwise;

(H)            references to currency mean the lawful currency of the United States of America, unless the context requires otherwise;

(I)            the exhibits, schedules and other attachments to this Indenture are deemed to form part of this Indenture;

(J)            the term “interest,” when used with respect to a Note, includes any Default Interest, Additional Interest and Special Interest, unless the context requires otherwise; and

(K)            references to any “Note” herein refer to any authorized denomination of a Note, unless the context requires otherwise. Unless otherwise indicated, this Indenture refers to the Capitalized Principal Amount of the Notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee. In the event Physical Notes are issued, such references herein to the Capitalized Principal Amount shall be deemed to refer to the principal amount of the Notes and PIK Notes.

Section 1.04.     Limited Condition Transaction.

In connection with any Limited Condition Transaction and any related transactions (including any financing, Incurrence or Discharge of Indebtedness and the use of proceeds of any such Incurrence), for purposes of determining compliance with any provision of this Indenture which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such provision shall, at the election of the Company, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date a definitive agreement for such Limited Condition Transaction is entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given and not as of any later date as would otherwise be required under this Indenture. For the avoidance of doubt, if the Company has exercised its option under the first sentence of this Section 1.04, and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given, and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(a)            determining compliance with any provision of this Indenture which requires the calculation of the Consolidated Coverage Ratio or the Consolidated Total Net Corporate Leverage Ratio;

(b)            determining compliance with any baskets or ratios set forth in this Indenture; or

(c)            determining whether any such Limited Condition Transaction and any related transactions (including any financing, Incurrence or Discharge of Indebtedness and the use of proceeds of any such Incurrence) complies with the covenants or agreements contained in this Indenture, in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and any related transactions (including any Incurrence or Discharge of Indebtedness and the use of proceeds of any such Incurrence) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters of the Company ending prior to the LCT Test Date for which consolidated financial statements of the Company are available, the Company could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Company has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such basket, ratio or amount (including due to fluctuations in Consolidated EBITDA of the Company or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate) subsequent to such date of calculation or determination and, at or prior to the consummation of the relevant Limited Condition Transaction, such basket, ratio or amount will not be deemed to have been exceeded as a result of such fluctuations. If the Company has made an LCT Election for any Limited Condition Transaction permitted under this Indenture, then in connection with any subsequent calculation of any ratio or basket availability with respect to the Incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Company or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction expires or is terminated without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Section 1.05.     Measuring Compliance.

If (a) any of the baskets set forth in this Indenture are exceeded solely as a result of fluctuations to LTM Consolidated EBITDA for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under this Indenture, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations or (b) any of the baskets is exceeded or any undertaking would be breached, or any event that would constitute a Default or an Event of Default, in each case, solely as a result of fluctuations in applicable currency exchange rates, shall not be deemed to be exceeded, untrue, inaccurate, breached, exceeded or so constituted, as applicable, solely as a result of such fluctuations in currency exchange rates.

With respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or test (including, without limitation, the Consolidated Coverage Ratio or the Consolidated Total Net Corporate Leverage Ratio) (any such amounts (but excluding any amounts incurred under any revolving facility unless such Indebtedness has been permanently repaid and has not been replaced), the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision in this Indenture that requires compliance with a financial ratio or test (including a test based on the Consolidated Total Net Corporate Leverage Ratio or the Consolidated Coverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (i) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts, and (ii) except as provided in clause (i), pro forma effect shall be given to all applicable and related transactions (including the use of proceeds of all applicable Indebtedness incurred and any repayments, repurchases and redemptions of Indebtedness) and all other adjustments as to which pro forma effect may be given under this Indenture.

Notwithstanding anything to the contrary herein, in the event any item of Lien, Permitted Lien or Restricted Payment or other transaction or action (any of the foregoing in a single transaction or a series of substantially concurrent related transactions) meets the criteria of one or more than one categories (or subcategories within any category) of exceptions, thresholds or baskets under this Indenture (including within any defined terms), including any financial ratio-based exceptions, thresholds or baskets (including the Consolidated Coverage Ratio or the Consolidated Total Net Corporate Leverage Ratio), the Company shall, in its sole discretion, be entitled to divide and classify and later re-divide and reclassify on or more occasions (based on circumstances existing on the date of any such re-division and reclassification) any such item of Lien, Permitted Lien, Restricted Payment or other transaction or action, in whole or in part, among one or more than one categories (or subcategories within any category) of exceptions, thresholds or baskets under this Indenture; provided that, notwithstanding anything herein to the contrary, Investments in Unrestricted Subsidiaries shall only be permitted to be made pursuant to clause (aa) of the definition of “Permitted Investments,” and the Company will not be permitted to divide and classify or later re-divide and reclassify any such Investment, in whole or in part, among one or more than one categories (or subcategories within any category) of exceptions, thresholds or baskets under this Indenture.

If any item of Indebtedness or Preferred Stock, Lien, Permitted Lien, Restricted Payments or other transaction or action (or any portion of the foregoing) previously divided and classified (or re-divided and reclassified) as set forth above under any category (or subcategories within any category) of non-financial ratio based exceptions, thresholds or baskets could subsequently be re-divided and reclassified under a category (or subcategories within any category) of financial ratio based exceptions, thresholds or baskets (including the Consolidated Coverage Ratio or the Consolidated Total Net Corporate Leverage Ratio), such re-division and reclassification shall be deemed to occur automatically and such item of Lien, Permitted Lien, Restricted Payment or other transaction or action (or any portion of the foregoing) shall cease to be deemed made or outstanding for purposes of any category (or subcategories within any category) of exceptions, thresholds and baskets that are not financial ratio-based. Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Consolidated Coverage Ratio or the Consolidated Total Net Corporate Leverage Ratio, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility (1) prior to or in connection therewith or (2) used to finance working capital needs of the Company and its Restricted Subsidiaries.

If any item of Indebtedness, Lien, Permitted Lien, Restricted Payment or other transaction or action (any of the foregoing in a single transaction or a series of substantially concurrent related transactions) is incurred, issued, taken or consummated in reliance on categories (or subcategories within any category) of exceptions, thresholds or baskets measured by reference to a percentage of LTM Consolidated EBITDA on the relevant testing date pursuant to this Indenture, and such Indebtedness, Lien, Permitted Lien, Restricted Payment or other transaction or action (including in connection with refinancing thereof) would subsequently exceed the applicable percentage of LTM Consolidated EBITDA if calculated based on the LTM Consolidated EBITDA on a later date (including the date of any refinancing), such percentage of LTM Consolidated EBITDA will not be deemed to be exceeded (and in the case of refinancing any Indebtedness, to the extent the principal amount or the liquidation preference of such newly incurred or issued Indebtedness or Preferred Stock does not exceed the maximum principal amount, liquidation preference or amount of permitted Refinancing Indebtedness in respect of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, extended, replaced, refunded, renewed or defeased).

Section 1.06.     Intercreditor Agreements.

Reference is made to the First Lien Intercreditor Agreement and each other Intercreditor Agreement (if any). Each Holder, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the First Lien Intercreditor Agreement and any other Intercreditor Agreement and (b) authorizes and instructs the Trustee and the Notes Collateral Agent to negotiate, agree and enter into the First Lien Intercreditor Agreement and such other Intercreditor Agreement (including any intercreditor agreement or similar agreement with respect to Indebtedness permitted to be incurred under this Indenture that will constitute Parity Lien Indebtedness), as applicable, and any joinders to any of the foregoing as Trustee and as Notes Collateral Agent, as the case may be, and on behalf of such Holder and without their consent, including without limitation, making the representations of the Holders contained therein. It is expressly agreed that the other parties to the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement and each other Intercreditor Agreement shall be third-party beneficiaries of this Section 1.06.

Article 2.     The Notes

Section 2.01.     Form, Dating and Denominations.

The Notes and the Trustee’s certificate of authentication will be substantially in the form set forth in Exhibit A. The Notes will bear the legends required by Section 2.09 and may bear notations, legends or endorsements required by law, stock exchange rule or usage or the Depositary. Each Note will be dated as of the date of its authentication.

Except to the extent otherwise provided in a Company Order delivered to the Trustee in connection with the issuance and authentication thereof, the Notes will be issued initially in the form of one or more Global Notes. Global Notes may be exchanged for Physical Notes, and Physical Notes may be exchanged for Global Notes, only as provided in Section 2.10.

The Notes will be issuable only in registered form without interest coupons and only in Authorized Denominations.

Each certificate representing a Note will bear a unique registration number that is not affixed to any other certificate representing another outstanding Note.

The terms contained in the Notes constitute part of this Indenture, and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, agree to such terms and to be bound thereby; provided, however, that, to the extent that any provision of any Note conflicts with the provisions of this Indenture, the provisions of this Indenture will control for purposes of this Indenture and such Note.

Section 2.02.     Execution, Authentication and Delivery.

(A)            Due Execution by the Company. At least one (1) duly authorized Officer will sign the Notes on behalf of the Company by manual, electronic or facsimile signature. A Note’s validity will not be affected by the failure of any Officer whose signature is on any Note to hold, at the time such Note is authenticated, the same or any other office at the Company.

(B)            Authentication by the Trustee and Delivery.

(i)             No Note will be valid until it is authenticated by the Trustee. A Note will be deemed to be duly authenticated only when an authorized signatory of the Trustee (or a duly appointed authenticating agent) manually signs the certificate of authentication of such Note.

(ii)            The Trustee will cause an authorized signatory of the Trustee (or a duly appointed authenticating agent) to manually sign the certificate of authentication of a Note only if (1) the Company delivers such Note to the Trustee; (2) such Note is executed by the Company in accordance with Section 2.02(A); and (3) the Company delivers a Company Order to the Trustee that (a) requests the Trustee to authenticate such Note; and (b) sets forth the name of the Holder of such Note and the date as of which such Note is to be authenticated. If such Company Order also requests the Trustee to deliver such Note to any Holder or to the Depositary, then the Trustee will promptly deliver such Note in accordance with such Company Order.

(iii)            The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. A duly appointed authenticating agent may authenticate Notes whenever the Trustee may do so under this Indenture, and a Note authenticated as provided in this Indenture by such an agent will be deemed, for purposes of this Indenture, to be authenticated by the Trustee. Each duly appointed authenticating agent will have the same rights to deal with the Company as the Trustee would have if it were performing the duties that the authenticating agent was validly appointed to undertake.

Section 2.03.     Initial Notes and Additional Notes.

(A)            Initial Notes. On the Issue Date, there will be originally issued three hundred fifty million dollars ($350,000,000) aggregate Capitalized Principal Amount of Notes, subject to the provisions of this Indenture (including Section 2.02). If the Initial Purchasers exercise the Shoe Option, then there will be originally issued up to an additional fifty million dollars ($50,000,000) Capitalized Principal Amount of Notes pursuant to such exercise, subject to the provisions of this Indenture (including Section 2.02). Notes issued pursuant to this Section 2.03(A), and any Notes issued in exchange therefor or in substitution thereof, are referred to in this Indenture as the “Initial Notes.”

(B)            Additional Notes. Without the consent of any Holder, the Company may, subject to the provisions of this Indenture (including Section 2.02), originally issue additional Notes (“Additional Notes”) with the same terms as the Initial Notes (except, to the extent applicable, with respect to the date as of which interest begins to accrue on such Additional Notes, the first Interest Payment Date of such Additional Notes, the issue date of such Additional Notes and transfer restrictions applicable to such Additional Notes), which Additional Notes will, subject to the foregoing, be considered to be part of the same series of, and rank equally and ratably with all other Notes issued under this Indenture; provided, however, that if any such Additional Notes (and any Notes that are resold after such Notes have been purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates (or any Person that has been an Affiliate during the three months immediately preceding the applicable date)) are not fungible with the Initial Notes or, if applicable, other Notes issued under this Indenture for purposes of federal income tax or federal securities laws or, if applicable, the Depositary Procedures, then such additional or resold Notes will be identified by a separate CUSIP number or by no CUSIP number.

Section 2.04.     Method of Payment.

(A)           Global Notes. The Company will pay, or cause the Paying Agent to pay, the Capitalized Principal Amount (whether due upon maturity on the Maturity Date, Redemption on a Redemption Date or repurchase on a Fundamental Change Repurchase Date or otherwise) of, the Cash Interest on, and any cash Exchange Consideration for, any Global Note to the Depositary by wire transfer of immediately available funds no later than the time the same is due as provided in this Indenture.

(B)            Physical Notes. The Company will pay, or cause the Paying Agent to pay, the Capitalized Principal Amount (whether due upon maturity on the Maturity Date, Redemption on a Redemption Date or repurchase on a Fundamental Change Repurchase Date or otherwise) of, the Cash Interest on, and any cash Exchange Consideration for, any Physical Note no later than the time the same is due as provided in this Indenture as follows: (i) if the principal amount of such Physical Note is at least five million dollars ($5,000,000) (or such lower amount as the Company may choose in its sole and absolute discretion) and the Holder of such Physical Note entitled to such payment has delivered to the Paying Agent or the Trustee, no later than the time set forth in the immediately following sentence, a written request that the Company make such payment by wire transfer to an account of such Holder within the United States, by wire transfer of immediately available funds to such account; and (ii) in all other cases, by check mailed to the address of the Holder of such Physical Note entitled to such payment as set forth in the Register. To be timely, such written request must be so delivered no later than the Close of Business on the date that is fifteen (15) calendar days immediately before the date such payment is due.

Section 2.05.     Cash Interest; PIK Interest; Defaulted Amounts; When Payment Date is Not a Business Day.

(A)           Cash Interest; PIK Interest.

(i)             Each Note will bear interest (the “Stated Interest”) at an annual rate of 6.75%, payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2027, to the Holders of record of the Notes as of the Close of Business on the immediately preceding Regular Record Date. Each payment of interest on the Notes (excluding any Additional Interest, Special Interest and Default Interest) will consist of (1) a portion to be paid in cash (“Cash Interest”) at the rate of 3.375% per annum on the Capitalized Principal Amount and (2) a portion to be paid in the form of PIK Interest at the rate of 3.375% per annum (the “PIK Interest Rate”) on the Capitalized Principal Amount. Cash Interest on each Note will (i) accrue from, and including, the most recent date to which Cash Interest has been paid or duly provided for (or, if no Cash Interest has theretofore been paid or duly provided for, the date set forth in the certificate representing such Note as the date from, and including, which Cash Interest will begin to accrue in such circumstance) to, but excluding, the date of payment of such Cash Interest; and (ii) be, subject to Section 5.02(D) (but without duplication of any payment of interest), payable semi-annually in arrears on each Interest Payment Date, beginning on the first Interest Payment Date set forth in the certificate representing such Note, to the Holder of such Note as of the Close of Business on the immediately preceding Regular Record Date. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(ii)            With respect to the Notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant record date, “PIK Interest” means, for any Interest Payment Date, an amount per Note equal to the interest accrued on the Capitalized Principal Amount of such Note as of the immediately preceding Interest Payment Date (or, if there is no immediately preceding Interest Payment Date, the interest accrued on the Initial Principal Amount), calculated at the PIK Interest Rate on the Capitalized Principal Amount of such Note for the period from, and including, such immediately preceding Interest Payment Date (or, if there is no immediately preceding Interest Payment Date, from, and including, the Issue Date of such Note) to, but excluding, such Interest Payment Date. PIK Interest on the Notes will be payable by increasing the Capitalized Principal Amount of the outstanding Global Notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1.00) (a “PIK Principal Increase”). If required to effect any such PIK Principal Increase, the Trustee shall reflect any resulting increase of the principal amount of any Global Note by notation on the “Schedule of Increases and Decreases in the Global Note” forming part of such Global Note. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Principal Increase, the Global Notes will bear interest on such increased principal amount from and after the date of such PIK Principal Increase.

(iii)            “Capitalized Principal Amount” of any Global Note means, for any date, the principal amount per Note equal to the Initial Principal Amount of such Note, as increased on each Interest Payment Date occurring on or prior to such date by the PIK Interest due on such Interest Payment Date; provided that:

(1)            upon any Exchange with an Exchange Date occurring after June 15, 2030 (being the day that is the 15th calendar day of the month immediately preceding the month of the Maturity Date) until the Close of Business on the second Scheduled Trading Day immediately preceding the Maturity Date, the Capitalized Principal Amount shall be deemed to include, with respect to any Note being Exchanged, accrued and unpaid PIK Interest (rounded up to the nearest $1.00) from, and including, the immediately preceding Interest Payment Date to, but excluding, the Maturity Date;

(2)            if the Company has specified a Redemption Date that is (i) after the 15th calendar day of the month immediately preceding the month of an Interest Payment Date and (ii) on or before the second Scheduled Trading Day immediately after such Interest Payment Date (the “Redemption Interest Payment Date” and such period, the “Redemption Record Period”), then upon any Exchange with an Exchange Date occurring during such Redemption Record Period and before the Close of Business on the second Scheduled Trading Day immediately before the related Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full), the Capitalized Principal Amount shall be deemed to include, with respect to any Note being Exchanged, accrued and unpaid PIK Interest (rounded up to the nearest $1.00) from, and including, the immediately preceding Interest Payment Date to, but excluding, the Redemption Interest Payment Date;

(3)            if the Company has specified a Fundamental Change Repurchase Date that is (i) after the 15th calendar day of the month immediately preceding the month of an Interest Payment Date and (ii) on or before the Business Day immediately after such Interest Payment Date (the “Repurchase Interest Payment Date” and such period, the “Repurchase Record Period”), then upon any Exchange with an Exchange Date occurring during such Repurchase Record Period and before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date, the Capitalized Principal Amount shall be deemed to include, with respect to any Note being Exchanged, accrued and unpaid PIK Interest (rounded up to the nearest $1.00) from, and including, the immediately preceding Interest Payment Date to, but excluding, the Repurchase Interest Payment Date;

(4)            in the event that the Company fails to timely pay any PIK Interest due on any Global Note on any Interest Payment Date, then upon any Exchange with an Exchange Date occurring on or after such Interest Payment Date and prior to the time when such PIK Interest has been paid, the Capitalized Principal Amount shall be deemed to include, with respect to any Note being Exchanged, such overdue and unpaid PIK Interest (rounded up to the nearest $1.00);

(5)            upon repurchase or redemption, the Capitalized Principal Amount shall be deemed to include, with respect to any Note being repurchased or redeemed, accrued and unpaid PIK Interest (rounded up to the nearest $1.00) to, but excluding, the date of such repurchase or redemption, as applicable; and

(6)            in the event of an acceleration, the Capitalized Principal Amount shall be deemed to include the accrued and unpaid PIK Interest (rounded up to the nearest $1.00) to, but excluding, the date of acceleration.

(iv)           If any Physical Note is Exchanged in a circumstance that, if such Physical Note were a Global Note, would result in the Capitalized Principal Amount of such Note being deemed to include any accrued and unpaid PIK Interest pursuant to any of clauses (1) through (4) of the definition of “Capitalized Principal Amount,” the principal amount of such Physical Note for purposes of determining the Company’s Exchange obligation shall be deemed to include the amount of accrued and unpaid PIK Interest that would have been deemed included in the Capitalized Principal Amount of such Global Note pursuant to the applicable such clause.

(v)            In any event in which the Capitalized Principal Amount with respect to any Global Note or the principal amount of any Physical Note is deemed to include any accrued and unpaid PIK Interest, such PIK Interest shall be deemed to have been paid in full and no separate payment shall be owed in respect of such PIK Interest.

(vi)           In the limited circumstances when Notes are represented by Physical Notes, PIK Interest will be payable by issuing Notes in physical form (“PIK Notes”) in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1.00), and the Trustee will, at the request of the Company, authenticate and deliver such new PIK Notes in physical form for original issuance to the Holders on the relevant Regular Record Date, as shown by the records of the register of Holders. Any PIK Notes issued in physical form will be distributed to Holders, will be dated as of the applicable Interest Payment Date, will be deemed owned by the Holder thereof as of the applicable Interest Payment Date and will bear interest from and after such date, in the manner specified for Physical Notes. Any payment of PIK Interest in the form of PIK Notes shall be deemed to have been made on the applicable Interest Payment Date if such PIK Notes shall have been issued on or prior to such Interest Payment Date. The Company shall deliver such PIK Notes or cause such PIK Notes to be delivered to the Holders thereof on or promptly following such Interest Payment Date to the address specified in the register of Holders at the Close of Business on the relevant Regular Record Date. The PIK Notes deliverable to any Holder shall be in the largest authorized denomination with respect to the aggregate principal amount of PIK Interest owed to such Holder in respect of the applicable Interest Payment Date. All PIK Notes issued will mature on the Maturity Date and will be governed by, and subject to the terms, provisions and conditions of, this Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any PIK Notes in physical form will be issued with the description “PIK” on the face of such PIK Notes. The Notes issued on the Issue Date and any PIK Notes shall be treated as a single class for all purposes under this Indenture.

(vii)          In the event that the amount of any PIK Interest is rounded up to the nearest $1.00, such rounding shall be done for any Holder of Notes based on the aggregate amount of PIK Interest owed to, and the aggregate amount of Notes owned by, such Holder.

(viii)         In addition to the Stated Interest, Additional Interest and Special Interest will accrue on the Notes pursuant to Sections 3.04 and 7.03, respectively, and be payable in Cash Interest. All references in this Indenture to Cash Interest on the Notes includes any Additional Interest, any Special Interest and any Default Interest payable on the Notes, unless the context requires otherwise. All references in this Indenture to interest on the Notes includes Cash Interest and PIK Interest.

(ix)            The calculation of Cash Interest and PIK Interest will be made by the Company or on behalf of the Company by such person as the Company designates, and the Trustee (in all of its capacities) is entitled to conclusively rely upon such calculation as provided by the Company to the Trustee. The Trustee will not be responsible or liable for determining, confirming or verifying such calculation of Cash Interest and PIK Interest.

(B)            Defaulted Amounts. If the Company fails to pay any amount (a “Defaulted Amount”) payable on a Note on or before the due date therefor as provided in this Indenture, then, regardless of whether such failure constitutes an Event of Default, (i) such Defaulted Amount will forthwith cease to be payable to the Holder of such Note otherwise entitled to such payment; (ii) to the extent lawful, interest (“Default Interest”) will accrue on such Defaulted Amount at a rate per annum equal to the rate per annum at which Stated Interest accrues, from, and including, such due date to, but excluding, the date of payment of such Defaulted Amount and Default Interest; (iii) such Defaulted Amount shall be payable in cash; (iv) such Defaulted Amount and Default Interest will be paid on a payment date selected by the Company to the Holder of such Note as of the Close of Business on a special record date selected by the Company, provided that such special record date must be no more than fifteen (15), nor less than ten (10), calendar days before such payment date; and (v) at least fifteen (15) calendar days before such special record date, the Company will send notice to the Trustee and the Holders that states such special record date, such payment date and the amount of such Defaulted Amount and Default Interest to be paid on such payment date. The Trustee shall not at any time be under any duty or responsibility to any Holder to determine the Defaulted Amount and Default Interest, or with respect to the nature, extent, or calculation of the amount of the Defaulted Amount and Default Interest owed, or with respect to the method employed in such calculation of the Defaulted Amount and Default Interest.

(C)            Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on a Note as provided in this Indenture is not a Business Day, then, notwithstanding anything to the contrary in this Indenture or the Notes, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”

Section 2.06.     Registrar, Paying Agent and Exchange Agent.

(A)            Generally. The Company will maintain (i) an office or agency in the continental United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”); (ii) an office or agency in the continental United States where Notes may be presented for payment (the “Paying Agent”); and (iii) an office or agency in the continental United States where Notes may be presented for Exchange (the “Exchange Agent”). If the Company fails to maintain a Registrar, Paying Agent or Exchange Agent, then the Trustee will act as such and will receive compensation therefor in accordance with this Indenture and any other agreement between the Trustee and the Company. For the avoidance of doubt, the Company or any of its Subsidiaries may act as Registrar, Paying Agent or Exchange Agent. Notwithstanding anything to the contrary in this Section 2.06(A), each of the Registrar, Paying Agent and Exchange Agent with respect to any Global Note must at all times be a Person that is eligible to act in that capacity under the Depositary Procedures.

(B)            Duties of the Registrar. The Registrar will keep a record (the “Register”) of the names and addresses of the Holders, the Notes held by each Holder and the transfer, exchange, repurchase, Redemption and Exchange of Notes. Absent manifest error, the entries in the Register will be conclusive and the Company and the Trustee may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly.

(C)            Co-Agents; Company’s Right to Appoint Successor Registrars, Paying Agents and Exchange Agents. The Company may appoint one or more co-Registrars, co-Paying Agents and co-Exchange Agents, each of whom will be deemed to be a Registrar, Paying Agent or Exchange Agent, as applicable, under this Indenture. Subject to Section 2.06(A), the Company may change any Registrar, Paying Agent or Exchange Agent (including appointing itself or any of its Subsidiaries to act in such capacity) without notice to any Holder. The Company will notify the Trustee (and, upon request, any Holder) of the name and address of each Note Agent, if any, not a party to this Indenture and will enter into an appropriate agency agreement with each such Note Agent, which agreement will implement the provisions of this Indenture that relate to such Note Agent.

(D)            Initial Appointments. The Company appoints the Trustee as the initial Paying Agent, the initial Registrar and the initial Exchange Agent and designates the Corporate Trust Offices of the Trustee in the continental United States as the offices for the same.

Section 2.07.     Paying Agent and Exchange Agent to Hold Property in Trust.

The Company will require each Paying Agent or Exchange Agent that is not the Trustee to agree in writing that such Note Agent will (A) hold in trust for the benefit of Holders or the Trustee all money and other property held by such Note Agent for payment or delivery due on the Notes; and (B) notify the Trustee of any default by the Company in making any such payment or delivery. The Company, at any time, may, and the Trustee, while any Default continues, may, require a Paying Agent or Exchange Agent to pay or deliver, as applicable, all money and other property held by it to the Trustee, after which payment or delivery, as applicable, such Note Agent (if not the Company or any of its Subsidiaries) will have no further liability for such money or property. If the Company or any of its Subsidiaries acts as Paying Agent or Exchange Agent, then (A) it will segregate and hold in a separate trust fund for the benefit of the Holders or the Trustee all money and other property held by it as Paying Agent or Exchange Agent; and (B) references in this Indenture or the Notes to the Paying Agent or Exchange Agent holding cash or other property, or to the delivery of cash or other property to the Paying Agent or Exchange Agent, in each case for payment or delivery to any Holders or the Trustee or with respect to the Notes, will be deemed to refer to cash or other property so segregated and held separately, or to the segregation and separate holding of such cash or other property, respectively. Upon the occurrence of any event pursuant to clause (ix) or (x) of Section 7.01(A) with respect to the Company (or with respect to any Subsidiary of the Company acting as Paying Agent or Exchange Agent), the Trustee will serve as the Paying Agent or Exchange Agent, as applicable, for the Notes.

Section 2.08.     Holder Lists.

If the Trustee is not the Registrar, then the Company will furnish to the Trustee, no later than seven (7) Business Days before each Interest Payment Date, and at such other times as the Trustee may request, a list, in such form and as of such date or time as the Trustee may reasonably require, of the names and addresses of the Holders.

Section 2.09.     Legends.

(A)            Global Note Legend. Each Global Note will bear the Global Note Legend (or any similar legend, not inconsistent with this Indenture, required by the Depositary for such Global Note).

(B)            Non-Affiliate Legend. Each Note will bear the Non-Affiliate Legend.

(C)            Restricted Note Legend. Subject to Section 2.12,

(i)             each Note that is a Transfer-Restricted Security will bear the Restricted Note Legend; and

(ii)             if a Note is issued in exchange for, in substitution of, or to effect a partial Exchange of, another Note (such other Note being referred to as the “old Note” for purposes of this Section 2.09(C)(ii)), including pursuant to Section 2.10(B), 2.10(C), 2.11 or 2.13, then such Note will bear the Restricted Note Legend if such old Note bore the Restricted Note Legend at the time of such exchange or substitution, or on the related Exchange Date with respect to such Exchange, as applicable; provided, however, that such Note need not bear the Restricted Note Legend if such Note does not constitute a Transfer-Restricted Security immediately after such exchange or substitution, or as of such Exchange Date, as applicable.

(D)            Original Issue Discount Legend. Each Note will bear the Original Issue Discount Legend.

(E)            Other Legends. A Note may bear any other legend or text, not inconsistent with this Indenture, as may be required by applicable law or by any securities exchange or automated quotation system on which such Note is traded or quoted.

(F)            Acknowledgment and Agreement by the Holders. A Holder’s acceptance of any Note bearing any legend required by this Section 2.09 will constitute such Holder’s acknowledgment of, and agreement to comply with, the restrictions set forth in such legend.

(G)            Restricted Stock Legend.

(i)             Each Exchange Share will bear the Restricted Stock Legend if the Note upon the Exchange of which such Exchange Share was delivered was (or would have been had it not been Exchanged) a Transfer-Restricted Security at the time such Exchange Share was delivered; provided, however, that such Exchange Share need not bear the Restricted Stock Legend if the Company determines, in its reasonable discretion, that such Exchange Share need not bear the Restricted Stock Legend.

(ii)            Notwithstanding anything to the contrary in this Section 2.09(G), an Exchange Share need not bear a Restricted Stock Legend if such Exchange Share is delivered in an uncertificated form that does not permit affixing legends thereto, provided the Company takes measures (including the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in the Restricted Stock Legend.

Section 2.10.     Transfers and Exchanges; Certain Transfer Restrictions.

(A)            Provisions Applicable to All Transfers and Exchanges.

(i)             Generally. Subject to this Section 2.10, Physical Notes and beneficial interests in Global Notes may be transferred or exchanged from time to time and the Registrar will record each such transfer or exchange in the Register.

(ii)            Transferred and Exchanged Notes Remain Valid Obligations of the Company. Each Note issued upon transfer or exchange of any other Note (such other Note being referred to as the “old Note” for purposes of this Section 2.10(A)(ii)) or portion thereof in accordance with this Indenture will be the valid obligation of the Company, evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as such old Note or portion thereof, as applicable.

(iii)            No Services Charge; Transfer Taxes. The Company, the Guarantors, the Trustee and the Note Agents will not impose any service charge on any Holder for any transfer, exchange or Exchange of Notes, but, subject to Section 5.02(E), the Company, the Guarantors, the Trustee, the Registrar and the Exchange Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or Exchange of Notes, other than exchanges pursuant to Section 2.11, 2.17 or 8.05 not involving any transfer.

(iv)            Information in Connection with Tax Reporting Compliance. In connection with any proposed transfer outside the book-entry system, the transferor shall also provide or cause to be provided to the Trustee all information in its possession that is reasonably necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(v)            Transfers and Exchanges Must Be in Authorized Denominations. Notwithstanding anything to the contrary in this Indenture or the Notes, a Note may not be transferred or exchanged in part unless the portion to be so transferred or exchanged is in an Authorized Denomination. Notwithstanding anything to the contrary in this Indenture or the Notes, the Company may at its option issue any Physical Notes issuable to any Holder at any time in a denomination equal to the aggregate amount issuable to such Holder at such time.

(vi)           Trustee’s Disclaimer. The Trustee will have no obligation or duty to monitor, determine or inquire as to compliance with any transfer restrictions imposed under this Indenture or applicable law with respect to any Security, other than to require the delivery of such certificates or other documentation or evidence as expressly required by this Indenture and to examine the same to determine substantial compliance as to form with the requirements of this Indenture. Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

(vii)           Legends. Each Note issued upon transfer of, or in exchange for, another Note will bear each legend, if any, required by Section 2.09.

(viii)         Settlement of Transfers and Exchanges. Upon satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Note, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second (2nd) Business Day after the date of such satisfaction.

(ix)            Interpretation. For the avoidance of doubt, and subject to the terms of this Indenture, as used in this Section 2.10, an “exchange” of a Global Note or a Physical Note includes (x) an exchange effected for the sole purpose of removing any Restricted Note Legend affixed to such Global Note or Physical Note; and (y) if such Global Note or Physical Note is identified by a “restricted” CUSIP number, an exchange effected for the sole purpose of causing such Global Note or Physical Note to be identified by an “unrestricted” CUSIP number.

(B)            Transfers and Exchanges of Global Notes.

(i)             Certain Restrictions. Subject to the immediately following sentence, no Global Note may be transferred or exchanged in whole except (x) by the Depositary to a nominee of the Depositary; (y) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary; or (z) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. No Global Note (or any portion thereof) may be transferred to, or exchanged for, a Physical Note; provided, however, that a Global Note will be exchanged, pursuant to customary procedures, for one or more Physical Notes in registered form if:

(1)            (x) the Depositary notifies the Company or the Trustee that the Depositary is unwilling or unable to continue as depositary for such Global Note or (y) the Depositary ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, the Company fails to appoint a successor Depositary within ninety (90) days of such notice or cessation;

(2)            an Event of Default has occurred and is continuing and the Company, the Trustee or the Registrar has received a written request from the Depositary, or from a holder of a beneficial interest in such Global Note, to exchange such Global Note or beneficial interest, as applicable, for one or more Physical Notes; or

(3)            the Company, in its sole discretion, permits the exchange of any beneficial interest in such Global Note for one or more Physical Notes at the request of the owner of such beneficial interest.

(ii)            Effecting Transfers and Exchanges. Upon satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Global Note (or any portion thereof):

(1)            the Trustee will reflect any resulting decrease of the Capitalized Principal Amount of such Global Note by notation on the “Schedule of Increases and Decreases in the Global Note” forming part of such Global Note (and, if such notation results in such Global Note having a principal amount of zero, then the Company may (but is not required to) instruct the Trustee to cancel such Global Note pursuant to Section 2.15);

(2)            if required to effect such transfer or exchange, then the Trustee will reflect any resulting increase of the principal amount of any other Global Note by notation on the “Schedule of Increases and Decreases in the Global Note” forming part of such other Global Note;

(3)            if required to effect such transfer or exchange, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a new Global Note bearing each legend, if any, required by Section 2.09; and

(4)            if such Global Note (or such portion thereof), or any beneficial interest therein, is to be exchanged for one or more Physical Notes, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the Capitalized Principal Amount of such Global Note to be so exchanged; (y) are registered in such name(s) as the Depositary specifies (or as otherwise determined pursuant to customary procedures); and (z) bear each legend, if any, required by Section 2.09.

(iii)           Compliance with Depositary Procedures. Each transfer or exchange of a beneficial interest in any Global Note will be made in accordance with the Depositary Procedures.

(C)            Transfers and Exchanges of Physical Notes.

(i)             Requirements for Transfers and Exchanges. Subject to this Section 2.10, a Holder of a Physical Note may (x) transfer such Physical Note (or any portion thereof in an Authorized Denomination) to one or more other Person(s); (y) exchange such Physical Note (or any portion thereof in an Authorized Denomination) for one or more other Physical Notes in Authorized Denominations having an aggregate principal amount equal to the aggregate principal amount of the Physical Note (or portion thereof) to be so exchanged; and (z) if then permitted by the Depositary Procedures, transfer such Physical Note (or any portion thereof in an Authorized Denomination) in exchange for a beneficial interest in one or more Global Notes; provided, however, that, to effect any such transfer or exchange, such Holder must:

(1)            surrender such Physical Note to be transferred or exchanged to the office of the Registrar, together with any endorsements or transfer instruments reasonably required by the Company, the Trustee or the Registrar; and

(2)            deliver such certificates, documentation or evidence as may be required pursuant to Section 2.10(D).

(ii)            Effecting Transfers and Exchanges. Upon the satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Physical Note (such Physical Note being referred to as the “old Physical Note” for purposes of this Section 2.10(C)(ii)) of a Holder (or any portion of such old Physical Note in an Authorized Denomination):

(1)            such old Physical Note will be promptly cancelled pursuant to Section 2.15;

(2)            if such old Physical Note is to be so transferred or exchanged only in part, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such old Physical Note not to be so transferred or exchanged; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 2.09;

(3)            in the case of a transfer:

(A)to the Depositary or a nominee thereof that will hold its interest in such old Physical Note (or such portion thereof) to be so transferred in the form of one or more Global Notes, the Trustee will reflect an increase of the Capitalized Principal Amount of one or more existing Global Notes by notation on the “Schedule of Increases and Decreases in the Global Note” forming part of such Global Note(s), which increase(s) are in Authorized Denominations and aggregate to the Capitalized Principal Amount to be so transferred, and which Global Note(s) bear each legend, if any, required by Section 2.09; provided, however, that if such transfer cannot be so effected by notation on one or more existing Global Notes (whether because no Global Notes bearing each legend, if any, required by Section 2.09 then exist, because any such increase will result in any Global Note having an aggregate Capitalized Principal Amount exceeding the maximum aggregate Capitalized Principal Amount permitted by the Depositary or otherwise), then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Global Notes that (x) are in Authorized Denominations and have an aggregate Capitalized Principal Amount equal to the Capitalized Principal Amount that is to be so transferred but that is not effected by notation as provided above; and (y) bear each legend, if any, required by Section 2.09; and

(B)to a transferee that will hold its interest in such old Physical Note (or such portion thereof) to be so transferred in the form of one or more Physical Notes, the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so transferred; (y) are registered in the name of such transferee; and (z) bear each legend, if any, required by Section 2.09; and

(4)             in the case of an exchange, the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so exchanged; (y) are registered in the name of the Person to whom such old Physical Note was registered; and (z) bear each legend, if any, required by Section 2.09.

(D)            Requirement to Deliver Documentation and Other Evidence. If a Holder of any Note that is identified by a “restricted” CUSIP number or that bears a Restricted Note Legend or is a Transfer-Restricted Security requests to:

(i)              cause such Note to be identified by an “unrestricted” CUSIP number;

(ii)             remove such Restricted Note Legend; or

(iii)            register the transfer of such Note to the name of another Person,

then the Company, the Guarantors, the Trustee and the Registrar may refuse to effect such identification, removal or transfer, as applicable, unless there is delivered to the Company, the Guarantors, the Trustee and the Registrar such certificates or other documentation or evidence as the Company, the Guarantors, the Trustee and the Registrar may reasonably require for the Company to determine that such identification, removal or transfer, as applicable, complies with the Securities Act and other applicable securities laws; provided, however, that no such certificates, documentation or evidence need be so delivered on and after the Free Trade Date with respect to such Note unless the Company determines, in its reasonable discretion, that such Note is not eligible to be offered, sold or otherwise transferred pursuant to Rule 144 or otherwise without any requirements as to volume, manner of sale, availability of current public information or notice under the Securities Act.

(E)            Transfers of Notes Subject to Redemption, Repurchase or Exchange. Notwithstanding anything to the contrary in this Indenture or the Notes, the Company, the Guarantors, the Trustee and the Registrar will not be required to register the transfer of or exchange any Note that (i) has been surrendered for Exchange, except to the extent that any portion of such Note is not subject to Exchange; (ii) is subject to a Fundamental Change Repurchase Notice validly delivered, and not withdrawn, pursuant to Section 4.02(F), except to the extent that any portion of such Note is not subject to such notice or the Company fails to pay the applicable Fundamental Change Repurchase Price when due; or (iii) has been called for Redemption pursuant to a Redemption Notice, except to the extent that any portion of such Note is not subject to Redemption or the Company fails to pay the applicable Redemption Price when due.

Section 2.11.     Exchange and Cancellation of Notes to Be Exchanged or to Be Repurchased Pursuant to a Repurchase Upon Fundamental Change or Redemption.

(A)            Partial Exchanges of Physical Notes and Partial Repurchases of Physical Notes Pursuant to a Repurchase Upon Fundamental Change or Redemption. If only a portion of a Physical Note of a Holder is to be Exchanged pursuant to Article 5 or repurchased pursuant to a Repurchase Upon Fundamental Change or Redemption, then, as soon as reasonably practicable after such Physical Note is surrendered for such Exchange or repurchase, as applicable, the Company will cause such Physical Note to be exchanged, pursuant and subject to Section 2.10(C), for (i) one or more Physical Notes that are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Physical Note that is not to be so Exchanged or repurchased, as applicable, and deliver such Physical Note(s) to such Holder; and (ii) a Physical Note having a principal amount equal to the principal amount to be so Exchanged or repurchased, as applicable, which Physical Note will be Exchanged or repurchased, as applicable, pursuant to the terms of this Indenture; provided, however, that the Physical Note referred to in this clause (ii) need not be issued at any time after which such principal amount subject to such Exchange or repurchase, as applicable, is deemed to cease to be outstanding pursuant to Section 2.18.

(B)            Cancellation of Notes that Are Exchanged and Notes that Are Repurchased Pursuant to a Repurchase Upon Fundamental Change or Redemption.

(i)              Physical Notes. If a Physical Note (or any portion thereof that has not theretofore been Exchanged pursuant to Section 2.11(A)) of a Holder is to be Exchanged pursuant to Article 5 or repurchased pursuant to a Repurchase Upon Fundamental Change or Redemption, then, promptly after the later of the time such Physical Note (or such portion) is deemed to cease to be outstanding pursuant to Section 2.18 and the time such Physical Note is surrendered for such Exchange or repurchase, as applicable, (1) such Physical Note will be cancelled pursuant to Section 2.15; and (2) in the case of a partial Exchange or repurchase, as applicable, the Company will issue, execute and deliver to such Holder, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Physical Note that is not to be so Exchanged or repurchased, as applicable; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 2.09.

(ii)             Global Notes. If a Global Note (or any portion thereof) is to be Exchanged pursuant to Article 5 or repurchased pursuant to a Repurchase Upon Fundamental Change or Redemption, then, promptly after the time such Note (or such portion) is deemed to cease to be outstanding pursuant to Section 2.18, the Trustee will reflect a decrease of the Capitalized Principal Amount of such Global Note in an amount equal to the Capitalized Principal Amount of such Global Note to be so Exchanged or repurchased, as applicable, by notation on the “Schedule of Increases and Decreases in the Global Note” forming part of such Global Note (and, if the Capitalized Principal Amount of such Global Note is zero following such notation, cancel such Global Note pursuant to Section 2.15).

Section 2.12.     Removal of Transfer Restrictions.

Without limiting the generality of any other provision of this Indenture (including Section 3.04), the Restricted Note Legend affixed to any Note will be deemed, pursuant to this Section 2.12 and the footnote to such Restricted Note Legend, to be removed therefrom upon the Company’s delivery to the Trustee of notice, signed on behalf of the Company by one (1) of its Officers, to such effect. If such Note bears a “restricted” CUSIP number at the time of such delivery, then, upon such delivery, such Note will be deemed, pursuant to this Section 2.12 and the footnotes to the CUSIP number set forth on the face of the certificate representing such Note, to thereafter bear the “unrestricted” CUSIP number identified in such footnotes; provided, however, that if such Note is a Global Note and the Depositary requires a mandatory exchange or other procedure to cause such Global Note to be identified by an “unrestricted” CUSIP number in the facilities of the Depositary, then (i) the Company will effect such exchange or procedure as soon as reasonably practicable; and (ii) for purposes of Section 3.04 and the definition of Freely Tradable, such Global Note will not be deemed to be identified by an “unrestricted” CUSIP number until such time as such exchange or procedure is effected.

Section 2.13.     Replacement Notes.

If a Holder of any Note claims that such Note has been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a replacement Note upon surrender to the Trustee of such mutilated Note, or upon delivery to the Trustee of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Trustee and the Company. In the case of a lost, destroyed or wrongfully taken Note, the Company and the Trustee may require the Holder thereof to provide such security or indemnity that is satisfactory to the Company and the Trustee to protect the Company and the Trustee from any loss that any of them may suffer if such Note is replaced. The Company may charge for its and the Trustee’s expenses in replacing a Note.

Every replacement Note issued pursuant to this Section 2.13 will be an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and ratably with all other Notes issued under this Indenture, whether or not the lost, destroyed or wrongfully taken Note will at any time be enforceable by anyone.

Section 2.14.     Registered Holders; Certain Rights with Respect to Global Notes.

Except to the extent rights under this Indenture or the Notes are expressly granted to owners of beneficial interests in any Global Note, only the Holder of a Note will have rights under this Indenture as the owner of such Note. Without limiting the generality of the foregoing, Depositary Participants will have no rights as such under this Indenture with respect to any Global Note held on their behalf by the Depositary or its nominee, or by the Trustee as its custodian, and the Company, the Guarantors, the Trustee and the Note Agents, and their respective agents, may treat the Depositary as the absolute owner of such Global Note for all purposes whatsoever; provided, however, that (A) the Holder of any Global Note may grant proxies and otherwise authorize any Person, including Depositary Participants and Persons that hold interests in Notes through Depositary Participants, to take any action that such Holder is entitled to take with respect to such Global Note under this Indenture or the Notes; and (B) the Company and the Trustee, and their respective agents, may give effect to any written certification, proxy or other authorization furnished by the Depositary.

Section 2.15.     Cancellation.

The Company may at any time deliver Notes to the Trustee for cancellation. The Registrar, the Paying Agent and the Exchange Agent will forward to the Trustee each Note duly surrendered to them for transfer, exchange, payment or Exchange. The Trustee will cancel all Notes so surrendered to it in accordance with its customary procedures. Without limiting the generality of Section 2.03(B), the Company may not originally issue new Notes to replace Notes that it has paid or that have been cancelled upon transfer, exchange, payment or Exchange.

Section 2.16.     Notes Held by the Company or its Affiliates.

Without limiting the generality of Section 2.18, in determining whether the Holders of the required aggregate Capitalized Principal Amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Subsidiary of the Company or any other obligor on the Notes shall be considered as though they are not outstanding; provided, however, that, for purposes of determining whether the Trustee is protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded.

Section 2.17.     Temporary Notes.

Until definitive Notes are ready for delivery, the Company may issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, temporary Notes. Temporary Notes will be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. The Company will promptly prepare, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, definitive Notes in exchange for temporary Notes. Until so exchanged, each temporary Note will in all respects be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.18.     Outstanding Notes.

(A)            Generally. The Notes that are outstanding at any time will be deemed to be those Notes that, at such time, have been duly executed and authenticated, excluding those Notes (or portions thereof) that have theretofore been (i) cancelled by the Trustee or delivered to the Trustee for cancellation in accordance with Section 2.15; (ii) assigned a principal amount of zero by notation on the “Schedule of Increases and Decreases in the Global Note” forming part of any a Global Note representing such Note; (iii) paid in full (including upon Exchange) in accordance with this Indenture; or (iv) deemed to cease to be outstanding to the extent provided in, and subject to, clause (B), (C) or (D) of this Section 2.18.

(B)            Replaced Notes. If a Note is replaced pursuant to Section 2.13, then such Note will cease to be outstanding at the time of its replacement, unless the Trustee and the Company receive proof reasonably satisfactory to them that such Note is held by a “bona fide purchaser” under applicable law.

(C)            Maturing Notes and Notes Called for Redemption or Subject to Repurchase. If, on a Redemption Date, a Fundamental Change Repurchase Date or the Maturity Date, the Paying Agent holds money sufficient to pay the aggregate Redemption Price, Fundamental Change Repurchase Price or Capitalized Principal Amount, respectively, together, in each case, with the aggregate Cash Interest, in each case due on such date, then (unless there occurs a Default in the payment of any such amount) (i) the Notes (or portions thereof) to be redeemed or repurchased, or that mature, on such date will be deemed, as of such date, to cease to be outstanding, except to the extent provided in Section 5.02(D); and (ii) the rights of the Holders of such Notes (or such portions thereof), as such, will terminate with respect to such Notes (or such portions thereof), other than the right to receive the Redemption Price, Fundamental Change Repurchase Price or Capitalized Principal Amount, as applicable, of, and accrued and unpaid Cash Interest on, such Notes (or such portions thereof), in each case as provided in this Indenture.

(D)            Notes to Be Exchanged. At the Close of Business on the Exchange Date for any Note (or any portion thereof) to be Exchanged, such Note (or such portion) will (unless there occurs a Default in the delivery of the Exchange Consideration or Cash Interest due, pursuant to Section 5.03(B) or Section 5.02(D), upon such Exchange) be deemed to cease to be outstanding, except to the extent provided in Section 5.02(D) or Section 5.08.

(E)            Cessation of Accrual of Interest. Except as provided in Section 5.02(D), interest will cease to accrue on each Note from, and including, the date that such Note is deemed, pursuant to this Section 2.18, to cease to be outstanding, unless there occurs a default in the payment or delivery of any cash or other property due on such Note.

Section 2.19.     Repurchases by the Company.

Without limiting the generality of Section 2.15, subject to applicable law, the Company, the Parent Guarantor or their respective Subsidiaries may, from time to time, repurchase Notes in open market purchases or in negotiated transactions without delivering prior notice to Holders.

Section 2.20.     CUSIP and ISIN Numbers.

Subject to Section 2.12, the Company may use one or more CUSIP or ISIN numbers to identify any of the Notes, and, if so, the Company and the Trustee will use such CUSIP or ISIN number(s) in notices to Holders; provided, however, that (i) the Trustee makes no representation as to the correctness or accuracy of any such CUSIP or ISIN number; and (ii) the effectiveness of any such notice will not be affected by any defect in, or omission of, any such CUSIP or ISIN number. The Company will promptly notify the Trustee of any change in the CUSIP or ISIN number(s) identifying any Notes.

Article 3.     Covenants

Section 3.01.     Payment on Notes.

(A)            Generally. The Company will pay or cause to be paid all the Capitalized Principal Amount of, the Fundamental Change Repurchase Price and Redemption Price for, accrued and unpaid interest on, and other amounts due with respect to, the Notes on the dates and in the manner set forth in this Indenture.

(B)            Deposit of Funds. Before 11:00 A.M., New York City time, on each Redemption Date, Fundamental Change Repurchase Date or, in the case of Cash Interest, Interest Payment Date, and on the Maturity Date or any other date on which any cash amount is due on the Notes, the Company will deposit, or will cause there to be deposited, with the Paying Agent cash, in funds immediately available on such date, sufficient to pay the cash amount due on the applicable Notes on such date. The Paying Agent will return to the Company, as soon as practicable, any money not required for such purpose.

Section 3.02.     Exchange Act Reports.

(A)            Generally. The Company will send to the Trustee copies of all reports that the Parent Guarantor is required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act (other than current reports on Form 8-K (or any successor form)) within fifteen (15) calendar days after the date that the Parent Guarantor is required to file the same (after giving effect to all applicable grace periods under the Exchange Act); provided, however, that the Company need not send to the Trustee any material for which the Parent Guarantor has received, or is seeking in good faith and has not been denied, confidential treatment by the SEC. Any report that the Parent Guarantor files with the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent to the Trustee and the Holders at the time such report is so filed via the EDGAR system (or such successor). Upon the request of any Holder, the Trustee will provide to such Holder a copy of any report that the Parent Guarantor has sent the Trustee pursuant to this Section 3.02(A), other than a report that is deemed to be sent to the Trustee and the Holders pursuant to the preceding sentence.

(B)            Trustee’s Disclaimer. The Trustee need not determine whether the Company has filed any material via the EDGAR system (or such successor). The sending or filing of reports pursuant to Section 3.02(A) will not be deemed to constitute actual or constructive notice to the Trustee of any information contained, or determinable from information contained, therein, including the Company’s compliance with any of its covenants under this Indenture as to which the Trustee is entitled to rely conclusively on an Officer’s Certificate. The Trustee shall have no liability or responsibility for the filing, timeliness or content of such reports (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 3.03.     Rule 144A Information.

At any time when any Notes or shares of Common Stock deliverable upon Exchange of the Notes are outstanding and constitute “restricted securities” (as defined in Rule 144), then the Company and the Parent Guarantor (or the Company’s or the Parent Guarantor’s successors, as applicable) will promptly provide, to the Trustee and, upon written request, to any Holder, beneficial owner or prospective purchaser of such Notes or shares, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or shares pursuant to Rule 144A, but only to the extent the same is required for such Notes or shares to be eligible for resale pursuant to Rule 144A.

Section 3.04.     Additional Interest.

(A)            Accrual of Additional Interest.

(i)              If, at any time during the six (6)-month period beginning on, and including, the date that is six (6) months after the Last Original Issue Date of the Notes,

(1)             the Parent Guarantor fails to timely file any report (other than Form 8-K reports) that the Parent Guarantor is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (after giving effect to all applicable grace periods thereunder); or

(2)             such Note is not otherwise Freely Tradable,

then Additional Interest will accrue on the Notes for each day during such period on which such failure is continuing or such Note is not Freely Tradable.

(ii)             In addition, Additional Interest will accrue on a Note on each day on which such Note is not Freely Tradable on or after the De-Legending Deadline Date for such Note; provided, however, that no additional interest shall accrue or be owed until the fifteenth Business Day following written notification to the Company by any Holder or beneficial owner requesting that the Company comply with its obligations described in this Section 3.04(A)(ii) (which notice may be given at any time after the 330th day after the Last Original Issue Date of the Initial Notes or any additional Notes, as the case may be, but in all cases must be given no later than June 15, 2030, it being understood and agreed that in no event shall Additional Interest be owed for any period prior to the 380th day after the Last Original Issue Date of the Initial Notes (or any additional Notes, as the case may be).

(B)            Amount and Payment of Additional Interest. Any Additional Interest that accrues on a Note pursuant to Section 3.04(A) will be payable in cash on the same dates and in the same manner as the Stated Interest on such Note and will accrue at a rate per annum equal to one quarter of one percent (0.25%) of the Capitalized Principal Amount thereof for the first ninety (90) days on which Additional Interest accrues and, thereafter, at a rate per annum equal to one half of one percent (0.50%) of the Capitalized Principal Amount thereof; provided, however, that in no event will Additional Interest, together with any Special Interest, accrue on any day on a Note at a combined rate per annum that exceeds one half of one percent (0.50%). For the avoidance of doubt, any Additional Interest that accrues on a Note will be in addition to the Stated Interest that accrues on such Note and is payable in cash and, subject to the proviso of the immediately preceding sentence, in addition to any Special Interest that accrues on such Note.

(C)            Notice of Accrual of Additional Interest; Trustee’s Disclaimer. The Company will send written notice to the Holder of each Note, and to the Trustee, of the commencement and termination of any period in which Additional Interest accrues on such Note. In addition, if Additional Interest accrues on any Note, then, no later than five (5) Business Days before each date on which such Additional Interest is to be paid, the Company will deliver an Officer’s Certificate to the Trustee and the Paying Agent stating (i) that the Company is obligated to pay Additional Interest on such Note on such date of payment; and (ii) the amount of such Additional Interest that is payable on such date of payment. The Trustee shall not at any time be under any duty or responsibility to any Holder to determine whether any Additional Interest is payable, whether any Additional Interest is accruing, or with respect to the nature, extent, or calculation of any taxes or the amount of any Additional Interest that is owed, or with respect to the method employed in such calculation of any Additional Interest.

(D)            Exclusive Remedy. The accrual of Additional Interest will be the exclusive remedy available to Holders for the failure of their Notes to become Freely Tradable.

Section 3.05.     Compliance and Default Certificates.

(A)            Annual Compliance Certificate. Within ninety (90) days after the last day of each fiscal year of the Company, beginning with the first such fiscal year ending after the date of this Indenture, the Company will deliver an Officer’s Certificate to the Trustee stating (i) that the signatory thereto has supervised a review of the activities of the Company and its Subsidiaries during such fiscal year with a view towards determining whether any Default or Event of Default has occurred; and (ii) whether, to such signatory’s knowledge, a Default or Event of Default has occurred or is continuing (and, if so, describing all such Defaults or Events of Default and what action the Company is taking or proposes to take with respect thereto).

(B)            Default Certificate. If a Default or Event of Default occurs, then the Company will, within thirty (30) days after its first occurrence, deliver an Officer’s Certificate to the Trustee describing the same and what action the Company is taking or proposes to take with respect thereto (such Officer’s Certificate, a “Default Certificate”); provided that the Company is not required to deliver a Default Certificate if such Default has been cured (or deemed cured) or waived prior to the date that such notice is due; provided, further that the foregoing shall not relieve the Company from a requirement to so deliver a Default Certificate following any Default in payment of the Capitalized Principal Amount, Fundamental Change Repurchase Price, or Redemption Price, or accrued and unpaid interest, if any, or in payment or delivery of the consideration due upon Exchange of the Notes, as the case may be.

Section 3.06.     Stay, Extension and Usury Laws.

 To the extent that it may lawfully do so, the Company and each Guarantor (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Indenture; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Trustee by this Indenture, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 3.07.     Acquisition of Notes by the Company, the Parent Guarantor and their Respective Subsidiaries.

 Without limiting the generality of Section 2.18, Notes that the Company, the Parent Guarantor or any of their respective Subsidiaries have purchased or otherwise acquired will be deemed to remain outstanding (except to the extent provided in Section 2.16) until such time as such Notes are delivered to the Trustee for cancellation. The Company will use commercially reasonable efforts to prevent any of its controlled Affiliates from acquiring any Note (or any beneficial interest therein).

Section 3.08.     Limitation on Indebtedness.

(A)	The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, either (i) the Consolidated Total Net Corporate Leverage Ratio would be equal to or less than 5.25:1.00 or (ii) the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00.

(B)	Notwithstanding Section 3.08(A), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i)	Indebtedness Incurred pursuant to any Credit Facility (including in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to the sum of (A) $4,045.0 million, plus (B) $1,000.0 million, plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued unpaid interest) incurred in connection with such refinancing;

(ii)	Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

(iii)	Indebtedness represented by the Notes (including any PIK Interest and PIK Notes, but excluding any Additional Notes), the Existing First Lien Notes issued on the Existing First Lien Notes Issue Date, the Existing Second Lien Exchangeable Notes (including any paid-in-kind interest thereon and Guarantees thereof) any Indebtedness (other than the Indebtedness described in clauses (i) and (ii) above) outstanding on the Existing First Lien Notes Issue Date or any Refinancing Indebtedness thereof Incurred prior to the Issue Date, and in each case, that is also outstanding on the Issue Date, including the Existing Unsecured Notes, and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

(iv)	(A) Finance Lease Obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (x) an amount equal to $50.0 million and (y) 10.0% of LTM Consolidated EBITDA and (B) Purchase Money Obligations, and in each case, any Refinancing Indebtedness with respect thereto;

(v)	Indebtedness consisting of (w) accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries, (x) Guarantees in connection with the construction or improvement of all or any portion of a Public Facility to be used by the Company or any Restricted Subsidiary, (y) Guarantees required (in the good faith determination of the Company) in connection with Vehicle Rental Concession Rights or (z) any Guarantee in respect of any Franchise Vehicle Indebtedness or Franchise Lease Obligation;

(vi)	(A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of this Section 3.08), or (B) without limiting Section 3.12, Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of this Section 3.08 or Section 3.12); provided that any Guarantees or other Indebtedness of the Company or any Restricted Subsidiary Incurred pursuant to this clause (vi) in respect of any Consolidated Vehicle Indebtedness shall be of a type consistent with that Incurred in respect of the Consolidated Vehicle Indebtedness of the Company and its Restricted Subsidiaries as of the Issue Date;

(vii)	Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii)	Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, (C) Hedging Obligations, entered into for bona fide hedging purposes, (D) Management Guarantees, (E) the financing of insurance premiums in the ordinary course of business, (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement or (H) Bank Products Obligations;

(ix)	[Reserved];

(x)	Indebtedness of (A) the Company or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation); provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (1) the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above or (2) either (i) the Consolidated Coverage Ratio of the Company would equal or be greater than the Consolidated Coverage Ratio of the Company immediately prior to giving effect thereto or (ii) the Consolidated Total Net Corporate Leverage Ratio of the Company would equal or be less than Consolidated Total Net Corporate Leverage Ratio of the Company immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any such Indebtedness;

(xi)	Consolidated Vehicle Indebtedness in a maximum principal amount at any time outstanding not exceeding in the aggregate an amount equal to the sum of (A) an amount equal to the Borrowing Base, plus (B) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(xii)	Contribution Indebtedness, and any Refinancing Indebtedness with respect thereto; provided that any such Contribution Indebtedness, and any Refinancing Indebtedness with respect thereto, constitutes Subordinated Obligations or Guarantor Subordinated Obligations; and

(xiii)	Indebtedness issuable upon the conversion or exchange of shares of Disqualified Stock issued in accordance with paragraph (a) above, and any Refinancing Indebtedness with respect thereto.

(C)	For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.08, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this Section 3.08) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.08(B), the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses of Section 3.08(B) (including in part under one such clause and in part under another such clause); provided that (if the Company shall so determine) any Indebtedness Incurred pursuant to Section 3.08(B) of this shall cease to be deemed Incurred or outstanding for purposes of such clause but shall be deemed Incurred for the purposes of Section 3.08(A) from and after any date designated by the Company on which the Company or any Restricted Subsidiary could have Incurred such Indebtedness under Section 3.08(A) without reliance on such clause, (iii) in the event that Indebtedness could be Incurred in part under Section 3.08(A), the Company, in its sole discretion, may classify a portion of such Indebtedness as having been Incurred under Section 3.08(A) and thereafter the remainder of such Indebtedness as having been Incurred under Section 3.08(B); (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; (v) the principal amount of Indebtedness outstanding under any clause of Section 3.08(B) shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness; (vi) if any Indebtedness is Incurred to refinance Indebtedness initially Incurred (or, Indebtedness Incurred to refinance Indebtedness initially Incurred) in reliance on any provision of Section 3.08(B) measured by reference to a percentage of Consolidated EBITDA at the time of Incurrence, and such refinancing would cause such percentage of Consolidated EBITDA restriction to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing; and (vii) if any Indebtedness is Incurred to refinance Indebtedness initially Incurred (or, Indebtedness Incurred to refinance Indebtedness initially Incurred) in reliance on any provision of Section 3.08(B) measured by a dollar amount, such dollar amount shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted) to the extent the principal amount of such newly Incurred Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing.

(D)	For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness or Liens denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving or deferred draw Indebtedness; provided that (x) the dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 3.09.     Limitation on Restricted Payments.

(A)	The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(i)	declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value);

(ii)	purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof);

(iii)	voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than Subordinated Obligations or Guarantor Subordinated Obligations owed to the Company or to a Restricted Subsidiary and other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(iv)	make any Restricted Investment,

any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Restricted Investment being herein referred to as a “Restricted Payment.”

(B)	The provisions of Section 3.09(A) do not prohibit any of the following (each, a “Permitted Payment”):

(i)	(x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company (“Treasury Capital Stock”) or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Company, in each case other than Excluded Contributions and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to Section 3.09(B)(xiv), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(ii)	any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the Incurrence of, Indebtedness of the Company or any Restricted Subsidiary, (x) from Net Available Cash or an equivalent amount to the extent permitted by Section 3.11, (y) following the occurrence of a Fundamental Change (or other similar event described therein as a “Fundamental Change”), but only if the Company shall have complied with Section 4.02 and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

(iii)	any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or notice, such dividend or redemption would have complied with this Section 3.09;

(iv)	Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v)	[Reserved];

(vi)	loans, advances, dividends or distributions by the Company to any Parent (whether made directly or indirectly) to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from current or former Management Investors (including any repurchase or acquisition by reason of the Company or any Parent retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances and net of any amount thereof repurchased or otherwise acquired due to death, termination, retirement, or disability or stockholder incentive plan) equal to (x) the greater of $65.0 million and 10.0% of LTM Consolidated EBITDA per fiscal year (with any unused amounts being permitted to be carried forward to succeeding fiscal years), plus (y) the net proceeds received by the Company since the Measurement Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), plus (z) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary (or by any Parent and contributed to the Company) since the Measurement Date; provided that any cancellation of Indebtedness owing to the Company or any Restricted Subsidiary by any current or former Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any current or former Management Investor shall not constitute a Restricted Payment for purposes of this Section 3.09 or any provision of this Indenture;

(vii)	Restricted Payments following a Qualified IPO in an amount not to exceed in any fiscal year of the Company the sum of (x) 7.0% of the aggregate gross proceeds received by the Company (whether directly, or indirectly through a contribution to common equity capital) in or from such Qualified IPO and (y) 7.0% of Market Capitalization;

(viii)	Restricted Payments (including loans or advances) made since the Issue Date in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to (x) $250.0 million plus (y) 50.0% of Consolidated Net Income accrued during the period (treated as one accounting period) beginning on July 1, 2024 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case Consolidated Net Income shall be a negative number, 100.0% of such negative number);

(ix)	loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) pursuant to a tax sharing agreement or (B) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

(x)	payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock;

(xi)	dividends or other distributions of, or other Restricted Payments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xii)	any Restricted Payments in respect of seller notes and other deferred purchase price obligations in an aggregate amount not to exceed the greater of $317.5 million and 50.0% of LTM Consolidated EBITDA;

(xiii)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary;

(xiv)	(A) dividends on any Designated Preferred Stock of the Company issued after the Issue Date; provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Total Net Corporate Leverage Ratio would be equal to or less than 3.00:1.00, for the Most Recent Four Quarter Period (B) loans, advances, dividends or distributions to any Parent to permit dividends on any Designated Preferred Stock of any Parent issued after the Issue Date if the net proceeds of the issuance of such Designated Preferred Stock have been contributed to the Company or any of its Restricted Subsidiaries; provided that the aggregate amount of all loans, advances, dividends or distributions paid pursuant to this subclause (B) shall not exceed the net proceeds of such issuance of Designated Preferred Stock received by or contributed to the Company or any of its Restricted Subsidiaries or (C) any dividend on Refunding Capital Stock that is Preferred Stock; provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, (x) the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00 and (y) the Company would be in compliance with the financial covenants set forth in Section 8.9(a) and (b) of the First Lien Credit Agreement, as such sections may be amended from time to time, so long as such sections are in effect;

(xv)	Restricted Payments in an aggregate amount outstanding at any time not to exceed an amount equal to Declined Excess Proceeds;

(xvi)	[Reserved]; and

(xvii)	Restricted Payments in an aggregate amount not to exceed $112.5 million;

provided, that (A) in the case of clause (iii), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (C) solely with respect to clauses (viii), (xiv) and (xvi), no payment or bankruptcy Event of Default shall have occurred and be continuing at the time of any such Permitted Payment after giving effect thereto. The Company, in its sole discretion, may classify any Restricted Payment or Permitted Investment as being made in part under one of the clauses or subclauses of this Section 3.09 or under one of the clauses or subclauses of the definition of Permitted Investments and in part under one or more other such clauses or subclauses; provided, further, that, notwithstanding anything in this Section 3.09 to the contrary, Investments in Unrestricted Subsidiaries shall only be permitted to be made pursuant to clause (aa) of the definition of Permitted Investments.

Notwithstanding anything in this Section 3.09 to the contrary, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payments pursuant to clauses (vi), (vii), (viii), (xii), (xiv), (xv) and (xvii) of this Section 3.09(B) unless, at the time of making such Restricted Payment and after giving effect thereto on a pro forma basis, the Consolidated Total Net Corporate Leverage Ratio would be equal to or less than 6.25:1.00 for the Most Recent Four Quarter Period.

Section 3.10.     Limitation on Restrictions on Distributions from Restricted Subsidiaries.

The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will be deemed not to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(1)	pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the indentures governing the Existing Notes, this Indenture, the Notes, the Notes Collateral Documents or the collateral documents related to the liens securing the Existing Secured Notes;

(2)	pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from or other transaction with such Person, or any other transaction entered into in connection with any such acquisition, merger or consolidation, as in effect at the time of such acquisition, merger, consolidation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation or transaction); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(3)	pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement or instrument referred to in clause (1) or (2) of this Section 3.10 or this clause (3) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to any Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company, which determination shall be conclusive);

(4)	(A) pursuant to any agreement or instrument that restricts in a customary manner (as determined in good faith by the Company, which determination shall be conclusive) the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness or other obligations of the Company or a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions (as determined in good faith by the Company, which determination shall be conclusive) restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions with respect to the property or assets so acquired, (F) on cash or other deposits, net worth or inventory imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions (as determined in good faith by the Company, which determination shall be conclusive) contained in agreements and instruments entered into in the ordinary course of business (including leases and licenses) or in joint venture and other similar agreements or in shareholder, partnership, limited liability company and other similar agreements in respect of non-wholly owned Restricted Subsidiaries, (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary, (I) pursuant to Hedging Obligations, (J) in connection with or relating to any Vehicle Rental Concession Right or (K) pursuant to Bank Products Obligations;

(5)	with respect to any agreement for the direct or indirect disposition of Capital Stock or property or assets of any Person, imposed with respect to such Person, Capital Stock, property or assets pending the closing of such disposition;

(6)	any agreement governing or relating to Indebtedness and/or other obligations and liabilities secured by a Lien permitted under the provisions of Section 3.12 (in which case any restriction shall only be effective against the assets subject to such Lien, except as may be otherwise permitted under this Section 3.10);

(7)	by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Subsidiary or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Subsidiary’s status (or the status of any Subsidiary of such Subsidiary) as a Captive Insurance Subsidiary;

(8)	pursuant to an agreement or instrument (A) relating to any Indebtedness Incurred subsequent to the Issue Date (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company, which determination shall be conclusive), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company, which determination shall be conclusive) and either (x) the Company determines in good faith (which determination shall be conclusive) that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary, (C) relating to Indebtedness of or a Franchise Financing Disposition by or to or in favor of any Franchisee or Franchise Special Purpose Entity or to any Franchise Lease Obligation or (D) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity;

(9)	any agreement evidencing any replacement, renewal, extension or refinancing of any of the foregoing (or any agreement described in this Section 3.10) that is in compliance with this Section 3.10; or

(10)	any agreement relating to intercreditor arrangements and related rights and obligations, to or by which the Holders and/or the Trustee, the Notes Collateral Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the Holders another Person shall also receive a Lien, which Lien is permitted under the provisions of Section 3.12.

Section 3.11.     Limitation on Sales of Assets and Subsidiary Stock.

(A)	The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(i)	the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value (as of the date on which a legally binding commitment for such Asset Disposition was entered into) of the shares and assets subject to such Asset Disposition, as such fair market value shall be determined (including as to the value of all noncash consideration) in good faith by the Company, which determination shall be conclusive,

(ii)	in the case of any Asset Disposition (or series of related Asset Dispositions) having a Fair Market Value (as of the date on which a legally binding commitment for such Asset Disposition was entered into) in excess of the greater of $135.0 million and 10.0% of LTM Consolidated EBITDA, at least 75.0% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) for such Asset Disposition, together with all other Asset Dispositions since the Issue Date (on a cumulative basis), received by the Company or such Restricted Subsidiary is in the form of cash, and

(iii)	an amount equal to 100.0% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

(A)	first, either (x) to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of the relevant Indebtedness) to prepay, redeem, repay or purchase first, (i) any First Lien Priority Obligations, including any Credit Facility Indebtedness constituting First Lien Priority Obligations and the Existing First Lien Notes, of the Company or any Subsidiary Guarantor, provided, that any repayment or purchase of any First Lien Priority Obligations pursuant to this clause (A)(x)(i) shall not be made unless an offer to purchase or repay the Notes has been made to the Holders on a pro rata basis with such First Lien Priority Obligations (it being understood that to the extent any Holders shall decline such offer, such First Lien Priority Obligations may be repaid or purchased on a more than pro rata basis than the Notes), second, (ii) any other secured Obligations other than First Lien Priority Obligations so long as the Net Available Cash used for such prepayment, repayment or purchase are from an Asset Disposition of assets securing such other secured Obligations and not constituting Collateral and third, (iii) any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor so long as the Net Available Cash used for such prepayment, repayment or purchase are from an Asset Disposition of assets not constituting Collateral, or in each case, to prepay, redeem, repay or purchase any such Indebtedness or Obligations in respect thereof or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness or Obligations in respect thereof (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 18 months after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash (or if later, 6 months following the date on which a reinvestment commitment or letter of intent is entered into (so long as such reinvestment commitment or letter of intent was entered into during such 18-month period)) or (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 18 months from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash (or if later, 6 months following the date on which a reinvestment commitment or letter of intent is entered into (so long as such reinvestment commitment or letter of intent was entered into during such 18-month period)), or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 18 months to complete, the period of time necessary to complete such project; provided that such Additional Assets shall be pledged as Collateral (unless such Additional Assets are Excluded Property and are not pledged to secure any other First Lien Priority Obligations) under the Notes Collateral Documents and in accordance with the Indenture substantially simultaneously with such investment to the extent the assets disposed of constituted Collateral;

(B)	second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Proceeds”), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to prepay, redeem, repay or purchase any other First Lien Priority Obligations of the Company or a Restricted Subsidiary, pursuant and subject to the conditions of this Indenture and the agreements governing such other Indebtedness; and

(C)	third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above (the amount of such balance, “Declined Excess Proceeds”), to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including the repurchase, repayment or other acquisition or retirement of any Junior Lien Obligations or Unsecured Senior Indebtedness or Subordinated Obligations or Guarantor Subordinated Obligations or the making of other Restricted Payments);

provided, however, that (1) in connection with any prepayment, repayment or purchase of Indebtedness pursuant to Section 3.11(A)(iii)(A)(x) or Section 3.11(A)(iii)(B), the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; (2) clause (ii) above shall not apply to any sale, lease, transfer or other disposition of Capital Stock, Indebtedness or other securities of, or any other Investments in, or the business or assets of, any Person that is not organized under the laws of the United States of America or any state thereof or the District of Columbia; (3) the foregoing percentage in clause (iii) shall be reduced to (x) 50.0% if, on a pro forma basis after giving effect to such Asset Disposition and the use of proceeds therefrom, the Consolidated Total Net Corporate Leverage Ratio would be equal to or less than 4.00:1.00 and (y) 0% if, on a pro forma basis after giving effect to such Asset Disposition and the use of proceeds therefrom, the Consolidated Total Net Corporate Leverage Ratio would be equal to or less than 3.00:1.00 (any Net Available Cash in respect of Asset Dispositions not required to be applied in accordance with clause (iii) as a result of the application of one or more stepdowns in this clause (3) of this proviso shall collectively constitute “Total Leverage Excess Proceeds”); and (4) the Company or such Restricted Subsidiary may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (iii)(A)(y) above with respect to such Asset Disposition.

(B)	Notwithstanding the foregoing provisions of this Section 3.11, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this Section 3.11 except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this Section 3.11 (excluding all Total Leverage Excess Proceeds) exceeds (x) the greater of $165.0 million and 12.5% of LTM Consolidated EBITDA, individually, and (y) the greater of $330.0 million and 25.0% of LTM Consolidated EBITDA, in the aggregate on an annual basis. If the aggregate principal amount of the Notes and/or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to Section 3.11(A)(iii)(B) above exceeds the Excess Proceeds, the Excess Proceeds shall be apportioned between the Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of the Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

(C)	Notwithstanding the foregoing provisions of this Section 3.11, to the extent that repatriating or transferring to the United States any or all of the Net Available Cash from any Asset Disposition by a Foreign Subsidiary (w) could reasonably be expected to result in material adverse tax consequences to the Parent Guarantor, the Company or any of their respective Subsidiaries, (x) is prohibited or delayed by applicable local law, (y) could reasonably be expected to give rise to or result in (A) any violation of applicable law, (B) any liability (criminal, civil, administrative or other) for any of the officers, directors or shareholders of the Company, any Restricted Subsidiary or any Parent, (C) any violation of the provisions of any joint venture or other material agreement governing or binding upon the Company or any Restricted Subsidiary or (D) any material risk of any such violation or liability referred to in clauses (A), (B) and (C) or (z) could reasonably be expected to give rise to or result in any cost, expense, liability or obligation (including any tax) other than routine and immaterial out-of-pocket expenses (in the case of the foregoing clauses (w), (x), (y) and (z), as determined by the Company in good faith, which determination shall be conclusive), the portion of such Net Available Cash so affected will not be required to be applied in compliance with the foregoing provisions of this Section 3.11, and such amounts may be retained by the applicable Foreign Subsidiary or invested in, distributed to or otherwise transferred to any other Foreign Subsidiary; provided that, in the case of the foregoing clause (y), the Company shall take commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation or transfer, and if such repatriation or transfer of any of such affected Net Available Cash can be achieved such repatriation or transfer shall be promptly effected and such repatriated Net Available Cash shall be applied (whether or not repatriation or transfer actually occurs) in compliance with the foregoing provisions of this Section 3.11. The time periods set forth in this Section 3.11 shall not start until such time as the Net Available Cash may be repatriated or transferred whether or not such repatriation or transfer actually occurs.

(D)	For the purposes of Section 3.11(A)(ii), the following are deemed to be cash: (1) Temporary Cash Investments, Investment Grade Securities and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $330.0 million and 25.0% of LTM Consolidated EBITDA (with the Fair Market Value of each item of Designated Noncash Consideration being measured as of the date on which a legally binding commitment for such Asset Disposition (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value).

(E)	In the event of an Asset Disposition that requires the purchase of Notes pursuant to Section 3.11(A)(iii)(B), the Company shall be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the “Offer”) at a purchase price of 100% of their Capitalized Principal Amount plus accrued and unpaid Cash Interest, if any, thereon (or, if applicable, the principal amount of the Physical Notes plus accrued and unpaid Cash Interest, if any, and PIK Interest, if any, thereon from, and including, the immediately preceding Interest Payment Date (or, if there is no immediately preceding Interest Payment Date, from, and including, the Issue Date of such Physical Notes) to, but excluding, the date of purchase) to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture. If the aggregate purchase price of the Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash shall be available to the Company and the Restricted Subsidiaries for use in accordance with Section 3.11(A)(iii)(B) (to repay such other Indebtedness of the Company or a Restricted Subsidiary) or Section 3.11(A)(iii)(C). The Company shall not be required to make an Offer for Notes pursuant to this Section 3.11 if the Net Available Cash (excluding all Total Leverage Excess Proceeds) available therefor (after application of the proceeds as provided in Section 3.11(A)(iii)(A)) is less than (i) $150.0 million for any particular Asset Disposition or (ii) $300.0 million in the aggregate in any fiscal year. No Note will be repurchased in part if less than the Authorized Denomination in original principal amount of such Note would be left outstanding.

(F)	An Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes and/or Notes Guarantees (but the Offer may not condition tenders on the delivery of such consents).

(G)	The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.11. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.11, the Company shall comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under this Section 3.11 by virtue thereof.

Section 3.12.     Limitation on Liens.

(A)	The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets (including (i) any Capital Stock that does not constitute Pledged Stock or (ii) any property or asset (including Capital Stock of any other Person) of any Restricted Subsidiary that is not Collateral (including, without limitation, any such property or assets of any Foreign Subsidiary)), whether owned on the date of this Indenture or thereafter acquired, securing any Indebtedness (the “Initial Lien”), unless:

(1)            in the case of Initial Liens on any asset or property that is Collateral, such Initial Lien is a Permitted Lien; or

(2)            in the case of Initial Liens on any asset or property that is not Collateral, (i) the Notes (or a Notes Guarantee, in the case of Initial Liens on any asset or property of a Guarantor) are equally and ratably secured with or are secured on a senior basis to, in the case such Initial Lien secures any Indebtedness junior in Lien priority to the Notes or any Subordinated Obligations or Guarantor Subordinated Obligations, the obligations secured by such Initial Lien until such time as such obligations are no longer secured by a Lien or (ii) such Initial Lien is a Permitted Lien.

(B)	Any Lien on the Collateral created in favor of the Notes or any Notes Guarantee will be automatically and unconditionally released and discharged under Section 12.02.

Section 3.13.     Future Subsidiary Guarantors.

After the Issue Date, the Company shall cause each Restricted Subsidiary that is a borrower or guarantees payment by the Company of any Indebtedness of the Company under a First Lien Credit Facility or other Indebtedness for borrowed money (other than Consolidated Vehicle Indebtedness permitted under this Indenture) to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Restricted Subsidiary shall guarantee payment of the Notes on a first-priority, secured basis, whereupon such Restricted Subsidiary shall become a Subsidiary Guarantor for all purposes under this Indenture. In addition, the Company may, at its option, elect to cause any Subsidiary that is not a Subsidiary Guarantor to guarantee payment of the Notes and become a Subsidiary Guarantor.

Section 3.14.     After-Acquired Property.

(A)	Subject to the applicable limitations and exceptions set forth in the Notes Collateral Documents and this Indenture, if the Company or any other Grantor acquires any property or rights which are of a type constituting Collateral under any Notes Collateral Document (excluding any Excluded Property or assets not required to be Collateral pursuant to this Indenture or the Notes Collateral Documents), it will be required, within the time periods specified therefor or, if not so specified, concurrently with the grant in favor of any First Lien Collateral Agent, to execute and deliver such security instruments, surveys, title insurance policies, opinions, financing statements and such certificates as are required under this Indenture or any Notes Collateral Document to vest in the Notes Collateral Agent a valid and perfected second-priority security interest (subject to Permitted Liens) in such after-acquired Collateral and to take such actions to add such after-acquired Collateral to the Collateral.

(B)	Notwithstanding anything to the contrary in this Indenture or any other Notes Document:

(i)	the First Lien Credit Agreement Collateral Agent may grant extensions of time (including after the expiration of any relevant period, which may apply retroactively) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets and such extension shall automatically apply to this Indenture and the equivalent provisions under the Notes Collateral Documents;

(ii)	any Lien required to be granted from time to time pursuant to this Indenture and/or any action requested in connection therewith shall be subject to the exceptions and limitations set forth in the Notes Collateral Documents;

(iii)	none of the Company nor any other Grantor nor any of their respective Subsidiaries shall be required, nor shall the Notes Collateral Agent be authorized with respect to the Collateral, to (1) take any action in any jurisdiction other than the United States of America, or required by the laws of any such non-U.S. jurisdiction, or enter into any security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (2) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except in the case of Collateral that constitutes Capital Stock or intercompany notes at any time issued to, or held or owned by the Company or any other Grantor (“Pledged Notes”), in certificated form, delivering such Capital Stock or Pledged Notes to the Notes Collateral Agent (or another Person as required under any applicable Intercreditor Agreement), (3) take any action in order to perfect any security interests in any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts or securities accounts) (except, in each case, to the extent perfected automatically or by the filing of a financing statement under the Uniform Commercial Code or, in the case of Pledged Stock, by being held by the Notes Collateral Agent (or another Person as required under any applicable Intercreditor Agreement)), (4) deliver landlord lien waivers, estoppels, collateral access letters or any other third party consents or (5) file any fixture filing with respect to any security interest in fixtures affixed to or attached to any real property constituting Excluded Property;

(iv)	all Notes Collateral Documents shall be documented under, and governed by, New York law (and to the extent applicable, federal law governing the intellectual property Collateral), and no foreign law legal opinions shall be required with respect to the Collateral; and

(v)	opinions of counsel will not be required in connection with the addition of new Guarantors or in connection with such Guarantors entering into the Notes Collateral Documents or to vest in the Notes Collateral Agent (or its bailee) a perfected security interest in after-acquired Collateral owned by Grantors (in each case, unless such opinions are delivered, to the First Lien Credit Agreement Collateral Agent pursuant to corresponding provisions of the First Lien Credit Agreement).

Section 3.15.     Further Assurances.

Subject to the First Lien Intercreditor Agreement and the provisions of this Indenture and each other Notes Document (including, for the avoidance of doubt, Section 3.14(B)), the Company and each other Grantor shall promptly and duly execute and deliver such further instruments and documents and take such further actions as the Notes Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of the Notes Collateral Documents and of the rights and powers herein granted by each applicable Grantor, including the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) as in effect from time to time in any United States jurisdiction with respect to the security interests created hereby.

Section 3.16.     Real Property Collateral.

With respect to any real property owned by a Grantor that constitutes Collateral on the Issue Date, within 150 days after the Issue Date (or as soon as practical thereafter using commercially reasonable efforts), and with respect to any real property owned or acquired by a Grantor that constitutes Collateral after the Issue Date, within 150 days after the date of such real property first constituting Collateral or being acquired (or as soon as practical thereafter using commercially reasonable efforts) the Notes Collateral Agent shall have received the following with respect to each such real property:

(a)            a mortgage or deed of trust duly executed and acknowledged by the holder of such real property, in favor of the Notes Collateral Agent for its benefit and the benefit of the Trustee and the holders of the Notes, in proper form for recording in the land records in the jurisdiction in which such property is located, and sufficient to create a valid and enforceable mortgage lien on such property in favor of the Notes Collateral Agent for its benefit and the benefit of the Trustee and the holders of the Notes;

(b)            a title policy (or policies) or an unconditional binding commitment from the title company to issue for such insurance to be replaced by a final title policy in the form of a pro forma policy or marked up commitment, which policy shall (i) be in the same amount as the title insurance policies issued under the First Lien Credit Agreement, (ii) insure that the mortgage or deed of trust created thereby creates a valid lien on the real property encumbered thereby free and clear of all defects and encumbrances, except Permitted Liens; (iii) name the Notes Collateral Agent for the benefit of the Trustee and the holders of the Notes; (iv) be in the form of an ALTA Loan Policy, and (v) contain such endorsements, coinsurance, reinsurance, and affirmative coverage as provided in the title insurance policies issued under the First Lien Credit Agreement (“Title Policy”);

(c)            an American Land Title Association survey (or survey update) or such existing survey together with a no-change affidavit sufficient for the title company to remove all standard survey exceptions from the Title Policy related to such real property and issue the survey related endorsements; and

(d)            legal opinions of local counsel in the states where the real properties are located relating to the mortgages or deeds of trust, which opinions shall be in form and substance substantially similar to those provided under the First Lien Credit Agreement.

Article 4.     Repurchase and Redemption

Section 4.01.     No Sinking Fund.

No sinking fund is required to be provided for the Notes.

Section 4.02.     Right of Holders to Require the Company to Repurchase Notes Upon a Fundamental Change.

(A)            Right of Holders to Require the Company to Repurchase Notes Upon a Fundamental Change. Subject to the other terms of this Section 4.02, if a Fundamental Change occurs, then each Holder will have the right (the “Fundamental Change Repurchase Right”) to require the Company to repurchase such Holder’s Notes (or any portion thereof in an Authorized Denomination) on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price.

(B)            Repurchase Prohibited in Certain Circumstances. If the Capitalized Principal Amount of the Notes has been accelerated and such acceleration has not been rescinded on or before the Fundamental Change Repurchase Date for a Repurchase Upon Fundamental Change (except in the case of an acceleration resulting from a Default in the payment of the related Fundamental Change Repurchase Price on such Fundamental Change Repurchase Date), then (i) the Company may not repurchase any Notes pursuant to this Section 4.02; and (ii) the Company will cause any Notes theretofore surrendered for such Repurchase Upon Fundamental Change to be returned to the Holders thereof (or, if applicable with respect to Global Notes, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interest in such Notes in accordance with the Depositary Procedures).

(C)            Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Company’s choosing that is no more than thirty five (35), nor less than twenty (20), Business Days after the date the Company sends the related Fundamental Change Notice pursuant to Section 4.02(E).

(D)            Fundamental Change Repurchase Price. The Fundamental Change Repurchase Price for any Note to be repurchased upon a Repurchase Upon Fundamental Change following a Fundamental Change is an amount in cash equal to the Capitalized Principal Amount of such Note plus accrued and unpaid Cash Interest thereon, if any, to, but excluding, the Fundamental Change Repurchase Date, (or, if applicable, the principal amount of the Physical Notes plus accrued and unpaid Cash Interest, if any, and PIK Interest, if any, thereon from, and including, the immediately preceding Interest Payment Date (or, if there is no immediately preceding Interest Payment Date, from, and including, the issue date of such Physical Notes) to, but excluding, the Fundamental Change Repurchase Date for such Fundamental Change).

(E)            Fundamental Change Notice. On or before the twentieth (20th) calendar day after the effective date of a Fundamental Change, the Company will send to each Holder, the Trustee, the Exchange Agent and the Paying Agent in writing a notice of such Fundamental Change (a “Fundamental Change Notice”).

Such Fundamental Change Notice must state:

(i)            briefly, the events causing such Fundamental Change;

(ii)           the effective date of such Fundamental Change;

(iii)          the procedures that a Holder must follow to require the Company to repurchase its Notes pursuant to this Section 4.02, including the deadline for exercising the Fundamental Change Repurchase Right and the procedures for submitting and withdrawing a Fundamental Change Repurchase Notice;

(iv)          the Fundamental Change Repurchase Date for such Fundamental Change;

(v)           the Fundamental Change Repurchase Price per $1,000 Capitalized Principal Amount of Notes for such Fundamental Change;

(vi)          the name and address of the Paying Agent and the Exchange Agent;

(vii)         the Exchange Rate in effect on the date of such Fundamental Change Notice and a description and quantification of any adjustments to the Exchange Rate that may result from such Fundamental Change (including pursuant to Section 5.07);

(viii)        that Notes for which a Fundamental Change Repurchase Notice has been duly tendered and not duly withdrawn must be delivered to the Paying Agent for the Holder thereof to be entitled to receive the Fundamental Change Repurchase Price;

(ix)          that Notes (or any portion thereof) that are subject to a Fundamental Change Repurchase Notice that has been duly tendered may be Exchanged only if such Fundamental Change Repurchase Notice is withdrawn in accordance with this Indenture; and

(x)           the CUSIP and ISIN numbers, if any, of the Notes.

Neither the failure to deliver a Fundamental Change Notice nor any defect in a Fundamental Change Notice will limit the Fundamental Change Repurchase Right of any Holder or otherwise affect the validity of any proceedings relating to any Repurchase Upon Fundamental Change.

(F)            Procedures to Exercise the Fundamental Change Repurchase Right.

(i)            Delivery of Fundamental Change Repurchase Notice and Notes to Be Repurchased. To exercise its Fundamental Change Repurchase Right for a Note following a Fundamental Change, the Holder thereof must deliver to the Paying Agent:

(1)            before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date (or such later time as may be required by law), a duly completed, written Fundamental Change Repurchase Notice with respect to such Note; and

(2)            such Note, duly endorsed for transfer (if such Note is a Physical Note) or by book-entry transfer (if such Note is a Global Note).

The Paying Agent will promptly deliver to the Company a copy of each Fundamental Change Repurchase Notice that it receives.

(ii)            Contents of Fundamental Change Repurchase Notices. Each Fundamental Change Repurchase Notice with respect to a Note must state:

(1)            if such Note is a Physical Note, the certificate number of such Note;

(2)            the Capitalized Principal Amount of such Note to be repurchased, which must be an Authorized Denomination; and

(3)            that such Holder is exercising its Fundamental Change Repurchase Right with respect to such Capitalized Principal Amount of such Note;

provided, however, that if such Note is a Global Note, then such Fundamental Change Repurchase Notice must comply with the Depositary Procedures (and any such Fundamental Change Repurchase Notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 4.02(F)).

(iii)            Withdrawal of Fundamental Change Repurchase Notice. A Holder that has delivered a Fundamental Change Repurchase Notice with respect to a Note may withdraw such Fundamental Change Repurchase Notice by delivering a written notice of withdrawal to the Paying Agent at any time before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date. Such withdrawal notice must state:

(1)            if such Note is a Physical Note, the certificate number of such Note;

(2)            the Capitalized Principal Amount of such Note to be withdrawn, which must be an Authorized Denomination; and

(3)            the Capitalized Principal Amount of such Note, if any, that remains subject to such Fundamental Change Repurchase Notice, which must be an Authorized Denomination;

provided, however, that if such Note is a Global Note, then such withdrawal notice must comply with the Depositary Procedures (and any such withdrawal notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 4.02(F)).

Upon receipt of any such withdrawal notice with respect to a Note (or any portion thereof), the Paying Agent will (x) promptly deliver a copy of such withdrawal notice to the Company; and (y) if such Note is surrendered to the Paying Agent, cause such Note (or such portion thereof in accordance with Section 2.11, treating such Note as having been then surrendered for partial repurchase in the amount set forth in such withdrawal notice as remaining subject to repurchase) to be returned to the Holder thereof (or, if applicable with respect to any Global Note, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interest in such Note in accordance with the Depositary Procedures).

(G)            Payment of the Fundamental Change Repurchase Price. Without limiting the Company’s obligation to deposit the Fundamental Change Repurchase Price within the time prescribed by Section 3.01(B), the Company will cause the Fundamental Change Repurchase Price for a Note (or portion thereof) to be repurchased pursuant to a Repurchase Upon Fundamental Change to be paid to the Holder thereof on or before the later of (i) the applicable Fundamental Change Repurchase Date; and (ii) the date (x) such Note is delivered to the Paying Agent (in the case of a Physical Note) or (y) the Depositary Procedures relating to the repurchase, and the delivery to the Paying Agent, of such Holder’s beneficial interest in such Note to be repurchased are complied with (in the case of a Global Note).

(H)            Third Party May Conduct Repurchase Offer In Lieu of the Company. Notwithstanding anything to the contrary in this Section 4.02, the Company will be deemed to satisfy its obligations under this Section 4.02 if (i) one or more third parties conduct any Repurchase Upon Fundamental Change and related offer to repurchase Notes otherwise required by this Section 4.02 in a manner that would have satisfied the requirements of this Section 4.02 if conducted directly by the Company; and (ii) an owner of a beneficial interest in any Note repurchased by such third party or parties will not receive a lesser amount (as a result of withholding or other similar taxes) than such owner would have received had the Company repurchased such Note.

(I)            No Requirement to Conduct an Offer to Repurchase Notes if the Fundamental Change Results in the Notes Becoming Exchangeable into an Amount of Cash Exceeding the Fundamental Change Repurchase Price. Notwithstanding anything to the contrary in this Section 4.02, the Company will not be required to send a Fundamental Change Notice pursuant to Section 4.02(E), or offer to repurchase or repurchase any Notes pursuant to this Section 4.02, in connection with a Common Stock Change Event that constitutes a Fundamental Change pursuant to clause (B)(ii) of the definition thereof (regardless of whether such Common Stock Change Event also constitutes a Fundamental Change pursuant to any other clause of such definition), if (i) the Reference Property of such Common Stock Change Event consists entirely of cash in U.S. dollars; (ii) immediately after such Fundamental Change, the Notes become Exchangeable, pursuant to Section 5.09(A) and, if applicable, Section 5.07, into consideration that consists solely of U.S. dollars in an amount per $1,000 aggregate Capitalized Principal Amount of Notes that equals or exceeds the Fundamental Change Repurchase Price per $1,000 aggregate Capitalized Principal Amount of Notes (calculated assuming that the same includes accrued and unpaid interest to, but excluding, the latest possible Fundamental Change Repurchase Date for such Fundamental Change); and (iii) the Company timely sends the notice relating to such Fundamental Change required pursuant to Section 5.07(C) and includes, in such notice, a statement that the Company is relying on this Section 4.02(I).

(J)            Compliance with Applicable Securities Laws. To the extent applicable, the Company will comply, in all material respects, with all federal and state securities laws in connection with a Repurchase Upon Fundamental Change (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such Repurchase Upon Fundamental Change in the manner set forth in this Indenture; provided, however, that, to the extent that the Company’s obligations pursuant to this Section 4.02 conflict with any law or regulation that is applicable to the Company and enacted after the Issue Date, the Company’s compliance with such law or regulation will not be considered to be a Default of such obligations.

(K)            Repurchase in Part. Subject to the terms of this Section 4.02, Notes may be repurchased pursuant to a Repurchase Upon Fundamental Change in part, but only in Authorized Denominations. Provisions of this Section 4.02 applying to the repurchase of a Note in whole will equally apply to the repurchase of a permitted portion of a Note.

Section 4.03.     Right of the Company to Redeem the Notes.

(A)            No Right to Redeem Before January 6, 2029. The Company may not redeem the Notes at its option pursuant to this Section 4.03 at any time before January 6, 2029.

(B)            Right to Redeem the Notes On or After January 6, 2029. Subject to the terms of this Section 4.03 (including, for the avoidance of doubt, Section 4.03(J)), the Company has the right, at its election, to redeem all, or any portion, in an Authorized Denomination, of the Notes, at any time, and from time to time, on a Redemption Date on or after January 6, 2029 and on or before the thirty-first (31st) Scheduled Trading Day immediately before the Maturity Date, for a cash purchase price equal to the Redemption Price, but only if (i) the Notes are Freely Tradable as of the date the Company sends the related Redemption Notice (unless the Company elects for Cash Settlement to apply to all Exchanges of Notes with an Exchange Date that occurs on or after the date the Company sends such Redemption Notice and on or before the second Scheduled Trading Day immediately before the related Redemption Date) and all accrued and unpaid Additional Interest, if any, has been paid in full as of the first Interest Payment Date occurring on or before the date the Company sends such notice and (ii) the Last Reported Sale Price per share of Common Stock exceeds one hundred and thirty percent (130%) of the Exchange Price on (x) each of at least twenty (20) Trading Days (whether or not consecutive) during the thirty (30) consecutive Trading Days ending on, and including, the Trading Day immediately before the Redemption Notice Date for such Redemption; and (y) the Trading Day immediately before the Redemption Notice Date for such Redemption. For the avoidance of doubt, the calling (or deemed calling pursuant to Section 4.03(I)) of any Note for Redemption will constitute a Make-Whole Fundamental Change with respect to that Note pursuant to clause (B) of the definition thereof. If the Company elects to redeem less than all of the outstanding Notes, then the Redemption will not constitute a Make-Whole Fundamental Change with respect to the Notes not called for Redemption, and Holders of the Notes not called for Redemption will not be entitled to an increased Exchange Rate for such Notes as described in Section 5.07 on account of the Redemption, except to the extent described in Section 4.03(I) below.

(C)            Redemption Prohibited in Certain Circumstances. If the Capitalized Principal Amount of the Notes has been accelerated and such acceleration has not been rescinded on or before the Redemption Date (except in the case of an acceleration resulting from a Default in the payment of the related Redemption Price on such Redemption Date), then (i) the Company may not call for Redemption or otherwise redeem any Notes pursuant to this Section 4.03; and (ii) the Company will cause any Notes theretofore surrendered for such Redemption to be returned to the Holders thereof (or, if applicable with respect to Global Notes, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interests in such Notes in accordance with the Depositary Procedures).

(D)            Redemption Date. The Redemption Date for any Redemption will be a Business Day of the Company’s choosing that is no more than fifty five (55), nor less than thirty five (35), Scheduled Trading Days after the Redemption Notice Date for such Redemption; provided, however, that if the Company is then otherwise permitted to settle Exchanges of Notes by Physical Settlement (and, for the avoidance of doubt, has not irrevocably elected another Settlement Method), and the Company elects to settle all Exchanges of Notes with an Exchange Date that occurs on or after such Redemption Notice Date and on or before the second Scheduled Trading Day immediately before the Redemption Date by Physical Settlement, then the Company may instead elect to choose a Redemption Date that is a Business Day no more than fifty five (55) Scheduled Trading Days, nor less than fifteen (15) calendar days, after such Redemption Notice Date. The Redemption Date shall be a Business Day and the Company may not specify a Redemption Date that falls after the 31st Scheduled Trading Day immediately preceding the Maturity Date.

(E)            Redemption Price. The Redemption Price for each Note called for Redemption is an amount in cash equal to the Capitalized Principal Amount of such Note plus accrued and unpaid Cash Interest thereon, if any, to, but excluding, the Redemption Date (or, if applicable, the principal amount of such Physical Notes plus accrued and unpaid Cash Interest, if any, and PIK Interest, if any, thereon from, and including, the immediately preceding Interest Payment Date (or, if there is no immediately preceding Interest Payment Date, from, and including, the issue date of such Physical Notes) to, but excluding, the Redemption Date for such Redemption).

(F)            Redemption Notice. To call any Notes for Redemption, the Company must send to each Holder of such Notes an irrevocable written notice of such Redemption (a “Redemption Notice”).

Such Redemption Notice must state:

(i)            that all or a portion of the Notes have been called for Redemption, briefly describing the Company’s Redemption right under this Indenture;

(ii)           the Redemption Date for such Redemption;

(iii)          the Redemption Price per $1,000 Capitalized Principal Amount of Notes for such Redemption;

(iv)          the name and address of the Paying Agent and the Exchange Agent;

(v)           the Exchange Rate in effect on the Redemption Notice Date for such Redemption and a description and quantification of any adjustments to the Exchange Rate that may result from such Redemption (including pursuant to Section 5.07) with respect to the Notes called for Redemption;

(vi)          the Settlement Method that will apply to all Exchanges of Notes with an Exchange Date that occurs on or after such Redemption Notice Date and on or before the second (2nd) Scheduled Trading Day before such Redemption Date; and

(vii)         the CUSIP and ISIN numbers, if any, of the Notes.

On or before the Redemption Notice Date, the Company will send a copy of such Redemption Notice to the Trustee, the Exchange Agent and the Paying Agent.

(G)            Selection and Exchange of Notes to Be Redeemed in Part.

(i)            If the Company elects to redeem fewer than all of the outstanding Notes, and the Notes to be redeemed are Global Notes, the Notes to be redeemed will be selected by DTC in accordance with applicable DTC procedures.

(ii)            If the Company elects to redeem fewer than all of the outstanding Notes, and the Notes to be redeemed are Physical Notes, the Trustee will select the Notes to be redeemed (in an Authorized Denomination) by lot, on a pro rata basis or by another method the Trustee considers to be fair and appropriate.

(iii)            If the Trustee (or DTC, with respect to Global Notes) selects a portion of the Notes for Redemption and the Holder Exchanges a portion of the same Notes, the Exchanged portion shall be deemed to be from the portion selected for Redemption, subject to applicable DTC procedures.

(H)            Payment of the Redemption Price. Without limiting the Company’s obligation to deposit the Redemption Price by the time prescribed by Section 3.01(B), the Company will cause the Redemption Price for a Note (or portion thereof) subject to Redemption to be paid to the Holder thereof on or before the applicable Redemption Date.

(I)            Special Provisions for Partial Calls. If the Company elects to redeem less than all of the outstanding Notes pursuant to this Section 4.03, and the Holder of any Note, or any owner of a beneficial interest in any Global Note, is reasonably not able to determine, before the Close of Business on the thirty-second (32nd) Scheduled Trading Day (or, if the Company is then otherwise permitted to settle Exchanges of Notes by Physical Settlement (and, for the avoidance of doubt, the Company has not irrevocably elected another Settlement Method), and the Company elects to settle all Exchanges of Notes with an Exchange Date that occurs on or after the date the Company sends such Redemption Notice and on or before the second Scheduled Trading Day immediately before the related Redemption Date by Physical Settlement, the 10th calendar day) immediately before the Redemption Date for such Redemption, whether such Note or beneficial interest, as applicable, is to be redeemed pursuant to such Redemption, then such Holder or owner, as applicable, will be entitled to an increased Exchange Rate pursuant to Section 5.07 in connection with an Exchange of such Note or beneficial interest, as applicable, at any time before the Close of Business on the second (2nd) Scheduled Trading Day immediately before such Redemption Date, and each such Exchange will be deemed to be of a Note called for Redemption for purposes of this Section 4.03 and 5.07. For the avoidance of doubt, each reference in this Indenture or the Notes to (x) any Note that is called for Redemption (or similar language) includes any Note that is deemed to be called for Redemption pursuant to this Section 4.03(I); and (y) any Note that is not called for Redemption (or similar language) excludes any Note that is deemed to be called for Redemption pursuant to this Section 4.03(I).

(J)            Partial Redemption Limitation. If the Company elects to redeem less than all of the outstanding Notes pursuant to this Section 4.03, then, notwithstanding anything to the contrary in this Indenture or the Notes, the excess of the Capitalized Principal Amount of the Notes outstanding as of the time the Company sends the related Redemption Notice over the Capitalized Principal Amount of the Notes set forth in such Redemption Notice as being subject to Redemption must be at least one hundred million dollars ($100,000,000).

Article 5.     Exchange

Section 5.01.     Right to Exchange.

(A)            Generally. Subject to Section 5.01(D), each Holder may, at its option, at any time, from, and including, the Issue Date until the Close of Business on the second Scheduled Trading Day immediately before the Maturity Date, Exchange such Holder’s Notes into Exchange Consideration.

(B)            Exchanges in Part. Subject to the terms of this Indenture, Notes may be Exchanged in part, but only in Authorized Denominations. Provisions of this Article 5 applying to the Exchange of a Note in whole will equally apply to Exchanges of a permitted portion of a Note.

(C)            Notice of Certain Distributions. If the Parent Guarantor elects to:

(i)             distribute, to all or substantially all holders of Common Stock, any rights, options or warrants (other than rights issued pursuant to a stockholder rights plan, so long as such rights have not separated from the Common Stock and are not exercisable until the occurrence of a triggering event, except that such rights will be deemed to be distributed under this clause (I) upon their separation from the Common Stock or upon the occurrence of such triggering event) entitling them, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced (determined in the manner set forth in the third paragraph of Section 5.05(A)(ii)); or

(ii)            distribute, to all or substantially all holders of Common Stock, assets or securities of the Parent Guarantor or rights to purchase the Parent Guarantor’s securities, which distribution per share of Common Stock has a value, as determined in good faith by the Parent Guarantor, exceeding ten percent (10%) of the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before the date such distribution is announced, then, in either case, the Company will send written notice of such distribution to Holders, the Trustee and the Exchange Agent at least forty (40) Scheduled Trading Days before the Ex-Dividend Date for such distribution (or, if later in the case of any such separation of rights issued pursuant to a stockholder rights plan or the occurrence of any such triggering event under a stockholder rights plan, as soon as reasonably practicable after the Company becomes aware that such separation or triggering event has occurred or will occur); provided, however, that if the Company is then otherwise permitted to settle Exchanges by Physical Settlement (and for the avoidance of doubt, the Company has not elected another Settlement Method to apply), then the Company may instead elect to provide such notice at least five Scheduled Trading Days prior to such Ex-Dividend Date. In that event, the Company shall be required to settle all Exchanges with an Exchange Date occurring on or after the date the Company provides such notice and before such Ex-Dividend Date (or, if earlier, the date the Company announces that such distribution will not take place) by Physical Settlement, and the Company shall elect the same in such notice.

(D)            Limitations and Closed Periods. Notwithstanding anything to the contrary in this Indenture or the Notes:

(i)              Notes may be surrendered for Exchange only after the Open of Business and before the Close of Business on a day that is a Business Day (and, for the avoidance of doubt, a Holder or beneficial owner of the Notes who surrenders a Note for Exchange on a Regular Record Date shall not be the Holder or beneficial owner of such Note as of the Close of Business on such Regular Record Date and shall not be entitled to the Cash Interest and PIK Interest due on the related Interest Payment Date); and

(ii)             in no event may any Note be Exchanged after the Close of Business on the second (2nd) Scheduled Trading Day immediately before the Maturity Date.

(E)            Ownership Limit. Notwithstanding anything to the contrary in this Indenture or the Notes, no Holder of Notes will be entitled to receive any shares of Common Stock following any Exchange of such Notes to the extent (but only to the extent) that, immediately after the receipt of such shares of Common Stock, such Holder or a beneficial owner of the Notes (or a person to whom such shares of Common Stock is attributable under the rules of Section 382 of the Code) would be, directly or indirectly, a “5-percent shareholder” (as such term is used in Section 382 of the Code and the Treasury Regulations promulgated thereunder); provided, however, that the Board of Directors of the Parent Guarantor may exempt a Holder from such restrictions. Any attempted Exchange of Notes that would entitle Holders of Notes to delivery of the Common Stock in violation of the restriction set forth in the preceding sentence will be void to the extent (but only to the extent) of the number of shares of Common Stock that would cause such violation, and the related Notes (or portion thereof) will be returned to the Holder as promptly as practicable. Neither the Company nor the Parent Guarantor will have any further obligation to the Holder of such Notes with respect to such voided Exchange, and such Notes will be treated as if they had not been submitted for Exchange. The Trustee will have no obligation for monitoring compliance with this Section 5.01(E) or monitoring any ownership limits upon the transfer or Exchange of Notes that remain outstanding, subject to Exchange, repurchase, Redemption or repayment at maturity.

(F)            Restrictions Regarding Canada. Notwithstanding any other provision of this Indenture or the Notes, no Holder that is located or resident in Canada will be entitled to Exchange any of its Notes unless it has first provided to the Exchange Agent, on behalf of the Company, a representation letter in the form approved by the Company (and substantially in the form attached as Exhibit D hereto and otherwise available from the Company and/or the Exchange Agent), establishing such Holder’s eligibility to acquire shares of Common Stock under applicable provisions of Canadian securities laws and providing the Company with the information necessary to report the exempt distribution of those shares of Common Stock to the applicable Canadian securities regulatory authority.

Each Holder that exercises its exchange rights under the Notes without first providing a representation letter to the Exchange Agent shall be deemed to have represented and warranted to the Company that it is not located or resident in any province or territory of Canada. Neither the Exchange Agent nor the Company shall have any obligation to request a representation letter nor to determine whether a Holder is located or resident in any province or territory of Canada.

Section 5.02.     Exchange Procedures.

(A)           Generally.

(i)             Global Notes. To Exchange a beneficial interest in a Global Note, the owner of such beneficial interest must (1) comply with the Depositary Procedures for Exchanging such beneficial interest (at which time such Exchange will become irrevocable); and (2) pay any amounts due pursuant to Section 5.02(E).

(ii)             Physical Notes. To Exchange all or a portion of a Physical Note, the Holder of such Note must (1) complete, manually sign and deliver to the Exchange Agent the exchange notice attached to such Physical Note or a facsimile of such exchange notice; (2) deliver such Physical Note to the Exchange Agent (at which time such Exchange will become irrevocable); (3) furnish any endorsements and transfer documents that the Company or the Exchange Agent may require; and (4) pay any amounts due pursuant to Section 5.02(E).

(B)            Effect of Exchanging a Note. At the Close of Business on the Exchange Date for a Note (or any portion thereof) to be Exchanged, such Note (or such portion) will (unless there occurs a Default in the delivery of the Exchange Consideration or Cash Interest due, pursuant to Section 5.03(B) or Section 5.02(D) upon such Exchange) be deemed to cease to be outstanding (and, for the avoidance of doubt, no Person will be deemed to be a Holder of such Note (or such portion thereof) as of the Close of Business on such Exchange Date), except to the extent provided in Section 5.02(D).

(C)            Holder of Record of Exchange Shares. The Person in whose name any share of Common Stock is deliverable upon Exchange of any Note will be deemed to become the holder of record of such share as of the Close of Business on (i) the Exchange Date for such Exchange, in the case of Physical Settlement; or (ii) the last VWAP Trading Day of the Observation Period for such Exchange, in the case of Combination Settlement.

(D)            Interest Payable Upon Exchange in Certain Circumstances. With respect to any Exchange of a Note (i) if the Company has specified a Redemption Date that is after the 15th calendar day of the month immediately preceding the month of an Interest Payment Date and on or before the second (2nd) Scheduled Trading Day immediately after such Interest Payment Date and the Exchange Date for such Exchange occurs after such 15th calendar day and prior to the Close of Business on the Regular Record Date immediately preceding such Interest Payment Date; (ii) if the Exchange Date for such Exchange occurs after June 15, 2030 and prior to the Close of Business on the second Scheduled Trading Day immediately preceding the Interest Payment Date coinciding with the Maturity Date; or (iii) if the Company has specified a Fundamental Change Repurchase Date that is after the 15th calendar day of the month immediately preceding the month of an Interest Payment Date and on or before the Business Day immediately after such Interest Payment Date and the Exchange Date for such Exchange occurs after such 15th calendar day and prior to the Close of Business on the Regular Record Date immediately preceding such Interest Payment Date, then, in each case, the Holder who receives the consideration due upon Exchange shall also receive the full Cash Interest payment that would have been due on such exchanged Notes on such Interest Payment Date had such Holder been the holder of record of such Notes as of the Close of Business on the Regular Record Date for such Interest Payment Date.

(E)            Taxes and Duties. If a Holder Exchanges a Note, the Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue or delivery of any shares of Common Stock upon such Exchange; provided, however, that if any tax or duty is due because such Holder requested such shares to be registered in a name other than such Holder’s name, then such Holder will pay such tax or duty and, until having received a sum sufficient to pay such tax or duty, the Exchange Agent may refuse to deliver any such shares to be delivered in a name other than that of such Holder.

(F)            Exchange Agent to Notify Company of Exchanges. If any Note is submitted for Exchange to the Exchange Agent or the Exchange Agent receives any notice of Exchange with respect to a Note, then the Exchange Agent will promptly (and, in any event, no later than the date the Exchange Agent receives such Note or notice) notify the Company and the Trustee of such occurrence, together with any other information reasonably requested by the Company, and will cooperate with the Company to determine the Exchange Date for such Note.

Section 5.03.     Settlement Upon Exchange.

(A)           Settlement Method. Subject to Section 5.01(E) and Section 5.03(A)(i)(4), upon the Exchange of any Note, the Company will settle such Exchange by paying or delivering, as applicable and as provided in this Article 5, either (x) shares of Common Stock, together, if applicable, with cash in lieu of fractional shares as provided in Section 5.03(B)(i)(1) (a “Physical Settlement”); (y) solely cash as provided in Section 5.03(B)(i)(2) (a “Cash Settlement”); or (z) a combination of cash and shares of Common Stock, together, if applicable, with cash in lieu of fractional shares as provided in Section 5.03(B)(i)(3) (a “Combination Settlement”).

(i)             The Company’s Right to Elect Settlement Method. The Company will have the right to elect the Settlement Method applicable to any Exchange of a Note; provided, however, that:

(1)            all Exchanges of Notes with an Exchange Date that occurs on or after April 1, 2030 will be settled using the same Settlement Method, and the Company will send notice of such Settlement Method to Holders no later than the Open of Business on April 1, 2030;

(2)            subject to clause (3) below, if the Company elects a Settlement Method with respect to the Exchange of any Note whose Exchange Date occurs before April 1, 2030, then the Company will send notice of such Settlement Method to the Holder of such Note no later than the Close of Business on the Business Day immediately after such Exchange Date;

(3)             if the Notes are called for Redemption, then (a) the Company will specify, in the related Redemption Notice sent pursuant to Section 4.03(F), the Settlement Method that will apply to all Exchanges of Notes called for Redemption with an Exchange Date that occurs on or after the related Redemption Notice Date and on or before the second (2nd) Scheduled Trading Day immediately before the related Redemption Date; and (b) if such Redemption Date occurs on or after April 1, 2030, then such Settlement Method must be the same Settlement Method that, pursuant to clause (1) above, applies to all Exchanges of Notes with an Exchange Date that occurs on or after April 1, 2030;

(4)            notwithstanding anything to the contrary in this Indenture, in no event shall the Company be entitled to elect a Settlement Method with respect to any Exchange that would result in the aggregate number of shares of Common Stock issued upon Exchange of the Notes on or prior to the Shareholder Approval Date (subject to adjustment in the same manner as, and at the same time and for the same events for which, the Exchange Rate is adjusted pursuant to Section 5.05(A)) exceeding the Aggregate Share Cap;

(5)            the Company will not be permitted to elect Physical Settlement with respect to any Exchange of Notes if, as of the Exchange Date for such Exchange, (i) the Shareholder Approval Date has not occurred and (ii) the Exchange Rate with respect to such Exchange would exceed the Note Share Cap;

(6)            the Company will use the same Settlement Method for all Exchanges of Notes with the same Exchange Date (and, for the avoidance of doubt, the Company will not be obligated to use the same Settlement Method with respect to Exchanges of Notes with different Exchange Dates, except as provided in clause (1) or (3) above);

(7)            if the Company does not timely elect a Settlement Method with respect to the Exchange of a Note, then the Company will be deemed to have elected the Default Settlement Method (and, for the avoidance of doubt, the failure to timely make such election will not constitute a Default or Event of Default); and

(8)            if the Company timely elects Combination Settlement with respect to the Exchange of a Note but does not timely notify the Holder of such Note of the applicable Specified Dollar Amount, then the Specified Dollar Amount for such Exchange will be deemed to be $1,000 per $1,000 Capitalized Principal Amount of Notes (and, for the avoidance of doubt, the failure to timely send such notification will not constitute a Default or Event of Default).

At or before the time the Company sends any notice referred to in the preceding sentence, the Company will send a copy of such notice to the Trustee and the Exchange Agent, but the failure to timely send such copy will not affect the validity of any Settlement Method election.

(ii)            The Company’s Right to Irrevocably Fix or Eliminate Settlement Methods. The Company will have the right, exercisable at its election by sending notice of such exercise to the Holders (with a copy to the Trustee and the Exchange Agent), to (1) irrevocably fix the Settlement Method that will apply to all Exchanges of Notes with an Exchange Date that occurs on or after the date such notice is sent to Holders; or (2) irrevocably eliminate any one or more (but not all) Settlement Methods (including eliminating Combination Settlement with a particular Specified Dollar Amount or range of Specified Dollar Amounts) with respect to all Exchanges of Notes with an Exchange Date that occurs on or after the date such notice is sent to Holders, provided, in each case, that (w) the Settlement Method(s) so elected pursuant to clause (1) or clause (2) above, as applicable, must be a Settlement Method or Settlement Method(s), as applicable, that the Company is then permitted to elect (for the avoidance of doubt, including pursuant to, and subject to, the other provisions of this Section 5.03(A)); (x) no such irrevocable election or Default Settlement Method change will affect any Settlement Method theretofore elected (or deemed to be elected) with respect to any Note pursuant to this Indenture (including pursuant to Section 8.01(G) or this Section 5.03(A)); (y) upon any such irrevocable election pursuant to clause (1) above, the Default Settlement Method will automatically be deemed to be set to the Settlement Method so fixed; and (z) upon any such irrevocable election pursuant to clause (2) above, the Company will, if needed, simultaneously change the Default Settlement Method to a Settlement Method that is consistent with such irrevocable election. Such notice, if sent, must set forth the applicable Settlement Method and expressly state that the election is irrevocable and applicable to all Exchanges of Notes with an Exchange Date that occurs on or after the date such notice is sent to Holders (but that no such irrevocable election will affect any Settlement Method theretofore elected (or deemed to be elected) with respect to any Note pursuant to this Indenture). For the avoidance of doubt, such an irrevocable election, if made, will be effective without the need to amend this Indenture or the Notes, including pursuant to Section 8.01(G) (it being understood, however, that the Company may nonetheless choose to execute such an amendment at its option). In addition, the Company shall be permitted in certain circumstances to irrevocably elect for Physical Settlement to apply to all Exchanges with an Exchange Date occurring during the periods referred to under Section 4.03 and Section 5.01(C).

(iii)            Requirement to Publicly Disclose the Fixed or Default Settlement Method. If the Company changes the Default Settlement Method pursuant to clause (x) of the proviso to the definition of such term or irrevocably fixes the Settlement Method(s) pursuant to Section 5.03(A)(ii), then the Company will, substantially concurrently, either post the Default Settlement Method or fixed Settlement Method(s), as applicable, on its website or disclose the same in a Current Report on Form 8-K (or any successor form) that is filed with, or furnished to, the SEC.

(B)            Exchange Consideration.

(i)             Generally. Subject to Sections 5.01(E), 5.03(A)(i)(4), 5.03(B)(ii), 5.03(B)(iii) and 5.09(A)(2), the type and amount of consideration (the “Exchange Consideration”) due in respect of each $1,000 Capitalized Principal Amount of a Note to be Exchanged will be as follows:

(1)            if Physical Settlement applies to such Exchange, a number of shares of Common Stock equal to the Exchange Rate in effect on the Exchange Date for such Exchange;

(2)            if Cash Settlement applies to such Exchange, cash in an amount equal to the sum of the Daily Exchange Values for each VWAP Trading Day in the Observation Period for such Exchange; or

(3)            if Combination Settlement applies to such Exchange, consideration consisting of (a) a number of shares of Common Stock equal to the sum of the Daily Share Amounts for each VWAP Trading Day in the Observation Period for such Exchange; and (b) an amount of cash equal to the sum of the Daily Cash Amounts for each VWAP Trading Day in such Observation Period.

(ii)            Cash in Lieu of Fractional Shares. If Physical Settlement or Combination Settlement applies to the Exchange of any Note and the number of shares of Common Stock deliverable pursuant to Section 5.03(B)(i) upon such Exchange is not a whole number, then such number will be rounded down to the nearest whole number and the Company will deliver, in addition to the other consideration due upon such Exchange, cash in lieu of the related fractional share in an amount equal to the product of (1) such fraction and (2) (x) the Daily VWAP on the Exchange Date for such Exchange (or, if such Exchange Date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day), in the case of Physical Settlement; or (y) the Daily VWAP on the last VWAP Trading Day of the Observation Period for such Exchange, in the case of Combination Settlement.

(iii)            Exchange of Multiple Notes by a Single Holder. If a Holder Exchanges more than one (1) Note on a single Exchange Date, then the Exchange Consideration due in respect of such Exchange will (in the case of any Global Note, to the extent permitted by, and practicable under, the Depositary Procedures) be computed based on the total Capitalized Principal Amount of Notes Exchanged on such Exchange Date by such Holder.

(iv)            Notice of Calculation of Exchange Consideration. If any Note is to be Exchanged and Cash Settlement or Combination Settlement is applicable, then the Company will determine the Exchange Consideration due thereupon promptly following the last VWAP Trading Day of the applicable Observation Period and will promptly thereafter (and in any event within one Business Day following the last day of the Observation Period) send notice to the Trustee and the Exchange Agent of the same and the calculation thereof in reasonable detail. Neither the Trustee nor the Exchange Agent will have any duty to make any such determination.

(C)            Delivery of the Exchange Consideration. Except as set forth in Sections 5.01(E), 5.03(A)(i)(4), 5.01(D) and 5.09, the Company will pay or deliver, as applicable, the Exchange Consideration due upon the Exchange of any Note to the Holder as follows: (i) if Cash Settlement or Combination Settlement applies to such Exchange, on the second (2nd) Business Day immediately after the last VWAP Trading Day of the Observation Period for such Exchange and (ii) if Physical Settlement applies to such Exchange, on the second Business Day immediately after the Exchange Date for such Exchange; provided, however, that if Physical Settlement applies to the Exchange of any Note with an Exchange Date that is after June 15, 2030, then, solely for the purposes of such Exchange, the Company will pay or deliver, as applicable, the consideration due upon such Exchange on the Maturity Date (or, if the Maturity Date is not a Business Day, the next Business Day), and the Exchange Date will instead be deemed to be the second Business Day immediately before the Maturity Date.

(D)            Deemed Payment of Principal and Interest; Settlement of Accrued Interest Notwithstanding Exchange. If a Holder Exchanges a Note, then the Company will not adjust the Exchange Rate to account for any accrued and unpaid interest on such Note and, except as provided in Section 5.02(D), the Company’s delivery of the Exchange Consideration due in respect of such Exchange will be deemed to fully satisfy and discharge the Company’s obligation to pay the Capitalized Principal Amount of, and accrued and unpaid interest, if any, on, such Note to, but excluding the Exchange Date. As a result, except as provided in Section 5.02(D), any accrued and unpaid interest on an Exchanged Note will be deemed to be paid in full rather than cancelled, extinguished or forfeited. In addition, subject to Section 5.02(D), if the Exchange Consideration for a Note consists of both cash and shares of Common Stock, then accrued and unpaid interest that is deemed to be paid therewith will be deemed to be paid first out of such cash.

For the avoidance of doubt, given that the Regular Record Date for the Notes is the Business Day immediately preceding the applicable Interest Payment Date, a Holder or beneficial owner of the Notes who surrenders a Note for Exchange on a Regular Record Date will not be the Holder or beneficial owner of such Note as of the Close of Business on such Regular Record Date and, except as otherwise provided in Section 5.02(D), will not be entitled to the Cash Interest or PIK Interest due on the related Interest Payment Date, and the Capitalized Principal Amount (or principal amount in the case of any Physical Notes) of any Notes owned by a Holder or beneficial owner of the Notes who surrenders a Note for Exchange on an Interest Payment Date and who was the Holder or beneficial owner of such Note as of the Close of Business on the preceding Regular Record Date shall include any PIK Interest payable in respect of such Notes on such Interest Payment Date.

Further, for the avoidance of doubt, Section 2.05 addresses the treatment of PIK Interest (and a Holder’s entitlement to the same) with regards to certain Exchanges of Notes occurring (i) after June 15, 2030; (ii) in certain periods with respect to a Redemption Date that is after the 15th calendar day of the month immediately preceding the month of an Interest Payment Date and on or before the second Scheduled Trading Day immediately after such Interest Payment Date; (iii) in certain periods with respect to a Fundamental Change Repurchase Date that is after the 15th calendar day of the month immediately preceding the month of an Interest Payment Date and on or before the Business Day immediately after such Interest Payment Date; and (iv) with respect to any overdue interest.

Section 5.04.     Reserve and Status of Common Stock Delivered Upon Exchange.

(A)           Stock Reserve. At all times when any Notes are outstanding, the Parent Guarantor will reserve (out of its authorized and not outstanding shares of Common Stock that are not reserved for other purposes) a number of shares of Common Stock sufficient to permit the Exchange of all then-outstanding Notes, assuming (x) Physical Settlement will apply to such Exchange; and (y) the Exchange Rate is increased by the maximum amount pursuant to which the Exchange Rate may be increased pursuant to Section 5.07). To the extent the Parent Guarantor delivers shares of Common Stock held in its treasury in settlement of the Exchange of any Notes, each reference in this Indenture or the Notes to the delivery of shares of Common Stock in connection therewith will be deemed to include such delivery, mutatis mutandis.

(B)            Status of Exchange Shares; Listing. Each Exchange Share, if any, delivered upon Exchange of any Note will be a newly issued or treasury share (except that any Exchange Share delivered by a designated financial institution pursuant to Section 5.08 need not be a newly issued or treasury share) and will be duly authorized, validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder of such Note or the Person to whom such Exchange Share will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will use commercially reasonable efforts to cause each Exchange Share, when delivered upon Exchange of any Note, to be admitted for listing on such exchange or quotation on such system.

Section 5.05.     Adjustments to the Exchange Rate.

(A)           Events Requiring an Adjustment to the Exchange Rate. The Exchange Rate will be adjusted from time to time as follows:

(i)             Stock Dividends, Splits and Combinations. If the Parent Guarantor issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Parent Guarantor effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 5.09 will apply), then the Exchange Rate will be adjusted based on the following formula:

where:

ER0	=	the Exchange Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

ER1	=	the Exchange Rate in effect immediately after the Open of Business on such Ex-Dividend Date or effective date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 5.05(A)(i) is declared or announced, but not so paid or made, then the Exchange Rate will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Exchange Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(ii)             Rights, Options and Warrants. If the Parent Guarantor distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which Sections 5.05(A)(iii)(1) and 5.05(F) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Exchange Rate will be increased based on the following formula:

where:

ER0	=	the Exchange Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

ER1	=	the Exchange Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock deliverable pursuant to such rights, options or warrants; and

Y	=	a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

To the extent such rights, options or warrants are not so distributed, the Exchange Rate will be readjusted to the Exchange Rate that would then be in effect had the increase to the Exchange Rate for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Exchange Rate will be readjusted to the Exchange Rate that would then be in effect had the increase to the Exchange Rate for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, options or warrants.

For purposes of this Section 5.05(A)(ii) and Section 5.01(C), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Parent Guarantor receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Parent Guarantor in good faith and in a commercially reasonable manner.

(iii)           Spin-Offs and Other Distributed Property.

(1)            Distributions Other than Spin-Offs. If the Parent Guarantor distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Parent Guarantor, or rights, options or warrants to acquire Capital Stock of the Parent Guarantor or other securities, to all or substantially all holders of the Common Stock, excluding:

(u)            dividends, distributions, rights, options or warrants for which an adjustment to the Exchange Rate is required (or would be required without regard to Section 5.05(C)) pursuant to Section 5.05(A)(i) or 5.05(A)(ii);

(v)            dividends or distributions paid exclusively in cash for which an adjustment to the Exchange Rate is required (or would be required without regard to Section 5.05(C)) pursuant to Section 5.05(A)(iv);

(w)            rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 5.05(F);

(x)            Spin-Offs for which an adjustment to the Exchange Rate is required (or would be required without regard to Section 5.05(C)) pursuant to  Section 5.05(A)(iii)(2);

(y)            a distribution solely pursuant to a tender offer or exchange offer for shares of Common Stock, as to which Section 5.05(A)(v) will apply; and

(z)            a distribution solely pursuant to a Common Stock Change Event, as to which Section 5.09 will apply,

then the Exchange Rate will be increased based on the following formula:

where:

ER0	=	the Exchange Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

ER1	=	the Exchange Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV	=	the fair market value (as determined by the Parent Guarantor in good faith and in a commercially reasonable manner), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Exchange Rate, each Holder will receive, for each $1,000 Capitalized Principal Amount of Notes held by such Holder on the record date for such distribution (for the avoidance of doubt, with pro-ration for any portion of the Capitalized Principal Amount that is not an integral multiple of $1,000), at the same time and on the same terms as holders of Common Stock and without having to Exchange such Notes, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received in such distribution if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Exchange Rate in effect on such record date.

To the extent such distribution is not so paid or made, the Exchange Rate will be readjusted to the Exchange Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(2)            Spin-Offs. If the Parent Guarantor distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate, a Subsidiary or other business unit of the Parent Guarantor to all or substantially all holders of the Common Stock (other than solely pursuant to (x) a Common Stock Change Event, as to which Section 5.09 will apply; or (y) a tender offer or exchange offer for shares of Common Stock, as to which Section 5.05(A)(v) will apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Exchange Rate will be increased based on the following formula:

where:

ER0	=	the Exchange Rate in effect immediately before the Close of Business on the last Trading Day of the Spin-Off Valuation Period for such Spin-Off;

ER1	=	the Exchange Rate in effect immediately after the Close of Business on the last Trading Day of the Spin-Off Valuation Period;

FMV	=	the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, the Ex-Dividend Date for such Spin-Off (such average to be determined as if references to Common Stock in the definitions of Last Reported Sale Price, Trading Day and Market Disruption Event were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Spin-Off; and

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period.

Notwithstanding anything to the contrary in this Section 5.05(A)(iii)(2), (i) if any VWAP Trading Day of the Observation Period for a Note whose Exchange will be settled pursuant to Cash Settlement or Combination Settlement occurs during the Spin-Off Valuation Period for such Spin-Off, then, solely for purposes of determining the Exchange Rate for such VWAP Trading Day for such Exchange, such Spin-Off Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Ex-Dividend Date for such Spin-Off to, and including, such VWAP Trading Day; and (ii) if the Exchange Date for a Note whose Exchange will be settled pursuant to Physical Settlement occurs during the Spin-Off Valuation Period for such Spin-Off, then, solely for purposes of determining the consideration due in respect of such Exchange, such Spin-Off Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Ex-Dividend Date for such Spin-Off to, and including, such Exchange Date.

To the extent any dividend or distribution of the type set forth in this Section 5.05(A)(iii)(2) is declared but not made or paid, the Exchange Rate will be readjusted to the Exchange Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(iv)Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Stock, then the Exchange Rate will be increased based on the following formula:

where:

ER0	=	the Exchange Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

ER1	=	the Exchange Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date; and

D	=	the cash amount distributed per share of Common Stock in such dividend or distribution;

provided, however, that if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Exchange Rate, each Holder will receive, for each $1,000 Capitalized Principal Amount of Notes held by such Holder on the record date for such dividend or distribution (for the avoidance of doubt, with pro-ration for any portion of the Capitalized Principal Amount that is not an integral multiple of $1,000), at the same time and on the same terms as holders of Common Stock, and without having to Exchange such Notes, the amount of cash that such Holder would have received in such dividend or distribution if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Exchange Rate in effect on such record date.

To the extent such dividend or distribution is declared but not made or paid, the Exchange Rate will be readjusted to the Exchange Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(v)           Tender Offers or Exchange Offers. If the Company, the Parent Guarantor or any of their respective Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock that is subject to the then-applicable tender offer rules under the Exchange Act (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Parent Guarantor in good faith and in a commercially reasonable manner) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Exchange Rate will be increased based on the following formula:

where:

ER0	=	the Exchange Rate in effect immediately before the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period for such tender or exchange offer;

ER1	=	the Exchange Rate in effect immediately after the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period;

AC	=	the aggregate value (determined as of the time (the “Expiration Time”) such tender or exchange offer expires by the Parent Guarantor in good faith and in a commercially reasonable manner) of all cash and other consideration paid or payable for shares of Common Stock purchased or exchanged in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP	=	the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

provided, however, that the Exchange Rate will in no event be adjusted down pursuant to this Section 5.05(A)(v), except to the extent provided in the immediately following paragraph. Notwithstanding anything to the contrary in this Section 5.05(A)(v), (i) if any VWAP Trading Day of the Observation Period for a Note whose Exchange will be settled pursuant to Cash Settlement or Combination Settlement occurs during the Tender/Exchange Offer Valuation Period for such tender or exchange offer, then, solely for purposes of determining the Exchange Rate for such VWAP Trading Day for such Exchange, such Tender/Exchange Offer Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Trading Day immediately after the Expiration Date for such tender or exchange offer to, and including, such VWAP Trading Day; and (ii) if the Exchange Date for a Note whose Exchange will be settled pursuant to Physical Settlement occurs during the Tender/Exchange Offer Valuation Period for such tender or exchange offer, then, solely for purposes of determining the consideration due in respect of such Exchange, such Tender/Exchange Offer Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Trading Day immediately after the expiration date to, and including, such Exchange Date.

To the extent such tender or exchange offer is announced but not consummated (including as a result of the Parent Guarantor being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Exchange Rate will be readjusted to the Exchange Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(B)No Adjustments in Certain Cases.

(i)Where Holders Participate in the Transaction or Event Without Exchange. Notwithstanding anything to the contrary in Section 5.05(A), the Company will not be obligated to adjust the Exchange Rate on account of a transaction or other event otherwise requiring an adjustment pursuant to Section 5.05(A) (other than a stock split or combination of the type set forth in Section 5.05(A)(i) or a tender or exchange offer of the type set forth in Section 5.05(A)(v)) if each Holder participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being a Holder of Notes, in such transaction or event without having to Exchange such Holder’s Notes and as if such Holder held a number of shares of Common Stock equal to the product of (i) the Exchange Rate in effect on the related record date; and (ii) the aggregate Capitalized Principal Amount (expressed in thousands) of Notes held by such Holder on such date.

(ii)Certain Events. The Company will not be required to adjust the Exchange Rate except as provided in Section 5.05 or Section 5.07. Without limiting the foregoing, the Company will not be obligated to adjust the Exchange Rate on account of:

(1)            except as otherwise provided in Section 5.05, the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock or less than the Exchange Price;

(2)            the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Parent Guarantor’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(3)            the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company, the Parent Guarantor or any of the Company’s or the Parent Guarantor’s respective Subsidiaries;

(4)            the issuance of any shares of Common Stock pursuant to any option, warrant, right or convertible or exchangeable security of the Parent Guarantor or the Company outstanding as of the Issue Date;

(5)            for ordinary course of business Common Stock repurchases that are not tender offers referred to in Section 5.05(A)(v), including structured or derivative transactions or pursuant to a stock repurchase program approved by the Parent Guarantor’s Board of Directors;

(6)            solely a change in the par value (or from par value to no par value) of the Common Stock; or

(7)            accrued and unpaid interest on the Notes.

(C)Adjustment Deferral. If an adjustment to the Exchange Rate otherwise required by this Article 5 would result in a change of less than one percent (1%) to the Exchange Rate, then, notwithstanding anything to the contrary in this Article 5, the Company may, at its election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (i) when all such deferred adjustments would, had they not been so deferred and carried forward, result in a change of at least one percent (1%) to the Exchange Rate; (ii) in the case of any Note to which Physical Settlement applies, upon the Exchange Date; (iii) in the case of any Note to which Cash Settlement or Combination Settlement applies, on each VWAP Trading Day of an Observation Period for, any Note; (iii) the date a Fundamental Change or Make-Whole Fundamental Change occurs; (iv) the date the Company calls any Note for Redemption; and (v) April 1, 2030.

(D)Adjustments Not Yet Effective. Notwithstanding anything to the contrary in this Indenture or the Notes, if:

(i)a Note is to be Exchanged pursuant to Physical Settlement or Combination Settlement;

(ii)the record date, effective date or Expiration Time for any event that requires an adjustment to the Exchange Rate pursuant to Section 5.05(A) has occurred on or before the Exchange Date for such Exchange (in the case of Physical Settlement) or on or before any VWAP Trading Day in the Observation Period for such Exchange (in the case of Combination Settlement), but an adjustment to the Exchange Rate for such event has not yet become effective as of such Exchange Date or such VWAP Trading Day, as applicable;

(iii)the Exchange Consideration due upon Exchange includes any whole shares of Common Stock (in the case of Physical Settlement) or due in respect of such VWAP Trading Day includes any whole or fractional shares of Common Stock (in the case of Combination Settlement); and

(iv)such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such Exchange, the Company will, without duplication, give effect to such adjustment on such Exchange Date (in the case of Physical Settlement) or such VWAP Trading Day (in the case of Combination Settlement). In such case, if the date on which the Company is otherwise required to deliver the consideration due upon such Exchange is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such Exchange until the second (2nd) Business Day after such first date.

(E)Exchange Rate Adjustments Where Exchanging Holders Participate in the Relevant Transaction or Event. Notwithstanding anything to the contrary in this Indenture or the Notes, if:

(i)an Exchange Rate adjustment for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 5.05(A);

(ii)a Note is to be Exchanged pursuant to Physical Settlement or Combination Settlement;

(iii)the Exchange Date for such Exchange (in the case of Physical Settlement) or any VWAP Trading Day in the Observation Period for such Exchange (in the case of Combination Settlement) occurs on or after such Ex-Dividend Date and on or before the related record date;

(iv)the Exchange Consideration includes any whole shares of Common Stock (in the case of Physical Settlement) or due in respect of such VWAP Trading Day includes any whole or fractional shares of Common Stock (in the case of Combination Settlement), in each case, based on an Exchange Rate that is adjusted for such dividend or distribution; and

(v)such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 5.02(C)),

then in the case of Physical Settlement, the Exchange Rate adjustment relating to such Ex-Dividend Date will not be given effect for such Exchange and the shares of Common Stock issuable upon such Exchange based on such unadjusted Exchange Rate will not be entitled to participate in such dividend or distribution, but there will be added, to the consideration otherwise due upon such Exchange, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such shares had such shares been entitled to participate in such dividend or distribution; and in the case of Combination Settlement, the Exchange Rate adjustment relating to such Ex-Dividend Date will be made for such Exchange in respect of such VWAP Trading Day, but the shares of Common Stock deliverable with respect to such VWAP Trading Day based on such adjusted Exchange Rate will not be entitled to participate in such dividend or distribution.

(F)Stockholder Rights Plans. If any shares of Common Stock are to be delivered upon Exchange of any Note and, at the time of such Exchange, the Parent Guarantor has in effect any stockholder rights plan, then the Holder of such Note will be entitled to receive, in addition to, and concurrently with the delivery of, the Exchange Consideration otherwise payable under this Indenture upon such Exchange, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Exchange Rate will be adjusted pursuant to Section 5.05(A)(iii)(1) on account of such separation as if, at the time of such separation, the Parent Guarantor had made a distribution of the type referred to in such Section to all holders of the Common Stock, subject to potential readjustment in accordance with the last paragraph of Section 5.05(A)(iii)(1).

(G)Limitation on Effecting Transactions Resulting in Certain Adjustments. The Company and the Parent Guarantor will not engage in or be a party to any transaction or event that would require the Exchange Rate to be adjusted pursuant to Section 5.05(A) or Section 5.07 to an amount that would result in the Exchange Price per share of Common Stock being less than the par value per share of Common Stock.

(H)Equitable Adjustments to Prices. Whenever any provision of this Indenture requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate the Stock Price or an adjustment to the Exchange Rate), or to calculate Daily VWAPs, or any function thereof, over an Observation Period, the Company will make appropriate adjustments, if any, to such calculations to account for any adjustment to the Exchange Rate pursuant to Section 5.05(A) that becomes effective, or any event requiring such an adjustment to the Exchange Rate where the Ex-Dividend Date or effective date, as applicable, of such event occurs, at any time during such period or Observation Period, as applicable.

(I)Calculation of Number of Outstanding Shares of Common Stock. For purposes of Section 5.05(A), the number of shares of Common Stock outstanding at any time will (i) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (ii) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(J)Calculations. All calculations with respect to the Exchange Rate and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward).

(K)Notice of Exchange Rate Adjustments. Upon the effectiveness of any adjustment to the Exchange Rate pursuant to Section 5.05(A), the Company will promptly send notice to the Holders, the Trustee and the Exchange Agent containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the Exchange Rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

Whenever the Exchange Rate is adjusted as herein provided, the Company shall promptly file with the Trustee (and the Exchange Agent if not the Trustee) an Officer’s Certificate setting forth the Exchange Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. In the absence of an Officer’s Certificate being filed with the Trustee (and the Exchange Agent if not the Trustee), the Trustee may assume without inquiry (and with no liability) that the Exchange Rate has not been adjusted and that the last Exchange Rate of which it has knowledge remains in effect.

Section 5.06.    Voluntary Adjustments.

(A)Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) increase the Exchange Rate by any amount if (i) the Company’s or the Parent Guarantor’s Board of Directors determines that such increase is either (x) in the best interest of the Company or the Parent Guarantor; or (y) advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (ii) such increase is in effect for a period of at least twenty (20) Business Days; and (iii) such increase is irrevocable during such period.

(B)Notice of Voluntary Increases. If the Board of Directors determines to increase the Exchange Rate pursuant to Section 5.06(A), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 5.06(A), the Company will send notice to each Holder, the Trustee and the Exchange Agent of such increase, the amount thereof and the period during which such increase will be in effect.

Section 5.07.    Adjustments to the Exchange Rate in Connection with a Make-Whole Fundamental Change.

(A) Generally. If a Make-Whole Fundamental Change occurs and the Exchange Date for the Exchange of a Note occurs during the related Make-Whole Fundamental Change Exchange Period, then, subject to this Section 5.07, the Exchange Rate applicable to such Exchange will be increased by a number of shares (the “Additional Shares”) set forth in the table below corresponding (after interpolation as provided in, and subject to, the provisions below) to the Make-Whole Fundamental Change Effective Date and the Stock Price of such Make-Whole Fundamental Change:

	Stock Price
Make-Whole Fundamental Change Effective Date	$2.70	$3.10	$3.58	$4.10	$4.65	$5.50	$6.50	$10.00	$15.00	$20.00
June 29, 2026	90.8455	90.8455	90.8455	89.7170	78.9660	67.5772	58.9789	45.7714	40.8174	40.0415
July 1, 2027	90.8455	90.8455	90.8455	77.5635	67.1236	55.5132	46.9493	34.3502	30.0214	29.5231
July 1, 2028	90.8455	90.8455	79.0305	64.4645	53.0534	41.5811	33.4877	22.5672	19.4899	19.3509
July 1, 2029	90.8455	83.5705	60.6087	44.5749	33.6232	23.5501	17.2449	10.4390	9.5136	9.5136
July 1, 2030	90.8455	43.0559	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If such Make-Whole Fundamental Change Effective Date or Stock Price is not set forth in the table above, then:

(i)if such Stock Price is between two Stock Prices in the table above or the Make-Whole Fundamental Change Effective Date is between two Make-Whole Fundamental Change Effective Dates in the table above, then the number of Additional Shares will be determined by straight-line interpolation between the numbers of Additional Shares set forth for the higher and lower Stock Prices in the table above or the earlier and later Make-Whole Fundamental Change Effective Dates in the table above, based on a 365- or 366-day year, as applicable; and

(ii)if the Stock Price is greater than $20.00 (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above are adjusted pursuant to Section 5.07(B)), or less than $2.70 (subject to adjustment in the same manner), per share, then no Additional Shares will be added to the Exchange Rate.

Notwithstanding anything to the contrary in this Indenture or the Notes, in no event will the Exchange Rate be increased to an amount that exceeds 370.3703 shares of Common Stock per $1,000 Capitalized Principal Amount of Notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the Exchange Rate is required to be adjusted pursuant to Section 5.05(A).

For the avoidance of doubt, but subject to Section 4.03(I), (x) the sending of a Redemption Notice will constitute a Make-Whole Fundamental Change only with respect to the Notes called (or deemed called pursuant to Section 4.03(I)) for Redemption pursuant to such Redemption Notice, and not with respect to any other Notes; and (y) the Exchange Rate applicable to the Notes not so called (or deemed called pursuant to Section 4.03(I)) for Redemption will not be subject to increase pursuant to this Section 5.07 on account of such Redemption Notice.

(B)Adjustment of Stock Prices and Number of Additional Shares. The Stock Prices in the first row (i.e., the column headers) of the table set forth in Section 5.07(A) will be adjusted in the same manner as, and at the same time and for the same events for which, the Exchange Price is adjusted as a result of the operation of Section 5.05(A). The numbers of Additional Shares in the table set forth in Section 5.07(A) will be adjusted in the same manner as, and at the same time and for the same events for which, the Exchange Rate is adjusted pursuant to Section 5.05(A).

(C)Notice of the Occurrence of a Make-Whole Fundamental Change. If a Fundamental Change, Make-Whole Fundamental Change or Common Stock Change Event occurs (other than a merger or other business combination transaction that is effected solely to change the Company’s or the Parent Guarantor’s jurisdiction of organization and that does not constitute a Fundamental Change or a Make-Whole Fundamental Change), then, in each case, no later than the Business Day after the effective date of such transaction or event, the Company will send notice to the Holders, the Trustee and the Exchange Agent of such transaction or event and such effective date.

Section 5.08.    Transfer of Notes to Be Exchanged to a Third Party for Settlement.

Notwithstanding anything to the contrary in this Article 5, and subject to the terms of this Section 5.08, if a Note is submitted for Exchange, the Company may elect to arrange to have such Note transferred for settlement, in lieu of Exchange, to a third party financial institution designated by the Company that will pay and deliver, as the case may be, the Exchange Consideration due upon such Exchange in lieu of the Company’s payment and delivery of the same. To make such election, the Company must send notice of such election to the Holder of such Note, the Trustee and the Exchange Agent before the Close of Business on the Business Day immediately following the Exchange Date for such Note. If the Company has made such election, then:

(A)no later than the Business Day immediately following such Exchange Date, the Company must deliver (or cause the Exchange Agent to deliver) such Note, together with delivery instructions for the Exchange Consideration due upon such Exchange (including wire instructions, if applicable), to a financial institution designated by the Company that has agreed to deliver such Exchange Consideration in the manner and at the time the Company would have had to deliver the same pursuant to this Article 5;

(B)if such Note is a Global Note, then (i) such designated institution will send written confirmation to the Exchange Agent promptly after wiring the cash Exchange Consideration, if any, and delivering any other Exchange Consideration, due upon such Exchange to the Holder of such Note; and (ii) the Exchange Agent will as soon as reasonably practicable thereafter contact such Holder’s custodian with the Depositary to confirm receipt of the same; and

(C)such Note will not cease to be outstanding by reason of such transfer to a third party for settlement;

provided, however, that if such financial institution does not accept such Note or fails to timely deliver such Exchange Consideration, then the Company will be responsible for delivering such Exchange Consideration in the manner and at the time provided in this Article 5 as if the Company had not elected to make a transfer to a third party for settlement.

Section 5.09.    Effect of Common Stock Change Event.

(A)Generally. If there occurs any:

(i)recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);

(ii)consolidation, merger, combination or binding or statutory share exchange involving the Parent Guarantor;

(iii)sale, lease or other transfer of all or substantially all of the assets of the Parent Guarantor and its Subsidiaries, taken as a whole, to any Person; or

(iv)other similar event,

and, as a result, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or other property (or combination thereof), the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Indenture or the Notes,

(1)            from and after the effective time of such Common Stock Change Event, (I) the Exchange Consideration due upon Exchange of any Note will be determined in the same manner as if each reference to any number of shares of Common Stock in this Article 5 (or in any related definitions) were instead a reference to the same number of Reference Property Units; (II) for purposes of the definitions of “Fundamental Change” and “Make-Whole Fundamental Change,” references to “Common Stock” and the Parent Guarantor’s “Common Equity” will be deemed to refer to the Common Equity (including depositary receipts representing Common Equity), if any, forming part of such Reference Property; and (III) for purposes of Section 4.03, each reference to any number of shares of Common Stock in such Section (or in any related definitions) will be deemed to be a reference to the same number of Reference Property Units; and

(2)            if such Reference Property Unit consists entirely of cash, then the Company will be deemed to elect Physical Settlement in respect of all Exchanges whose Exchange Date occurs on or after the effective date of such Common Stock Change Event, and the Company will pay the cash due upon Exchange no later than the second Business Day after the relevant Exchange Date; and

(3)            for these purposes, (I) the Daily VWAP of any Reference Property Unit or portion thereof that consists of a class of Common Equity securities listed on a national securities exchange will be determined by reference to the definition of “Daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (II) the Daily VWAP of any Reference Property Unit or portion thereof that does not consist of a class of Common Equity securities listed on a national securities exchange, and the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities, will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith and in a commercially reasonable manner by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify Holders, the Trustee and the Exchange Agent of such weighted average as soon as practicable after such determination is made.

At or before the effective time of such Common Stock Change Event, the Company, the Parent Guarantor and the resulting, surviving or transferee Person (if not the Company or the Parent Guarantor) of such Common Stock Change Event (the “Successor Person”) will execute and deliver to the Trustee a supplemental indenture pursuant to Section 8.01(F), which supplemental indenture will (x) provide for subsequent Exchanges of Notes in the manner set forth in this Section 5.09; (y) provide for subsequent adjustments to the Exchange Rate pursuant to Section 5.05(A) in a manner consistent with this Section 5.09; and (z) contain such other provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to the provisions of this Section 5.09(A). If the Reference Property includes shares of stock or other securities or assets (other than cash) of a Person other than the Successor Person, then such other Person, if an Affiliate of the Company or the successor or acquiring company, will also execute such supplemental indenture and such supplemental indenture will contain such additional provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of the Holders.

(B)Notice of Common Stock Change Events. The Company will provide notice of each Common Stock Change Event to the Holders, the Trustee and the Exchange Agent no later than the Business Day after the effective date of such Common Stock Change Event.

(C)Compliance Covenant. The Parent Guarantor will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 5.09.

Article 6.     Successors

Section 6.01.    When the Company May Merge, Etc.

(D)Generally. The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person (a “Company Business Combination Event”), unless:

(i)the resulting, surviving or transferee Person (the “Successor Company”) is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company)expressly assumes all the obligations of the Company under the Notes, this Indenture, the Intercreditor Agreements and the Notes Collateral Documents, by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee;

(ii)immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii)Holdings and each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Notes Guarantees in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental Indenture or other document or instrument (in a form reasonably satisfactory to the Trustee), confirming its Notes Guarantees (other than any Notes Guarantee that will be discharged or terminated in connection with such transaction); and

(iv)the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with this Section 6.01(A); provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clause (ii) and as to any matters of fact and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer set forth in Section 6.01(C).

(E)Section 6.01(A)(ii) shall not apply to any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. Section 6.01(A) shall not apply to any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company

(F)For purposes of this Section 6.01, so long as at the time of any Minority Business Disposition or any Minority Business Offering the Minority Business Disposition Condition is met, the Minority Business Assets shall not be deemed at any time to constitute all or substantially all of the assets of the Company, and any sale or transfer of all or any part of the Minority Business Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or by merger or consolidation, or any combination thereof, and whether in one or more transactions, or otherwise, including any Minority Business Offering or any Minority Business Disposition) shall not be deemed at any time to constitute a consolidation with or merger with or into, or conveyance, transfer or lease of all or substantially all of the assets of the Company to, any Person.

(G)For purposes of this Section 6.01, the Reorganization Assets (whether individually or in the aggregate) shall not be deemed at any time to constitute all or substantially all of the assets of the Company and its Restricted Subsidiaries, and any sale or transfer of all or any part of the Reorganization Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or of any combination thereof, and whether in one or more transactions, or otherwise) shall not be deemed at any time to constitute a sale or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries.

Section 6.02.   Company Successor Entity Substituted.

Upon any transaction involving the Company in accordance with Section 6.01 in which the Company is not the Successor Company, the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, the Intercreditor Agreements, the Notes Collateral Documents and the Notes, and thereafter the predecessor Company shall be relieved of all obligations and covenants under this Indenture, the Intercreditor Agreements, the Notes Collateral Documents and the Notes, except that the predecessor Company in the case of a lease of all or substantially all its assets shall not be released from the obligation to pay the Capitalized Principal Amount and interest on the Notes.

Section 6.03.   When the Parent Guarantor May Merge, Etc.

(D)The Parent Guarantor will not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of the assets of the Parent Guarantor and its Subsidiaries, in one transaction or a series of transactions, taken as a whole, to another Person (a “Parent Guarantor Business Combination Event”), unless:

(i)the resulting, surviving or transferee Person either (x) is the Parent Guarantor; or (y) if not the Parent Guarantor, is a Qualified Successor Entity (such Qualified Successor Entity, the “Parent Successor Entity”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the Trustee, at or before the effective time of such Parent Guarantor Business Combination Event, a supplemental Indenture) all of the Parent Guarantor’s obligations under this Indenture and the Notes;

(ii)immediately after giving effect to such Parent Guarantor Business Combination Event, no Default will have occurred and be continuing; and

(iii)the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph; provided that in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clause (ii) and as to any matters of fact.

(E)Notwithstanding anything to the contrary, Section 6.03(A) will not apply to any transfer of assets (not effected by merger or consolidation) between or among (i) the Parent Guarantor and (ii) the Company or any one or more of the Parent Guarantor’s Wholly Owned Subsidiaries.

(F)For purposes of this Section 6.03, so long as at the time of any Minority Business Disposition or any Minority Business Offering the Minority Business Disposition Condition is met, the Minority Business Assets shall not be deemed at any time to constitute all or substantially all of the assets of the Parent Guarantor, and any sale or transfer of all or any part of the Minority Business Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or by merger or consolidation, or any combination thereof, and whether in one or more transactions, or otherwise, including any Minority Business Offering or any Minority Business Disposition) shall not be deemed at any time to constitute a consolidation with or merger with or into, or conveyance, transfer or lease of all or substantially all of the assets of the Parent Guarantor to, any Person.

(G)For purposes of this Section 6.03, the Reorganization Assets (whether individually or in the aggregate) shall not be deemed at any time to constitute all or substantially all of the assets of the Parent Guarantor and its Subsidiaries, and any sale or transfer of all or any part of the Reorganization Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or of any combination thereof, and whether in one or more transactions, or otherwise) shall not be deemed at any time to constitute a sale or transfer of all or substantially all of the assets of the Parent Guarantor and its Subsidiaries.

Section 6.04.   Parent Successor Entity Substituted.

Upon any transaction involving the Parent Guarantor in accordance with Section 6.03 in which the Parent Guarantor is not the Parent Successor Entity, the Parent Successor Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Parent Guarantor under this Indenture and the Notes, and except in the case of a lease, the predecessor entity shall be discharged from its obligations under this Indenture and the Notes.

Article 7.     Defaults and Remedies

Section 7.01.    Events of Default.

(A)Definition of Events of Default. “Event of Default” means the occurrence of any of the following:

(i)a default in the payment when due (whether at maturity, upon Redemption or Repurchase Upon Fundamental Change or otherwise) of the Capitalized Principal Amount of, or the Redemption Price or Fundamental Change Repurchase Price for, any Note;

(ii)a default for thirty (30) consecutive days in the payment when due of interest on any Note;

(iii)the Company’s failure to deliver, when required by this Indenture, a Fundamental Change Notice or a notice pursuant to Section 5.01(C), if (in the case of any notice other than a notice pursuant to Section 5.01(C)) such failure is not cured within five (5) days after its occurrence;

(iv)a default in the Company’s obligation to Exchange a Note in accordance with Article 5 upon the exercise of the Exchange right with respect thereto, if such default is not cured within three (3) days after its occurrence;

(v)a default in the Company’s or the Parent Guarantor’s obligations under Article 6;

(vi)a default in any of the Company’s obligations or agreements, or in any Guarantor’s obligations or agreements under this Indenture, the Notes or the Notes Guarantees (other than a default set forth in clause (i), (ii), (iii), (iv) or (v) of this Section 7.01(A)) where such default is not cured or waived within sixty (60) days after notice to the Company by the Trustee, or to the Company and the Trustee by Holders of at least thirty percent (30%) of the aggregate Capitalized Principal Amount of Notes then outstanding, which notice must specify such default, demand that it be remedied and state that such notice is a “Notice of Default”;

(vii)the failure by the Parent Guarantor, Holdings, the Company or any of the Parent Guarantor’s or the Company’s respective Significant Subsidiaries to pay any Indebtedness for borrowed money (other than Indebtedness owed to the Company or any Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds the greater of (i) $100.0 million or its foreign currency equivalent and (ii) 15.0% of LTM Consolidated EBITDA; provided that no Default or Event of Default will be deemed to occur with respect to any such Indebtedness that is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 20 Business Days after such failure to pay or such acceleration;

(viii)the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of the greater of (i) $100.0 million or its foreign currency equivalent and (ii) 15.0% of LTM Consolidated EBITDA against the Parent Guarantor, Holdings, the Company or a Significant Subsidiary of the Company that is not discharged, supported by a letter of credit or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed;

(ix)the Company or the Parent Guarantor or any of their respective Significant Subsidiaries or, during any period in which it is required to Guarantee the Notes, Holdings, pursuant to or within the meaning of any Bankruptcy Law, either:

(1) commences a voluntary case or proceeding;

(2) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(3) consents to the appointment of a custodian of it or for any substantial part of its property; or

(4) makes a general assignment for the benefit of its creditors;

(x)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:

(1) is for relief against the Company or the Parent Guarantor or any of their respective Significant Subsidiaries or, during any period in which it is required to Guarantee the Notes, Holdings, in an involuntary case or proceeding;

(2) appoints a custodian of the Company or the Parent Guarantor or any of their respective Significant Subsidiaries or, during any period in which it is required to Guarantee the Notes, Holdings, or for any substantial part of its property; or

(3) orders the winding up or liquidation of the Company or the Parent Guarantor or any of their respective Significant Subsidiaries or, during any period in which it is required to Guarantee the Notes, Holdings;

and, in each case under this Section 7.01(A)(x), such order or decree remains unstayed and in effect for at least sixty (60) days.

(xi)the failure of any Notes Guarantee by the Parent Guarantor or Holdings or any Notes Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of this Indenture) or the denial or disaffirmation in writing by the Parent Guarantor or Holdings or any Subsidiary Guarantor that is a Significant Subsidiary of its obligations under this Indenture or any Notes Guarantee (other than by reason of the termination of this Indenture or such Notes Guarantee or the release of such Guarantor in accordance with such Notes Guarantee or this Indenture), if such Default continues for 10 days; and

(xii)the Liens created by the Notes Collateral Documents shall at any time not constitute a valid and perfected Lien with the priority purported to be created thereby on any material portion of the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by this Indenture or the Notes Collateral Documents), or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture and such relevant Notes Collateral Document, any such Notes Collateral Document shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for 45 days after notice, or the enforceability thereof shall be contested by the Company or any Guarantor.

(B)Cause Irrelevant. Each of the events set forth in Section 7.01(A) will constitute an Event of Default regardless of the cause thereof or whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body

(C)A notice of Default with respect to any action taken, and reported publicly or to Holders more than two years prior to such notice of Default, may not be given and any such notice shall be invalid and have no effect. When a Default or an Event of Default is cured, it ceases. Any time period in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged Default or Event of Default is the subject of litigation

(D)Subject to Article 11, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have provided to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability, claim or expense. Except to institute suit for the enforcement of payment of the Capitalized Principal Amount of and accrued and unpaid interest on any Note of such Holder on or after the respective Stated Maturity for such Capitalized Principal Amount or Interest Payment Dates for such interest expressed in such Note, no Holder may pursue any remedy with respect to this Indenture or the Notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 30.0% in Capitalized Principal Amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have provided the Trustee security or indemnity reasonably satisfactory to it against any loss, liability, claim or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in Capitalized Principal Amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Section 7.02.    Acceleration.

(A)Automatic Acceleration in Certain Circumstances. If an Event of Default set forth in Section 7.01(A)(ix) or 7.01(A)(x) occurs with respect to the Company or the Parent Guarantor (and not solely with respect to a Significant Subsidiary of the Company or of the Parent Guarantor (other than the Company)), then the Capitalized Principal Amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any Person, and the amount that shall be due and payable with respect to each Note shall be equal to (i) 100% of the Capitalized Principal Amount then outstanding plus accrued and unpaid Cash Interest, if any, thereon (or, if applicable, the principal amount of the Physical Notes plus accrued and unpaid Cash Interest, if any, and PIK Interest, if any, thereon from, and including, the immediately preceding Interest Payment Date (or, if there is no immediately preceding Interest Payment Date, from, and including, the Issue Date of such Physical Notes) to, but excluding, the date of acceleration) plus (ii) the present value at the date of acceleration of the remaining interest that would accrue on such Note from the date of acceleration to, but excluding, the Maturity Date, as though the Notes had been held to maturity (and, for the avoidance of doubt, that solely PIK Interest accretes as provided in this Indenture on each such remaining Interest Payment Date and that Cash Interest and PIK Interest for each applicable interest period accrues on the applicable Capitalized Principal Amount so accreted), calculated in a customary manner by the Company by discounting such amount from the Maturity Date to the date of acceleration using a discount rate equal to the Reference Discount Rate plus 0.50%. It is understood and agreed that the amounts in clause (ii) of the immediately preceding sentence (the “Bankruptcy Acceleration Amount”) shall also be due and payable as though the Notes had been held to maturity and shall constitute part of the obligations with respect to the Notes in view of the impracticability and difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. If the Bankruptcy Acceleration Amount becomes due and payable, it shall be deemed to be included in the Capitalized Principal Amount of the Notes, and interest shall accrue on the full Capitalized Principal Amount of the Notes (including the Bankruptcy Acceleration Amount) in connection with an Event of Default set forth in Section 7.01(A)(ix) or 7.01(A)(x). Any Bankruptcy Acceleration Amount payable pursuant to this paragraph shall be presumed to be liquidated damages sustained by each Holder as the result of the acceleration of the Notes, and the Company agrees that it is reasonable under the circumstances currently existing. The Bankruptcy Acceleration Amount shall also be payable in the event the Notes or this Indenture are satisfied, released or discharged through foreclosure, whether by judicial proceeding, deed in lieu of foreclosure or by any other means. THE COMPANY AND EACH GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING BANKRUPTCY ACCELERATION AMOUNT IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees (to the fullest extent they may lawfully do so) that: (A) the Bankruptcy Acceleration Amount is reasonable and is the product of an arm’s length transaction between sophisticated business entities ably represented by counsel; (B) the Bankruptcy Acceleration Amount shall be payable notwithstanding the then prevailing market rates at the time acceleration occurs; (C) there has been a course of conduct between the Holders and the Company giving specific consideration in this transaction for such agreement to pay the Bankruptcy Acceleration Amount; and (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay the Bankruptcy Acceleration Amount to the Holders as herein described is a material inducement to the Holders to purchase the Notes.

Notwithstanding anything to the contrary in this Indenture or the Notes, in no event shall any Holder be entitled to exercise the Exchange right with respect to the portion of any Note corresponding to the Bankruptcy Acceleration Amount.

(B)Optional Acceleration. Subject to Section 7.03, if an Event of Default (other than an Event of Default set forth in Section 7.01(A)(ix) or 7.01(A)(x) with respect to the Company or the Parent Guarantor and not solely with respect to a Significant Subsidiary of the Company or of the Parent Guarantor (other than the Company)) occurs and is continuing, then the Trustee, by notice to the Company, or Holders of at least thirty percent (30%) of the aggregate Capitalized Principal Amount of Notes then outstanding, by notice to the Company and the Trustee, may declare the Capitalized Principal Amount of, plus accrued and unpaid Cash Interest, if any, thereon, all of the Notes (or, if applicable, the principal amount of the Physical Notes plus accrued and unpaid Cash Interest, if any, and PIK Interest, if any, thereon from, and including, the immediately preceding Interest Payment Date (or, if there is no immediately preceding Interest Payment Date, from, and including, the Issue Date of such Physical Notes) to, but excluding, the date of acceleration) then outstanding to become due and payable immediately.

(C)Rescission of Acceleration. Notwithstanding anything to the contrary in this Indenture or the Notes, the Holders of a majority in aggregate Capitalized Principal Amount of the Notes then outstanding, by written notice to the Company and the Trustee, may, on behalf of all Holders, rescind any acceleration of the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (ii) all existing Events of Default (except the non-payment of Capitalized Principal Amount of, or interest on, the Notes that has become due solely because of such acceleration) have been cured or waived. No such rescission will affect any subsequent Default or impair any right consequent thereto.

Section 7.03.    Sole Remedy for a Failure to Report.

(A)Generally. Notwithstanding anything to the contrary in this Indenture or the Notes, the Company may elect that the sole remedy for any Event of Default (a “Reporting Event of Default”) pursuant to Section 7.01(A)(vi) arising from its failure to comply with Section 3.02 will, for each of the first three hundred sixty (360) calendar days on which a Reporting Event of Default has occurred and is continuing, consist exclusively of the accrual of Special Interest on the Notes. If the Company has made such an election, then (i) the Notes will be subject to acceleration pursuant to Section 7.02 on account of the relevant Reporting Event of Default from, and including, the three hundred and sixty first (361st) calendar day on which a Reporting Event of Default has occurred and is continuing or if the Company fails to pay any accrued and unpaid Special Interest when due; and (ii) Special Interest will cease to accrue on any Notes from, and including, such three hundred and sixty first (361st) calendar day (it being understood that interest on any defaulted Special Interest will nonetheless accrue pursuant to Section 2.05(B)). For the avoidance of doubt, a Reporting Event of Default shall be deemed cured at such time as the Company files with the Trustee the applicable document(s) or report(s) that gave rise to such Reporting Event of Default (it being understood that any document or report filed by the Parent Guarantor with the SEC via EDGAR (or any successor thereto) will be deemed to be filed with the Trustee as of the time such document or report is filed via EDGAR (or such successor)).

(B)Amount and Payment of Special Interest. Any Special Interest that accrues on a Note pursuant to Section 7.03(A) will be payable in cash on the same dates and in the same manner as the Stated Interest on such Note and will accrue at a rate per annum equal to one quarter of one percent (0.25%) of the Capitalized Principal Amount thereof for the first one hundred and eighty (180) days on which Special Interest accrues and, thereafter, at a rate per annum equal to one half of one percent (0.50%) of the Capitalized Principal Amount thereof; provided, however, that in no event will Special Interest, together with any Additional Interest, accrue on any day on a Note at a combined rate per annum that exceeds one half of one percent (0.50%). For the avoidance of doubt, any Special Interest that accrues on a Note will be in addition to the Stated Interest that accrues on such Note and, subject to the proviso of the immediately preceding sentence, in addition to any Additional Interest that accrues on such Note.

(C)Notice of Election. To make the election set forth in Section 7.03(A), the Company must send to the Holders, the Trustee and the Paying Agent, before the date on which each Reporting Event of Default first occurs, a written notice that (i) briefly describes the report(s) that the Company failed to file with the SEC; (ii) states that the Company is electing that the sole remedy for such Reporting Event of Default consist of the accrual of Special Interest; and (iii) briefly describes the periods during which and rate at which Special Interest will accrue and the circumstances under which the Notes will be subject to acceleration on account of such Reporting Event of Default.

(D)Notice to Trustee and Paying Agent; Trustee’s Disclaimer. If Special Interest accrues on any Note, then, no later than five (5) Business Days before each date on which such Special Interest is to be paid, the Company will deliver an Officer’s Certificate to the Trustee and the Paying Agent stating (i) that the Company is obligated to pay Special Interest on such Note on such date of payment; and (ii) the amount of such Special Interest that is payable on such date of payment. The Trustee will have no duty to determine whether any Special Interest is payable or the amount thereof.

(E)No Effect on Other Events of Default. No election pursuant to this Section 7.03 with respect to a Reporting Event of Default will affect the rights of any Holder with respect to any other Event of Default, including with respect to any other Reporting Event of Default.

Section 7.04.   Other Remedies.

(A)Trustee May Pursue All Remedies. If an Event of Default occurs and is continuing, then the Trustee and the Notes Collateral Agent may pursue any available remedy to collect the payment of any amounts due with respect to the Notes or to enforce the performance of any provision of this Indenture or the Notes.

(B)Procedural Matters. The Trustee or the Notes Collateral Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in such proceeding. A delay or omission by the Trustee, the Notes Collateral Agent or any Holder in exercising any right or remedy following an Event of Default will not impair the right or remedy or constitute a waiver of, or acquiescence in, such Event of Default. All remedies will be cumulative to the extent permitted by law.

Section 7.05.    Waiver of Past Defaults.

An Event of Default pursuant to clause (i), (ii), (iv) or (vi) of Section 7.01(A) (that, in the case of clause (vi) only, results from a Default under any covenant that cannot be amended without the consent of each affected Holder), and a Default that could lead to such an Event of Default, can be waived only with the consent of each affected Holder. Each other Default or Event of Default may be waived, on behalf of all Holders, by the Holders of not less than a majority in aggregate Capitalized Principal Amount of the Notes then outstanding. If an Event of Default is so waived, then it will cease to exist. If a Default is so waived, then it will be deemed to be cured and any Event of Default arising therefrom will be deemed not to occur. However, no such waiver will extend to any subsequent or other Default or Event of Default or impair any right arising therefrom.

Section 7.06.   Cure of Defaults; Ability to Cure or Waive Before Event of Default Occurs.

For the avoidance of doubt, and without limiting the manner in which any Default or Event of Default can be cured: (a) a failure by the Company to send a notice in accordance with this Indenture and any related Default (or Event of Default) shall be deemed cured and shall cease to continue upon delivery of such notice to the applicable recipient; (b) if the Company fails to make any payment of principal of or interest on the Notes (or delivery of any other consideration in respect thereof) when due, such Default (or Event of Default) shall be deemed cured and shall cease to continue upon the making of such payment or delivery, as applicable, together with any accrued interest thereon, if applicable; and (c) a Reporting Event of Default shall be deemed cured and shall cease to continue at such time as the Parent Guarantor files the applicable report or reports that gave rise to such Reporting Event of Default (it being understood that any report that the Parent Guarantor files with the SEC through the EDGAR system (or any successor thereto) will be deemed to be filed with the Trustee at the time such report is so filed via the EDGAR system (or such successor)); provided that, for the avoidance of doubt, (x) the cure of any Event of Default shall not invalidate any acceleration of the Notes on account of such Event of Default that was properly effected prior to such time as such Event of Default was cured and (y) the cure of any Reporting Event of Default shall not affect the Company’s obligation to pay any Special Interest or Additional Interest that accrues prior to the time of such cure. In addition, if an Event of Default is cured or waived before any related notice of acceleration is delivered, such Event of Default shall be deemed cured, and the Notes shall not be subject to acceleration on account of such Event of Default. For the avoidance of doubt, nothing in the immediately preceding two sentences shall constitute a waiver of or in any way limit the Trustee’s or any Holder’s right to institute suit for any damages incurred as a result of the Company’s breach of any covenant under this Indenture even if such breach is subsequently cured.

Section 7.07.   Control by Majority.

Holders of a majority in aggregate Capitalized Principal Amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee the Notes Collateral Agent or exercising any trust or power conferred on the Trustee or the Notes Collateral Agent. However, the Trustee or the Notes Collateral Agent, as applicable, may refuse to follow any direction that conflicts with law, this Indenture or the Notes, or that, subject to Section 11.01, the Trustee or the Notes Collateral Agent, as applicable, determines may be unduly prejudicial to the rights of other Holders or may involve the Trustee or the Notes Collateral Agent, as applicable, in liability, unless the Trustee or the Notes Collateral Agent, as applicable, is offered security and indemnity satisfactory to the Trustee or the Notes Collateral Agent, as applicable, against any loss, cost, liability, damage, fee or expense to the Trustee or the Notes Collateral Agent, as applicable, that may result from following such direction.

Section 7.08.   Limitation on Suits.

No Holder may pursue any remedy with respect to this Indenture or the Notes (except to enforce (x) its rights to receive the Capitalized Principal Amount of, or the Fundamental Change Repurchase Price or Redemption Price for, or any interest on, or any Notes; or (y) the Company’s obligations to Exchange any Notes pursuant to Article 5), unless:

(A)such Holder has previously delivered to the Trustee written notice that an Event of Default is continuing;

(B)Holders of at least thirty percent (30%) in aggregate Capitalized Principal Amount of the Notes then outstanding deliver a written request to the Trustee to pursue such remedy;

(C)such Holder or Holders provide to the Trustee security and indemnity satisfactory to the Trustee against any loss, cost, liability, damage, fee or expense to the Trustee that may result from the Trustee’s following such request;

(D)the Trustee does not comply with such request within sixty (60) calendar days after its receipt of such request and such offer of security or indemnity; and

(E)during such sixty (60) calendar day period, Holders of a majority in aggregate Capitalized Principal Amount of the Notes then outstanding do not deliver to the Trustee a direction that is inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. The Trustee will have no duty to determine whether any Holder’s use of this Indenture complies with the preceding sentence.

Section 7.09.    Absolute Right of Holders to Institute Suit for the Enforcement of the Right to Receive Payment and Exchange Consideration.

Notwithstanding anything to the contrary in this Indenture or the Notes (but without limiting Section 8.01), the right of each Holder of a Note to bring suit for the enforcement of any payment or delivery, as applicable, of the Capitalized Principal Amount of, or the Fundamental Change Repurchase Price or Redemption Price for, or any interest on, or the Exchange Consideration due pursuant to Article 5 upon Exchange of, such Note on or after the respective due dates therefor provided in this Indenture and the Notes, will not be impaired or affected without the consent of such Holder.

Section 7.10.   Collection Suit by Trustee.

The Trustee will have the right, upon the occurrence and continuance of an Event of Default pursuant to clause (i), (ii) or (iv) of Section 7.01(A), to recover judgment in its own name and as trustee of an express trust against the Company for the total unpaid or undelivered Capitalized Principal Amount of, or Fundamental Change Repurchase Price or Redemption Price for, or any accrued and unpaid interest on, or Exchange Consideration due pursuant to Article 5 upon Exchange of, the Notes, as applicable, and, to the extent lawful, any Default Interest on any Defaulted Amounts, and such further amounts sufficient to cover the costs and expenses of collection, including compensation provided for in Section 11.06.

Section 7.11.    Trustee May File Proofs of Claim.

The Trustee has the right to (A) file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes) or its creditors or property and (B) collect, receive and distribute any money or other property payable or deliverable on any such claims. Each Holder authorizes any custodian in such proceeding to make such payments to the Trustee, and, if the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to the Trustee for the reasonable compensation, expenses, disbursements and advances of the Trustee, and its agents and counsel, and any other amounts payable to the Trustee pursuant to Section 11.06. To the extent that the payment of any such compensation, expenses, disbursements, advances and other amounts out of the estate in such proceeding, is denied for any reason, payment of the same will be secured by a lien (senior to the rights of Holders) on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding (whether in liquidation or under any plan of reorganization or arrangement or otherwise). Nothing in this Indenture will be deemed to authorize the Trustee to authorize, consent to, accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.12.    Priorities.

Subject to the terms of the Notes Collateral Documents and the Intercreditor Agreements, the Trustee or the Notes Collateral Agent will pay or deliver in the following order any money or other property that it collects pursuant to this Article 7 (including upon any relation of any Lien upon Collateral):

First:             to the Trustee or the Notes Collateral Agent, as the case may be, and each of their respective agents and attorneys for amounts due under Section 11.06, including payment of all fees and compensation of, and all expenses and liabilities incurred, and all advances made, by, the Trustee (in each of its capacities under this Indenture, including as Note Agent) and the costs and expenses of collection;

Second:        to Holders for unpaid amounts or other property due on the Notes, including the Capitalized Principal Amount of, or the Fundamental Change Repurchase Price or Redemption Price for, or any accrued and unpaid interest on, or any Exchange Consideration due upon Exchange of, the Notes, ratably, and without preference or priority of any kind, according to such amounts or other property due and payable on all of the Notes; and

Third:           to the Company or such other Person as a court of competent jurisdiction directs.

The Trustee may fix a record date and payment date for any payment or delivery to the Holders pursuant to this Section 7.12, in which case the Trustee will instruct the Company to, and the Company will, deliver, at least fifteen (15) calendar days before such record date, to each Holder and the Trustee a notice stating such record date, such payment date and the amount of such payment or nature of such delivery, as applicable.

Section 7.13.    Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or the Notes or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court, in its discretion, may (A) require the filing by any litigant party in such suit of an undertaking to pay the costs of such suit; and (B) assess reasonable costs (including reasonable attorneys’ fees) against any litigant party in such suit, having due regard to the merits and good faith of the claims or defenses made by such litigant party; provided, however, that this Section 7.13 does not apply to any suit by the Trustee, any suit by a Holder pursuant to Section 7.09 or any suit by one or more Holders of more than ten percent (10%) in aggregate Capitalized Principal Amount of the Notes then outstanding.

Article 8.     Amendments, Supplements and Waivers

Section 8.01.    Without the Consent of Holders.

Notwithstanding anything to the contrary in Section 8.02, the Company, the Guarantors, the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, the Notes Collateral Documents, the Intercreditor Agreements, the Notes or the Guarantees without the consent of any Holder to:

(A)cure any ambiguity or correct any omission, defect or inconsistency in this Indenture or the Notes;

(B)add additional guarantees with respect to the Company’s obligations under this Indenture or the Notes;

(C)secure the Guarantee of the Parent Guarantor;

(D)add to the Company’s or the Guarantors’ covenants or Events of Default for the benefit of the Holders or surrender any right or power conferred on the Company or any Guarantor;

(E)provide for the assumption of the Company’s or a Guarantor’s obligations under this Indenture, the applicable Notes Collateral Documents, the Intercreditor Agreements and the Notes pursuant to, and in compliance with, Article 6, Section 9.07 or Section 9.08 as applicable;

(F)enter into supplemental indentures pursuant to, and in accordance with, Section 5.09 in connection with a Common Stock Change Event;

(G)irrevocably elect or eliminate any Settlement Method or Specified Dollar Amount; provided, however, that no such election or elimination will affect any Settlement Method theretofore elected (or deemed to be elected) with respect to any Note pursuant to Section 5.03(A);

(H)evidence or provide for the acceptance of the appointment, under this Indenture, of a successor Trustee or a successor Notes Collateral Agent;

(I)conform the provisions of this Indenture, the Notes Collateral Documents, the Intercreditor Agreements and the Notes to the “Description of Notes” section of the Company’s preliminary offering memorandum, dated June 24, 2026, as supplemented by the related pricing term sheet, dated June 24, 2026, in each case, as it relates to the Notes;

(J)provide for or confirm the issuance of Additional Notes pursuant to Section 2.03(B);

(K)provide for the issuance of PIK Notes pursuant to this Indenture;

(L)mortgage, pledge, hypothecate or grant any other Lien in favor of the Notes Collateral Agent for its benefit and the benefit of the Trustee, the Holders and the holders of any future Parity Lien Obligations, as additional security for the payment and performance of all or any portion of the Notes Obligations;

(M)secure additional Parity Lien Obligations and add additional secured creditors holding other Parity Lien Obligations so long as such Parity Lien Obligations are not prohibited by the provisions of the Notes Documents;

(N)provide for the accession of any parties to the Notes Collateral Documents and the Intercreditor Agreements (and other amendments that are administrative or ministerial in nature) in connection with an incurrence of additional secured Indebtedness permitted by this Indenture;

(O)confirm and evidence the release, termination or discharge of any Lien securing the Notes and the Notes Guarantees pursuant to this Indenture, the Notes Collateral Documents and the Intercreditor Agreements in accordance with this Indenture, the applicable Notes Collateral Documents and the Intercreditor Agreements;

(P)comply with any requirement of the SEC in connection with any qualification of this Indenture or any supplemental indenture under the Trust Indenture Act, as then in effect; or

(Q)make any other change to this Indenture or the Notes that does not, individually or in the aggregate with all other such changes, adversely affect the rights of the Holders, as such, in any material respect, as determined by the Company in good faith.

At the written request of any Holder of a Note or owner of a beneficial interest in a Global Note, the Company will provide a copy of the “Description of Notes” section and pricing term sheet referred to in Section 8.01(I).

Section 8.02.   With the Consent of Holders.

(A)Generally. Subject to Sections 1.06, 8.01, 7.05 and 7.09 and the immediately following sentence, the Company, the Guarantors, the Trustee and the Notes Collateral Agent may, with the consent of the Holders of not less than a majority in aggregate Capitalized Principal Amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), amend or supplement this Indenture, the Intercreditor Agreements, the Notes Collateral Documents, the Notes or the Notes Guarantees or waive compliance with any provision of this Indenture, the Intercreditor Agreements, the Notes Collateral Documents, the Notes or the Notes Guarantees. Notwithstanding anything to the contrary in the foregoing sentence, but subject to Section 8.01, without the consent of each affected Holder, no amendment or supplement to this Indenture, the Notes or the Notes Guarantees, or waiver of any provision of this Indenture, the Notes or the Notes Guarantees, may:

(i)reduce the Capitalized Principal Amount, or change the stated maturity, of any Note;

(ii)reduce the Redemption Price or the Fundamental Change Repurchase Price for any Note or change the times at which, or the circumstances under which, the Notes may or will be redeemed or repurchased by the Company;

(iii)reduce the rate, or extend the time for the payment, of interest on any Note;

(iv)make any change that adversely affects the Exchange rights of any Note;

(v)impair the rights of any Holder set forth in Section 7.09 (as such section is in effect on the Issue Date);

(vi)change the ranking of the Notes or the Notes Guarantees;

(vii)modify or amend the terms and conditions of the obligations of any Guarantor, as a guarantor of the Notes, in any manner that is adverse to the rights of the Holders, as such, other than (x) any elimination of a Notes Guarantee in accordance with this Indenture; or (y) to give effect to any Parent Guarantor Business Combination Event or any Subsidiary Guarantor Business Combination Event, in each case, in accordance with this Indenture;

(viii)make any Note payable in money, or at a place of payment, other than that stated in this Indenture or the Note;

(ix)reduce the amount of Notes whose Holders must consent to any amendment, supplement, waiver or other modification;

(x)make any direct or indirect change to any amendment, supplement, waiver or modification provision of this Indenture or the Notes that requires the consent of each affected Holder;

(xi)modify or change any provision that (A) adversely affects the ranking as to right of payment, Lien priority or payment priority of any Note or (B) has the effect of permitting (to the extent not otherwise permitted by the terms of this Indenture as in effect on the Issue Date) the Incurrence of additional Indebtedness in the form of Additional Notes for the purpose of influencing voting thresholds; or

(xii)make any change to the provisions in the immediately following paragraph.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

In addition, without the consent of Holders of at least 85.0% in Capitalized Principal Amount of Notes then outstanding, no amendment, supplement or waiver may modify any Notes Collateral Document or the provisions in this Indenture dealing with the Collateral or the Notes Collateral Documents that would have the impact of releasing a material portion of the Collateral from the Liens of the Notes Collateral Documents (except as permitted by the terms of this Indenture and the Notes Collateral Documents) or change or alter the priority of the security interests in the Collateral.

For the avoidance of doubt, pursuant to clauses (i), (ii), (iii), and (iv) of this Section 8.02(A) and except as provided in Section 8.01(G), no amendment or supplement to this Indenture or the Notes, or waiver of any provision of this Indenture or the Notes, may change the amount or type of consideration due on any Note (whether on an Interest Payment Date, Redemption Date, Fundamental Change Repurchase Date or the Maturity Date or upon Exchange, or otherwise), or the date(s) or time(s) such consideration is payable or deliverable, as applicable, without the consent of each affected Holder.

Any Intercreditor Agreement may be entered into without notice to or the consent of any Holder or the Trustee (and each Holder expressly authorizes the entry into any Intercreditor Agreement) and the Notes Collateral Documents and any applicable Intercreditor Agreement may be amended without notice to or the consent of any Holder, the Trustee or the Notes Collateral Agent in connection with the entry into the Intercreditor Agreement or any other Applicable Intercreditor Arrangements or any such Notes Collateral Documents of any class of additional secured creditors holding other Parity Lien Obligations in a transaction permitted under this Indenture. The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by such Holder and every subsequent Holder of all or part of the related Note. Any such Holder or subsequent Holder may revoke such consent as to its Note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to the Trustee that the Holders of the requisite Capitalized Principal Amount of Notes have consented to such amendment, supplement or waiver. After an amendment, supplement or waiver that requires consent of Holders under this Indenture becomes effective, the Company is required to send to Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment, supplement or waiver.

In determining whether the Holders of the required Capitalized Principal Amount of Notes have concurred in any request, demand, authorization, notice, direction, amendment, supplement, waiver or consent, Notes owned of record or beneficially by the Company or any Subsidiary of the Company or any other obligor on the Notes shall be considered as though they are not outstanding. However, the Notes owned of record or beneficially by any other Affiliates shall be deemed outstanding for all purposes under this Indenture, including voting. In determining whether the Trustee shall be protected in relying on any such request, demand, authorization, notice, direction, amendment, supplement, waiver or consent, only Notes owned by the Company, its Subsidiaries or any other obligor on the Notes which a responsible officer of the Trustee actually knows are so owned shall be considered as though they are not outstanding.

(B)Holders Need Not Approve the Particular Form of any Amendment. A consent of any Holder pursuant to this Section 8.02 need approve only the substance, and not necessarily the particular form, of the proposed amendment, supplement or waiver.

Section 8.03.   Notice of Amendments, Supplements and Waivers.

As soon as reasonably practicable after any amendment, supplement or waiver pursuant to Section 8.01 or 8.02 becomes effective, the Company will send to the Holders and the Trustee notice that (A) describes the substance of such amendment, supplement or waiver in reasonable detail and (B) states the effective date thereof; provided, however, that the Company will not be required to provide such notice to the Holders if such amendment, supplement or waiver is included in a periodic report filed by the Company with the SEC within four (4) Business Days of its effectiveness. The failure to send, or the existence of any defect in, such notice will not impair or affect the validity of such amendment, supplement or waiver.

Section 8.04.   Revocation, Effect and Solicitation of Consents; Special Record Dates; Etc.

(A)Revocation and Effect of Consents. The consent of a Holder of a Note to an amendment, supplement or waiver will bind (and constitute the consent of) each subsequent Holder of any Note to the extent the same evidences any portion of the same indebtedness as the consenting Holder’s Note, subject to the right of any Holder of a Note to revoke (if not prohibited pursuant to Section 8.04(B)) any such consent with respect to such Note by delivering notice of revocation to the Trustee before the time such amendment, supplement or waiver becomes effective.

(B)Special Record Dates. The Company may, but is not required to, fix a record date for the purpose of determining the Holders entitled to consent or take any other action in connection with any amendment, supplement or waiver pursuant to this Article 8. If a record date is fixed, then, notwithstanding anything to the contrary in Section 8.04(A), only Persons who are Holders as of such record date (or their duly designated proxies) will be entitled to give such consent, to revoke any consent previously given or to take any such action, regardless of whether such Persons continue to be Holders after such record date; provided, however, that no such consent will be valid or effective for more than one hundred and twenty (120) calendar days after such record date.

(C)Solicitation of Consents. For the avoidance of doubt, each reference in this Indenture or the Notes to the consent of a Holder will be deemed to include any such consent obtained in connection with a repurchase of, or tender or exchange offer for, any Notes.

(D)Effectiveness and Binding Effect. Each amendment, supplement or waiver pursuant to this Article 8 will become effective in accordance with its terms and, when it becomes effective with respect to any Note (or any portion thereof), will thereafter bind every Holder of such Note (or such portion).

Section 8.05.    Notations and Exchanges.

If any amendment, supplement or waiver changes the terms of a Note or a Guarantee, then the Trustee or the Company may, in its discretion, require the Holder of such Note to deliver such Note to the Trustee so that the Trustee may place an appropriate notation prepared by the Company on such Note and return such Note to such Holder. Alternatively, at its discretion, the Company may, in exchange for such Note, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a new Note that reflects the changed terms. The failure to make any appropriate notation or issue a new Note pursuant to this Section 8.05 will not impair or affect the validity of such amendment, supplement or waiver.

Section 8.06.    Trustee to Execute Supplemental Indentures.

The Trustee will execute and deliver any amendment or supplemental indenture authorized pursuant to this Article 8; provided, however, that the Trustee need not (but may, in its sole and absolute discretion) execute or deliver any such amendment or supplemental indenture that the Trustee concludes adversely affects the Trustee’s rights, duties, liabilities or immunities. In executing any amendment or supplemental indenture, the Trustee shall receive, and (subject to Sections 11.01 and 11.02) will be fully protected in relying on, an Officer’s Certificate and an Opinion of Counsel stating that (A) the execution and delivery of such amendment or supplemental indenture is authorized or permitted by this Indenture; and (B) in the case of the Opinion of Counsel, such amendment or supplemental indenture is legal, valid, binding and enforceable against the Company in accordance with its terms.

Article 9.     Guarantee

Section 9.01.    Guarantees Generally.

(A)Generally. By its execution of this Indenture (or any amended or supplemental indenture pursuant to Section 8.01(B)), each Guarantor acknowledges and agrees that it receives substantial benefits from the Company and that such Guarantor is providing its Guarantee for good and valuable consideration, including such substantial benefits. Subject to this Article 9, each Guarantor hereby fully, irrevocably and unconditionally guarantees, jointly and severally, on a senior unsubordinated basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, regardless of the validity or enforceability of this Indenture, the Intercreditor Agreements, the Notes Collateral Documents or the Notes or the obligations of the Company under this Indenture, the Intercreditor Agreements, the Notes Collateral Documents or the Notes, that:

(i)the Capitalized Principal Amount of, any interest on, and any Exchange Consideration for, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, on a Fundamental Change Repurchase Date, upon Redemption or otherwise, and interest on the overdue Capitalized Principal Amount of, any accrued and unpaid interest on, or any Exchange Consideration for, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee under this Indenture or the Notes, will be promptly paid or delivered in full or performed, as applicable, in each case in accordance with this Indenture and the Notes; and

(ii)in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, on a Fundamental Change Repurchase Date, upon Redemption or otherwise,

(collectively, the “Guaranteed Obligations”), in each case subject to Section 9.02.

The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including any Guarantee by it of any Credit Facility Indebtedness), and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Notes Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under the Notes Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, a breach of applicable capital preservation rule, or being void or unenforceable under any law relating to insolvency of debtors.

(B)Further Agreements of Each Guarantor.

(i)Each Guarantor hereby agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Indenture, the Notes or the obligations of the Company or any other Guarantor to the Holders or the Trustee hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same, whether or not a notation concerning its Guarantee is made on any particular Note, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(ii)Each Guarantor hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that (except as otherwise provided in this Article 9) its Notes Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and this Notes Guarantee. Such Notes Guarantee is a guarantee of payment and not of collection. Each Guarantor further agrees (to the fullest extent permitted by law) that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, subject to this Article 9, (1) the maturity of the obligations guaranteed by its Notes Guarantee may be accelerated as and to the extent provided in Article 7 for the purposes of such Notes Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed by such Notes Guarantee, and (2) in the event of any acceleration of such obligations as provided in Article 7, such obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor in accordance with the terms of this Section 9.01 for the purpose of such Notes Guarantee. Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the Guaranteed Obligations or against the Company or any other Person or any property of the Company or any other Person before the Trustee is entitled to demand payment and performance by any or all Guarantors of their obligations under their respective Notes Guarantees or under this Indenture.

(iii)Until terminated in accordance with Section 9.03 or Section 9.04, as applicable, each Notes Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on such Notes, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(C)Each Guarantor that makes a payment or distribution under its Notes Guarantee shall have the right to seek contribution from the Company or any non-paying Guarantor that has also Guaranteed the relevant Guaranteed Obligations in respect of which such payment or distribution is made, so long as the exercise of such right does not impair the rights of the Holders under the Notes Guarantees.

(D)Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its Notes Guarantee, and the waiver set forth in Section 9.05, are knowingly made in contemplation of such benefits.

(E)Each Guarantor, pursuant to its Notes Guarantee, also hereby agrees to pay any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Notes Guarantee.

(F)Exchange of Notes. The Guarantees shall not be Exchangeable and shall automatically terminate with respect to a given Note when such Note is Exchanged.

Section 9.02.    Continuing Guarantee.

(A)Each Notes Guarantee shall be a continuing Guarantee and shall (i) subject to Section 9.01(F) and Section 9.03, remain in full force and effect until payment in full of the Capitalized Principal Amount of all outstanding Notes (whether at maturity, by acceleration, on a Fundamental Change Repurchase Date, upon Redemption or otherwise), and all other Guaranteed Obligations of the Guarantor then due and owing, (ii) be binding upon such Guarantor and (iii) inure to and be enforceable for the benefit of the Trustee, the Holders and their permitted successors, transferees and assigns.

(B)The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced or terminated the obligations of any Guarantor hereunder and under its Notes Guarantee (whether such payment shall have been made by or on behalf of the Company or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company or any Guarantor or otherwise, all as though such payment had not been made.

Section 9.03.    Release of Subsidiary Guarantees

Notwithstanding the provisions of Section 9.02, Subsidiary Guarantees will be subject to termination and discharge under the circumstances described in this Section 9.03. Any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect:

(i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any such Subsidiary Guarantor or any interest therein, or any other transaction, in accordance with the terms of this Indenture (including Section 3.11 and Section 6.01), following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company;

(ii) at any time that any such Subsidiary Guarantor is (or substantially concurrently with the release of the Subsidiary Guarantee of such Subsidiary Guarantor or, if as a result of the release of the Subsidiary Guarantee of such Subsidiary Guarantor, will be) released from all of its obligations as borrower or under its Guarantee of payment by the Company of any Indebtedness of the Company under the First Lien Credit Facility, any applicable Refinancing Credit Facility and all other Indebtedness for borrowed money (other than Consolidated Vehicle Indebtedness permitted under this Indenture) (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to Section 3.13);

(iii) upon the merger or consolidation of any such Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor;

(iv) concurrently with any such Subsidiary Guarantor becoming an Unrestricted Subsidiary or ceasing to constitute a Domestic Subsidiary of the Company (or, if such Subsidiary Guarantor is a Foreign Subsidiary that is required to Guarantee the Notes pursuant to Section 3.13, concurrently with such Subsidiary Guarantor becoming an Unrestricted Subsidiary or ceasing to constitute a Restricted Subsidiary of the Company);

(v) [Reserved];

(vi) upon satisfaction and discharge of this Indenture;

(vii) subject to Section 9.02(B), upon the discharge in full after the same has become due of all remaining obligations to make payments or deliveries of other Exchange Consideration; or

(viii) upon a Subsidiary Guarantor becoming (or substantially concurrently with it becoming) a Special Purpose Subsidiary, or if as a result of the release of the Subsidiary Guarantee of such Subsidiary Guarantor, it will become a Special Purpose Subsidiary.

In addition, the Company will have the right, upon 10 days’ written notice to the Trustee (or such shorter period as agreed to by the Trustee), to cause any Subsidiary Guarantor that has not guaranteed payment by the Company of any Indebtedness of the Company under a First Lien Credit Facility, any applicable Refinancing Credit Facility or any other Indebtedness for borrowed money (other than Consolidated Vehicle Indebtedness permitted under this Indenture) to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect.

Upon any such occurrence specified in this Section 9.03 and upon receipt of an Officer’s Certificate and an Opinion of Counsel certifying that such release is in compliance with this Indenture, the Trustee shall execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of the applicable Subsidiary Guarantee.

Section 9.04.    Release of Holdings; Parent Guarantor

(A) Holdings will automatically and unconditionally be released from all obligations under its Guarantee, and the Guarantee of Holdings shall thereupon terminate and be discharged and of no further force or effect:

(i) at any time that Holdings is (or substantially concurrently with the release of the Notes Guarantee of Holdings or, if as a result of the release of the Notes Guarantee of Holdings, will be) released from all of its obligations as borrower or under its Guarantee of payment by the Company of any Indebtedness of the Company under the First Lien Credit Facility, any applicable Refinancing Credit Facility and all other Indebtedness for borrowed money (other than Consolidated Vehicle Indebtedness permitted under this Indenture) (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Notes Guarantee shall also be reinstated);

(ii)upon the merger or consolidation of Holdings with and into the Company or a Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of Holdings following the transfer of all of its assets to the Company or a Subsidiary Guarantor;

(iii)[Reserved];

(iv) upon satisfaction and discharge of this Indenture; or

(v)upon the discharge in full after the same has become due of all remaining obligations to make payments or deliveries of other Exchange Consideration with respect to the Notes, and all other Notes Guaranteed Obligations then due and owing.

(B) The Parent Guarantor will automatically and unconditionally be released from all obligations under its Guarantee, and such Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) upon satisfaction and discharge of this Indenture or (ii) upon the discharge in full after the same has become due of all remaining obligations to make payments or deliveries of other Exchange consideration with respect to the Notes, and all other Notes Guaranteed Obligations then due and owing.

Upon any such occurrence specified in this Section 9.04 and upon receipt of an Officer’s Certificate and an Opinion of Counsel certifying that such release is in compliance with this Indenture, the Trustee shall execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of the applicable Notes Guarantee.

Section 9.05.    Waiver of Subrogation

Each Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Notes, this Indenture, the Intercreditor Agreements and the Notes Collateral Documents or such Guarantor’s obligations under its Notes Guarantee and this Indenture, the Intercreditor Agreements and the Notes Collateral Documents including any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, until this Indenture is discharged and all of the Notes are discharged and paid in full. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture.

Section 9.06.    Notation not Required

Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect any Notes Guarantee or any release, termination or discharge thereof.

Section 9.07.    Successors and Assigns of Guarantors

All covenants and agreements in this Indenture by each Guarantor shall bind its respective successors and assigns, whether so expressed or not.

Section 9.08.    Execution and Delivery of Guarantee.

The execution by a Guarantor of this Indenture (or an amended or supplemental indenture pursuant to Section 8.01(B)) evidences such Guarantee of such Guarantor, and the delivery of any Note by the Trustee after its authentication constitutes due delivery of the Guarantees on behalf of the Guarantors. A Guarantee’s validity will not be affected by the failure of any officer of a Guarantor executing this Indenture or any such amended or supplemental indenture on such Guarantor’s behalf to hold, at the time any Note is authenticated, the same or any other office at such Guarantor, and each Guarantee will be valid and enforceable even if no notation, certificate or other instrument is set upon or attached to, or otherwise executed and delivered to the Holder of, any Note.

The Company shall cause each Restricted Subsidiary that is required to become a Subsidiary Guarantor pursuant to Section 3.13, and each Subsidiary of the Company that the Company causes to become a Subsidiary Guarantor pursuant to Section 3.13, to promptly execute and deliver to the Trustee a supplemental indenture substantially in the form set forth in Exhibit C to this Indenture, or otherwise in form and substance reasonably satisfactory to the Trustee, evidencing its Subsidiary Guarantee on substantially the terms set forth in this Article 9. Concurrently therewith, the Company shall deliver to the Trustee an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and that, subject to applicable bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium and other laws now or hereafter in effect affecting creditors’ rights or remedies generally and to general principles of equity (including standards of materiality, good faith, fair dealing and reasonableness), whether considered in a proceeding at law or at equity, such supplemental indenture is a valid and binding agreement of such Restricted Subsidiary, enforceable against such Restricted Subsidiary in accordance with its terms.

Section 9.09.    Notices

Notice to any Guarantor shall be sufficient if addressed to such Guarantor care of the Company at the address, place and manner provided in Section 13.01.

Section 9.10.    Further Assurances

For the avoidance of doubt, this Article 9 will not limit the operation of the provisions of Section 5.09. Accordingly, if a Parent Guarantor Business Combination Event or other merger or consolidation involving the Parent Guarantor constitutes a Common Stock Change Event whose Reference Property includes any securities of any Person (whether the Parent Guarantor or another Person), then that Person will be required to execute a supplemental indenture in accordance with the provisions of Section 5.09.

Article 10.     Satisfaction and Discharge

Section 10.01.  Termination of Company’s Obligations.

This Indenture will be discharged, and will cease to be of further effect as to all Notes issued under this Indenture, and the Liens, if any, on the Collateral securing the Notes will be released, when:

(A)all Notes then outstanding (other than Notes replaced pursuant to Section 2.13) have (i) been delivered to the Trustee for cancellation; or (ii) become due and payable (whether on a Redemption Date, a Fundamental Change Repurchase Date, the Maturity Date, upon Exchange or otherwise) for an amount of cash or Exchange Consideration, as applicable, that has been fixed;

(B)the Company has caused there to be irrevocably deposited with the Trustee, or with the Paying Agent (or, with respect to Exchange Consideration, the Exchange Agent), in each case for the benefit of the Holders, or has otherwise caused there to be delivered to the Holders, cash (or, with respect to Notes to be Exchanged, Exchange Consideration) sufficient to satisfy all amounts or other property due on all Notes then outstanding (other than Notes replaced pursuant to Section 2.13);

(C)the Company has paid all other amounts payable by it under this Indenture; and

(D)the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the conditions precedent to the discharge of this Indenture have been satisfied;

provided, however, that Article 11 and Section 13.01 will survive such discharge and, until no Notes remain outstanding, Section 2.15 and the obligations of the Trustee, the Paying Agent and the Exchange Agent with respect to money or other property deposited with them will survive such discharge.

At the Company’s request, the Trustee will acknowledge the satisfaction and discharge of this Indenture.

Section 10.02. Repayment to Company.

Subject to applicable unclaimed property law, the Trustee, the Paying Agent and the Exchange Agent will promptly notify the Company if there exists (and, at the Company’s request, promptly deliver to the Company) any cash, Exchange Consideration or other property held by any of them for payment or delivery on the Notes that remain unclaimed two (2) years after the date on which such payment or delivery was due. After such delivery to the Company, the Trustee, the Paying Agent and the Exchange Agent will have no further liability to any Holder with respect to such cash, Exchange Consideration or other property, and Holders entitled to the payment or delivery of such cash, Exchange Consideration or other property must look to the Company for payment as a general creditor of the Company.

Section 10.03. Reinstatement.

If the Trustee, the Paying Agent or the Exchange Agent is unable to apply any cash or other property deposited with it pursuant to Section 10.01 because of any legal proceeding or any order or judgment of any court or other governmental authority that enjoins, restrains or otherwise prohibits such application, then the discharge of this Indenture pursuant to Section 10.01 will be rescinded; provided, however, that if the Company thereafter pays or delivers any cash or other property due on the Notes to the Holders thereof, then the Company will be subrogated to the rights of such Holders to receive such cash or other property from the cash or other property, if any, held by the Trustee, the Paying Agent or the Exchange Agent, as applicable.

Article 11.     Trustee

Section 11.01.  Duties of the Trustee.

(A)If an Event of Default has occurred and is continuing, and a Responsible Officer of the Trustee has written notice or actual knowledge of the same, then, without limiting the generality of Section 11.02(F), the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(B)Except during the continuance of an Event of Default:

(i)the duties of the Trustee will be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations will be read into this Indenture against the Trustee; and

(ii)in the absence of bad faith or willful misconduct on its part, the Trustee may, without investigation, conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon Officer’s Certificates or Opinions of Counsel that are provided to the Trustee and conform to the requirements of this Indenture; but in the case of any such certifications or opinions that by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture, but need not verify the contents thereof.

(C)The Trustee may not be relieved from liabilities for its negligence or willful misconduct, except that:

(i)this paragraph will not limit the effect of Section 11.01(B);

(ii)the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii)the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.06.

(D)No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.

(E)The Trustee will not be liable for interest on any money received by it, except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds, except to the extent required by law.

(F)The Trustee will not be liable in its individual capacity for the obligations evidenced by the Notes.

(G)Each provision of this Indenture that in any way relates to the Trustee (including any provision that affects the liability of, or affords protection to, the Trustee) is subject to this Section 11.01, regardless of whether such provision so expressly provides.

Section 11.02.  Rights of the Trustee.

(A)The Trustee may conclusively rely on any document that it believes to be genuine and signed or presented by the proper Person, and the Trustee need not investigate any fact or matter stated in such document.

(B)Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate, an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection; and the advice of such counsel, or any Opinion of Counsel, will constitute full and complete authorization of the Trustee to take or omit to take any action in good faith in reliance thereon without liability.

(C)The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any such agent appointed with due care.

(D)The Trustee will not be liable for any action it takes or omits to take in good faith and that it believes to be authorized or within the rights or powers vested in it by this Indenture and the Notes Collateral Documents.

(E)Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(F)The Trustee need not exercise any rights or powers vested in it by this Indenture at the request or direction of any Holder unless such Holder has offered (and, if requested, provided) the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense that it may incur in complying with such request or direction.

(G)The Trustee will not be responsible or liable for any punitive, special, indirect or consequential loss or damage (including lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(H)The permissive rights of the Trustee set forth in this Indenture will not be construed as duties imposed on the Trustee.

(I)The Trustee will not be required to give any bond or surety in respect of the execution or performance of this Indenture or otherwise.

(J)Unless a Responsible Officer of the Trustee has received a written notice from the Company that Additional Interest or Special Interest is owing or accruing, on the Notes, the Trustee may assume that no Additional Interest or Special Interest, as applicable, is payable or accruing.

(K)The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and will be enforceable by, the Trustee in each of its capacities under this Indenture, including as Note Agent and Notes Collateral Agent.

(L)The Trustee will not be charged with knowledge of any document or agreement other than this Indenture and the Notes.

(M)Neither the Trustee nor any Note Agent will have any responsibility or liability to any person for any action taken or not taken by, or any records or any other aspect of the operations of, the Depositary (including the delivery of notices, or the making of payments, through the facilities of the Depositary) and may conclusively rely, without investigation, on any information provided by the Depositary.

Section 11.03.  Individual Rights of the Trustee.

The Trustee, in its individual or any other capacity, may become the owner or pledgee of any Note and may otherwise deal with the Company or any of its Affiliates with the same rights that it would have if it were not Trustee; provided, however, that if the Trustee acquires a “conflicting interest” (within the meaning of Section 310(b) of the Trust Indenture Act), then it must eliminate such conflict within ninety (90) days or resign as Trustee. Each Note Agent will have the same rights and duties as the Trustee under this Section 11.03.

Section 11.04.  Trustee’s Disclaimer.

The Trustee will not be (A) responsible for, and makes no representation as to, the validity or adequacy of this Indenture or the Notes; (B) accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture; (C) responsible for the use or application of any money received by any Paying Agent other than the Trustee; and (D) responsible for any statement or recital in this Indenture, the Notes or any other document relating to the sale of the Notes or this Indenture, other than the Trustee’s certificate of authentication.

Section 11.05.  Notice of Defaults.

If a Default or Event of Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee, then the Trustee will send Holders a notice of such Default or Event of Default within ninety (90) days after it occurs or, if it is not actually known to a Responsible Officer of the Trustee at such time, promptly (and in any event within ten (10) Business Days) after it becomes actually known to a Responsible Officer of the Trustee; provided, however, that, except in the case of a Default or Event of Default in the payment of the Capitalized Principal Amount, Fundamental Change Repurchase Price, or Redemption Price, or accrued and unpaid interest on, any Note, or a default in the payment or delivery of consideration due upon Exchange, the Trustee may withhold such notice if and for so long as it in good faith determines that withholding such notice is in the interests of the Holders. The Trustee will not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless written notice thereof has been received by a Responsible Officer, and such notice references the Notes and this Indenture and states on its face that a Default or Event of Default has occurred.

Section 11.06.  Compensation and Indemnity.

(A)The Company will, from time to time, pay the Trustee such compensation for its acceptance of this Indenture and services under this Indenture, as separately agreed by the Company and the Trustee. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. In addition to the compensation for the Trustee’s services, the Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it under this Indenture, including the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(B)The Company will indemnify the Trustee (in each of its capacities under this Indenture) and its directors, officers, employees and agents, in their capacities as such, against any and all losses, liabilities, claims or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 11.06) and defending itself against any claim (whether asserted by the Company, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties under this Indenture, except to the extent any such loss, liability or expense is attributable (as determined by a final decision of a court of competent jurisdiction) to its negligence or willful misconduct. The Trustee will promptly notify the Company of any claim for which it may seek indemnity, but the Trustee’s failure to so notify the Company will not relieve the Company of its obligations under this Section 11.06(B), except to the extent the Company is materially prejudiced by such failure. The Company will defend such claim, and the Trustee will cooperate in such defense. If the Trustee is advised by counsel that it may have defenses available to it that are in conflict with the defenses available to the Company, or that there is an actual or potential conflict of interest, then the Trustee may retain separate counsel, and the Company will pay the reasonable fees and expenses of such counsel (including the reasonable fees and expenses of counsel to the Trustee incurred in evaluating whether such a conflict exists). The Company need not pay for any settlement of any such claim made without its consent, which consent will not be unreasonably withheld.

(C)The obligations of the Company under this Section 11.06 will survive the resignation or removal of the Trustee and the discharge of this Indenture.

(D)To secure the Company’s payment obligations in this Section 11.06, the Trustee will have a lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay Capitalized Principal Amount of, or accrued and unpaid interest on, particular Notes, which lien will survive the discharge of this Indenture.

(E)If the Trustee incurs expenses or renders services after an Event of Default pursuant to clause (ix) or (x) of Section 7.01(A) occurs, then such expenses and the compensation for such services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law

(F)For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee in this Section 11.06, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee, the Notes Collateral Agent and each other agent, custodian and other Person employed to act on behalf of the Trustee or the Notes Collateral Agent hereunder.

Section 11.07.  Replacement of the Trustee.

(A)Notwithstanding anything to the contrary in this Section 11.07, a resignation or removal of the Trustee, and the appointment of a successor Trustee, will become effective only upon such successor Trustee’s acceptance of appointment as provided in this Section 11.07.

(B)The Trustee may resign at any time and be discharged from the trust created by this Indenture by so notifying the Company. The Holders of a majority in aggregate Capitalized Principal Amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(i)the Trustee fails to comply with Section 11.09;

(ii)the Trustee is adjudged to be bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii)a custodian or public officer takes charge of the Trustee or its property; or

(iv)the Trustee becomes incapable of acting.

(C)If the Trustee resigns or is removed, or if a vacancy exists in the office of the Trustee for any reason, then (i) the Company will promptly appoint a successor Trustee complying with Section 11.09; and (ii) at any time within one (1) year after the successor Trustee takes office, the Holders of a majority in aggregate Capitalized Principal Amount of the Notes then outstanding may appoint a successor Trustee complying with Section 11.09 to replace such successor Trustee appointed by the Company.

(D)If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, then the retiring Trustee, the Company or the Holders of at least ten percent (10%) in aggregate Capitalized Principal Amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Company.

(E)If the Trustee, after written request by a Holder of at least six (6) months (or such lesser period since the Issue Date), fails to comply with Section 11.09, then such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee at the expense of the Company.

(F)A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company, upon which notice the resignation or removal of the retiring Trustee will become effective and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will send notice of its succession to Holders. The retiring Trustee will, upon payment of all amounts due to it under this Indenture, promptly transfer all property held by it as Trustee to the successor Trustee, which property will, for the avoidance of doubt, be subject to the lien provided for in Section 11.06(D).

Section 11.08.  Successor Trustee by Merger, Etc.

Any entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee is a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, will (without the execution or filing of any paper or any further act on the part of any of the parties to this Indenture) be the successor of the Trustee under this Indenture, provided that such entity must be otherwise qualified and eligible under this Article 11.

Section 11.09.  Eligibility; Disqualification

There will at all times be a Trustee under this Indenture that is a corporation organized and doing business under the laws of the United States of America or of any state thereof, that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition

Section 11.10.  Notes Collateral Agent.

(1)  Each of the Company, the Trustee and each Holder by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Intercreditor Agreements and the other Notes Collateral Documents, and each of the Company, the Trustee and each Holder by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Intercreditor Agreements and the other Notes Collateral Documents and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Intercreditor Agreements and the other Notes Collateral Documents, including for the purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Issuer and Guarantors thereunder to secure the Notes Obligations, together with such powers as are reasonably incidental thereto, and consents and agrees to the terms of each Notes Collateral Document and each Intercreditor Agreement, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 11.10. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreements and the other Notes Collateral Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, any Intercreditor Agreement or any other the Notes Collateral Document, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, in the Intercreditor Agreements and in the other Notes Collateral Documents to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Company or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Intercreditor Agreements or the other Notes Collateral Documents or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(2) The Notes Collateral Agent may perform any of its duties under this Indenture, the Intercreditor Agreements and the other Notes Collateral Documents by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(3)None of the Notes Collateral Agent nor any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Notes Collateral Document or Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any Guarantor or Affiliate of any Guarantor, or any Officer or Related Person thereof, contained in this Indenture, the Intercreditor Agreements or the other Notes Collateral Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or the other Notes Collateral Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Intercreditor Agreements or the Notes Collateral Documents, or for any failure of the Company, any Guarantor or any other party to this Indenture, the Intercreditor Agreements or the Notes Collateral Documents to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent nor any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Intercreditor Agreements or the Notes Collateral Documents or to inspect the properties, books, or records of the Company or any Guarantor or any of their respective Affiliates.

(4)The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing or document (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any Guarantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any such writing or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Intercreditor Agreements or the other Notes Collateral Documents unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate Capitalized Principal Amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Intercreditor Agreements or the other Notes Collateral Documents in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate Capitalized Principal Amount of the then outstanding Notes (or any such consent otherwise required under Article 8) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(5)The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 7 or the Holders of a majority in aggregate Capitalized Principal Amount of the Notes (subject to this Section 11.10).

(6)The Notes Collateral Agent may resign at any time by 30 days’ written notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate Capitalized Principal Amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Company (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 11.10 (and Section 11.06) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(7)Computershare Trust Company, N.A. shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Notes Collateral Documents, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the other Notes Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate Capitalized Principal Amount of the then outstanding Notes or the Trustee, as applicable.

(8)The Notes Collateral Agent is authorized and directed to (i) enter into the Notes Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) make the representations of the Holders set forth in the Intercreditor Agreements and the other Notes Collateral Documents, (iii) bind the Holders on the terms as set forth in the Intercreditor Agreements and the other Notes Collateral Documents and (iv) perform and observe its obligations under the Intercreditor Agreements and the other Notes Collateral Documents.

(9) Except as otherwise set forth in the Intercreditor Agreements, the Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(10)The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Company or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Company’s or such other Guarantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Notes Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Intercreditor Agreement or any other Notes Collateral Document other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate Capitalized Principal Amount of the Notes or as otherwise provided in the Notes Collateral Documents. Neither the Trustee nor the Notes Collateral Agent shall have any duty or obligation to monitor the condition, financial or otherwise, of the Company or any Guarantor.

(11)If the Company or any Guarantor (i) incurs any First Lien Priority Obligations at any time when no applicable intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Priority Obligations entitled to the benefit of an existing intercreditor agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreements) in favor of a designated agent or representative for the holders of the First Lien Priority Obligations so incurred, together with an Opinion of Counsel, the Holders acknowledge and agree that the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (including any Intercreditor Agreement) (at the sole expense and cost of the Company, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(12)No provision of this Indenture, any Intercreditor Agreement or any other Notes Collateral Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless it shall have received indemnity satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the other Notes Collateral Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(13)The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements or the Notes Collateral Documents or any instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Company (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(14)Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(15)The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any Guarantor under this Indenture, the Intercreditor Agreements or the Notes Collateral Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Intercreditor Agreements, the other Notes Collateral Documents, any Notes or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Notes Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of this Indenture, any Intercreditor Agreement and any other Notes Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Notes Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Notes Obligations under this Indenture, the Intercreditor Agreements and the other Notes Collateral Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the other Notes Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, any Intercreditor Agreement and any other Notes Collateral Document. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements or the other Notes Collateral Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Intercreditor Agreements and the other Notes Collateral Documents.

(16)Subject to the provisions of the Intercreditor Agreements and the other applicable Notes Collateral Documents, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Intercreditor Agreements and the Notes Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof.

(17)The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Intercreditor Agreements and the Notes Collateral Documents and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 7.11 and the other provisions of this Indenture.

(18)In each case that the Notes Collateral Agent may or is required hereunder or under any Intercreditor Agreement or any Notes Collateral Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Intercreditor Agreement or any Notes Collateral Document, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate Capitalized Principal Amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate Capitalized Principal Amount of the then outstanding Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate Capitalized Principal Amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate Capitalized Principal Amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(19)Notwithstanding anything to the contrary in this Indenture, any Intercreditor Agreement or any Notes Collateral Document, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Intercreditor Agreements or the Notes Collateral Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any Intercreditor Agreement or any of the Notes Collateral Documents or the security interests or Liens intended to be created thereby.

(20)Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Guarantors, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 13.02. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(21)Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Notes Collateral Documents and the Collateral.

(22)The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Notes Collateral Documents were named as this Indenture herein.

Article 12.     Collateral

Section 12.01.  Notes Collateral Documents.

The due and punctual payment of the principal of, premium (if any) and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and the performance of all other Obligations of the Company and the Guarantors to the Holders, the Trustee or the Notes Collateral Agent under this Indenture, the Notes, the Notes Guarantees, and the Notes Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Notes Collateral Documents (upon the entry into such documents), which define the terms of the Liens that secure the Notes Obligations, subject to the terms of the Intercreditor Agreements. The Trustee, the Company and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Notes Collateral Documents. Each Holder, by accepting a Note, consents and agrees to the terms of the Notes Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral), each as may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Notes Collateral Agent to enter into the Notes Collateral Documents and the Intercreditor Agreements, prior to, on or following the Issue Date, if applicable, and to perform and observe its obligations and exercise its rights thereunder in accordance therewith.

Section 12.02.  Release of Collateral.

(A)            Notwithstanding anything to the contrary in the Notes Collateral Documents and this Indenture, the Company and the Guarantors will be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes Obligations (without the consent of any other Person, but subject to the terms of the Intercreditor Agreements) under any one or more of the following circumstances, in which case such Collateral shall be automatically, and without the need for any further action by any Person, terminated and released (and the Holders, by their acceptance of the Notes, instruct and direct the Trustee and the Notes Collateral Agent to effect and document such release):

(i)            to enable the Company and/or one or more Guarantors to consummate the sale, transfer or other disposition of such property or assets (including Capital Stock) (to a Person that is not the Company or a Guarantor) to the extent consummated in accordance with, or not prohibited by, Section 3.11;

(ii)           in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary;

(iii)          in the case any Collateral becomes Excluded Property;

(iv)         in the case of a Guarantor that is released from its Guarantee with respect to the Notes pursuant to the terms of this Indenture, the release of the property and assets of such Guarantor; and

(v)          as described under Article 8.

(B)           The Liens on the Collateral securing the Notes and the related Notes Guarantees also will be automatically, and without the need for any further action by any Person, terminated and released:

(i)           upon payment in full of the Capitalized Principal Amount of, together with any accrued and unpaid interest, on, the Notes and all other Obligations under this Indenture, the related Notes Guarantees and the Notes Collateral Documents that are due and payable at or prior to the time such Capitalized Principal Amount, together with any accrued and unpaid interest, are paid in full;

(ii)          upon discharge of this Indenture as described under Section 10.01 hereof; or

(iii)         pursuant to the Notes Collateral Documents.

(C)           In addition, and notwithstanding anything to the contrary in the Notes Collateral Documents and this Indenture, upon request of the Company or any other applicable Grantor any Lien on any Collateral may be subordinated to the holder of any Lien on such Collateral that is created, incurred, or assumed pursuant to clauses (d), (h), (m), (n), (o) (to the extent such Refinancing Indebtedness is secured by a Lien on Collateral that is created, incurred or assumed pursuant to clauses (d), (h), (o), (p), (q) and (r)), (p), (q) and (r) of the definition of “Permitted Liens.” In addition, notwithstanding anything to the contrary in the Notes Collateral Documents and this Indenture, upon written request of the Company, the Notes Collateral Agent shall (without notice to, or vote or consent of, any Holder, the Trustee or the Notes Collateral Agent) take such actions as shall be so requested by the Company to give effect to (by means of an acknowledgement (but not consent) in form reasonably satisfactory to the Notes Collateral Agent), or to subordinate, the Lien on any Collateral to such Liens listed in the immediately preceding sentence permitted by this Indenture and to enter into customary subordination or intercreditor agreements as applicable.

(D)          With respect to any release of Collateral, upon receipt of an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture and the Notes Collateral Documents, as applicable, to such release have been met and that it is permitted for the Trustee and/or Notes Collateral Agent to execute and deliver the documents requested by the Company in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Trustee and the Notes Collateral Agent shall, execute, deliver and/or acknowledge (at the Company’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Notes Collateral Documents and shall do or cause to be done (at the Company’s expense) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate and Opinion of Counsel, and notwithstanding any term hereof or in any Notes Collateral Document to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate, upon which it shall be entitled to conclusively rely.

Section 12.03. Suits to Protect Collateral.

Subject to the provisions of Article 11 and the Notes Collateral Documents, the Trustee may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(A)          Enforce any of the terms of the Notes Collateral Documents; and

(B)          collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Notes Collateral Documents, the Trustee and the Notes Collateral Agent shall have the power to institute and to maintain such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Notes Collateral Documents or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 12.04.  Authorization of Receipt of Funds by the Trustee Under the Notes Collateral Documents.

Subject to the provisions of each Intercreditor Agreement, the Trustee and the Notes Collateral Agent are authorized to receive any funds for the benefit of the Holders distributed under the Notes Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.05.  Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

Section 12.06. Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee or the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Notes Collateral Agent.

Article 13.     Miscellaneous

Section 13.01. Notices.

Any notice or communication by the Company or the Parent Guarantor or the Trustee or the Notes Collateral Agent to the other will be deemed to have been duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic transmission or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:

If to the Company, the Parent Guarantor or any Subsidiary Guarantor:

The Hertz Corporation

8501 Williams Road

Estero, Florida 33928

Attention: Adrian Nasr

With a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Richard D. Truesdell, Pedro J. Bermeo and Derek Walters

If to the Trustee or Notes Collateral Agent:

Computershare Trust Company, N.A.

Attention: Administrator for the Hertz Corporation

1505 Energy Park Drive

St. Paul, MN 55108

Attention: CCT Hertz Administrator Jacob Sheets

Notwithstanding anything to the contrary in the preceding paragraph, notices to the Trustee or any Note Agent must be in writing and will be deemed to have been given upon actual receipt by the Trustee or such Note Agent, as applicable.

The Company, the Guarantors or the Trustee, by notice to the others, may designate additional or different addresses (including facsimile numbers and electronic addresses) for subsequent notices or communications.

The Trustee will not have any duty to confirm that the person sending any notice, instruction or other communication by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to the Trustee) will be deemed original signatures for all purposes. Any Person that uses electronic signatures or electronic methods to send communications to the Trustee assumes all risks arising out of such use, including the risk of the Trustee acting on an unauthorized communication and the risk of interception or misuse by third parties. Notwithstanding anything to the contrary in this paragraph, the Trustee may, in any instance and in its sole discretion, require that an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic communication.

This Indenture shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of: (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: (A) at the time delivered by hand, if personally delivered; (B) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; (C) when receipt acknowledged, if transmitted by facsimile, electronic transmission or other similar means of unsecured electronic communication; and (D) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

All notices or communications required to be made to a Holder pursuant to this Indenture must be made in writing and will be deemed to be duly sent or given in writing if mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the Register; provided, however, that a notice or communication to a Holder of a Global Note may, but need not, instead be sent pursuant to the Depositary Procedures (in which case, such notice will be deemed to be duly sent or given in writing). The failure to send a notice or communication to a Holder, or any defect in such notice or communication, will not affect its sufficiency with respect to any other Holder.

If the Trustee is then acting as the Depositary’s custodian for the Notes, then, at the reasonable request of the Company to the Trustee, the Trustee will cause any notice prepared by the Company to be sent to any Holder(s) pursuant to the Depositary Procedures, provided such request is evidenced in a Company Order delivered, together with the text of such notice, to the Trustee at least two (2) Business Days before the date such notice is to be so sent. For the avoidance of doubt, such Company Order need not be accompanied by an Officer’s Certificate or Opinion of Counsel. The Trustee will not have any liability relating to the contents of any notice that it sends to any Holder pursuant to any such Company Order.

If a notice or communication is mailed or sent in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

Notwithstanding anything to the contrary in this Indenture or the Notes, (A) whenever any provision of this Indenture requires a party to send notice to another party, no such notice need be sent if the sending party and the recipient are the same Person acting in different capacities; and (B) whenever any provision of this Indenture requires a party to send notice to more than one receiving party, and each receiving party is the same Person acting in different capacities, then only one such notice need be sent to such Person.

Section 13.02. Delivery of Officer’s Certificate and Opinion of Counsel as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture (other than the initial authentication of Notes under this Indenture), the Company will furnish to the Trustee:

(A)an Officer’s Certificate that complies with Section 13.03 and states that, in the opinion of the signatory thereto, all conditions precedent and covenants, if any, provided for in this Indenture relating to such action have been satisfied; and

(B)an Opinion of Counsel that complies with Section 13.03 and states that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been satisfied.

Section 13.03. Statements Required in Officer’s Certificate and Opinion of Counsel.

Each Officer’s Certificate (other than an Officer’s Certificate pursuant to Section 3.05) or Opinion of Counsel with respect to compliance with a covenant or condition provided for in this Indenture will include:

(A)a statement that the signatory thereto has read such covenant or condition;

(B)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained therein are based;

(C)a statement that, in the opinion of such signatory, he, she or it has made such examination or investigation as is necessary to enable him, her or it to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(D)a statement as to whether, in the opinion of such signatory, such covenant or condition has been satisfied.

Section 13.04. Rules by the Trustee, the Registrar, the Paying Agent and the Exchange Agent.

The Trustee may make reasonable rules for action by or at a meeting of Holders. Each of the Registrar, the Paying Agent and the Exchange Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.05.     No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under this Indenture, the Intercreditor Agreements, the Notes Collateral Documents, the Notes or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

Section 13.06. Governing Law; Waiver of Jury Trial.

THIS INDENTURE, THE GUARANTEES AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, THE GUARANTEES OR THE NOTES, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE, THE NOTES OR THE GUARANTEES.

Section 13.07. Submission to Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated by this Indenture may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in Section 13.01 will be effective service of process for any such suit, action or proceeding brought in any such court. Each of the Company, the Guarantors, the Trustee and each Holder (by its acceptance of any Note) irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Section 13.08. No Adverse Interpretation of Other Agreements.

Neither this Indenture nor the Notes may be used to interpret any other indenture, note, loan or debt agreement of the Company or its Subsidiaries or of any other Person, and no such indenture, note, loan or debt agreement may be used to interpret this Indenture or the Notes.

Section 13.09. Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors.

Section 13.10. Force Majeure.

In no event shall the Trustee and the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, any act or provision of any present or future law or regulation or governmental authority, strikes, work stoppages, labor disputes, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, disease, epidemic or pandemic, quarantine, national emergency or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, communications system failure, malware or ransomware or unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems or unavailability of any securities clearing system; it being understood that the Trustee and the Notes Collateral Agents shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.11. U.S.A. PATRIOT Act.

The Company acknowledges that, in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee and the Notes Collateral Agent, like all financial institutions, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee and/or the Notes Collateral Agent. The Company agrees to provide the Trustee and/or the Notes Collateral Agent with such information as it may request to enable the Trustee and the Notes Collateral Agent to comply with the U.S.A. PATRIOT Act.

Section 13.12. Calculations.

Except as otherwise provided in this Indenture, the Company will be responsible for making all calculations called for under this Indenture or the Notes, including determinations of the Last Reported Sale Price, the Daily Exchange Value, the Daily Cash Amount, the Daily Share Amount, the Daily VWAP, Daily Share Cap, accrued interest (including Additional Interest or Special Interest) on the Notes, the Redemption Price, the Fundamental Change Repurchase Price and the Exchange Rate.

The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of its calculations to the Trustee and the Exchange Agent, and each of the Trustee and the Exchange Agent may rely conclusively on the accuracy of the Company’s calculations without independent verification. The Trustee will promptly forward a copy of each such schedule to a Holder upon its written request therefor. For the avoidance of doubt, the Trustee will not be obligated to make or confirm any calculations or other amounts called for under this Indenture or the Notes.

Section 13.13. Severability.

If any provision of this Indenture or the Notes is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Indenture or the Notes will not in any way be affected or impaired thereby.

Section 13.14. Counterparts.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart of this Indenture by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually executed counterpart. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to Trustee hereunder that is required to be signed must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the authorized representative)), and in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 13.15. Table of Contents, Headings, Etc.

The table of contents and the headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions of this Indenture.

Section 13.16. Withholding Taxes.

Each Holder of a Note agrees, and each beneficial owner of an interest in a Global Note, by its acquisition of such interest, is deemed to agree, that if the Company, the Guarantors or other applicable withholding agent (including the Trustee) pays withholding taxes (including backup withholding) on behalf of such Holder or beneficial owner as a result of an adjustment or the non-occurrence of an adjustment to the Exchange Rate, then the Company, the Guarantors or such withholding agent, as applicable, may, at its option, withhold such payments from or set off such payments against payments of cash and/or the delivery of shares of Common Stock, if any, in respect of such Note (including upon the Exchange, repurchase, Redemption or maturity of such Note), any payments on the Common Stock or sales proceeds received by, or other funds or assets of, such Holder or beneficial owner.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Indenture have caused this Indenture to be duly executed as of the date first written above.

The Hertz Corporation

By:	/s/Mark E. Johnson
	Name:	Mark E. Johnson
	Title:	Senior Vice President, Treasurer

Hertz Global Holdings, Inc.

By:	/s/Mark E. Johnson
	Name:	Mark E. Johnson
	Title:	Senior Vice President, Treasurer

Rental Car Intermediate Holdings, LLC

By:	/s/Mark E. Johnson
	Name:	Mark E. Johnson
	Title:	Vice President, Treasurer

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee and Notes Collateral Agent

By:	/s/ Corey J. Dahlstrand
	Name:	Corey J. Dahlstrand
	Title:	Vice President

SUBSIDIARY GUARANTORS

DOLLAR RENT A CAR, INC.
DOLLAR THRIFTY AUTOMOTIVE GROUP, INC. DTG OPERATIONS, INC.
DTG SUPPLY, LLC FIREFLY RENT A CAR LLC HERTZ CAR SALES LLC
HERTZ GLOBAL SERVICES CORPORATION HERTZ LOCAL EDITION CORP.
HERTZ LOCAL EDITION TRANSPORTING, INC. HERTZ SYSTEM, INC.
HERTZ TECHNOLOGIES, INC. HERTZ TRANSPORTING, INC.
SMARTZ VEHICLE RENTAL CORPORATION
RENTAL CAR GROUP COMPANY, LLC THRIFTY CAR SALES, INC.
THRIFTY RENT-A-CAR SYSTEM, LLC THRIFTY, LLC
TRAC ASIA PACIFIC, INC.

By:	/s/Mark E. Johnson
	Name:	Mark Johnson
	Title:	Vice President & Treasurer

[Signature Page to Indenture]

HERTZ FHV #1, LLC
HERTZ FHV #2, LLC
HERTZ FHV #3, LLC
HERTZ FHV #4, LLC
HERTZ FHV #5, LLC
HERTZ FHV #6, LLC
HERTZ FHV #7, LLC
HERTZ FHV #8, LLC
HERTZ FHV #9, LLC
SURVEY AUTOMOTIVE LLC
ORO FLEET SERVICES, LLC
FLEET MOBILITY SOLUTIONS (NJ), LLC
HERTZ LOGISTICS, LLC
FLEET MOBILITY SOLUTIONS (GA), LLC
FLEET MOBILITY SOLUTIONS (CA), LLC
FLEET MOBILITY SOLUTIONS, LLC
HERTZ MOBILITY HOLDINGS, LLC

By:	/s/Matthew C. Potalivo
Name:	Matthew C. Potalivo
Title:	Vice President and Secretary

[Signature Page to Indenture]

EXHIBIT A

FORM OF NOTE

[Insert Global Note Legend, if applicable]

[Insert Restricted Note Legend, if applicable]

[Insert Non-Affiliate Legend, if applicable]

[Insert Original Issue Discount Legend]

THE HERTZ CORPORATION

6.75% Exchangeable Senior First-Lien Secured PIK Note due 2030

CUSIP No.:     [___][Insert for a “restricted” CUSIP number: *]

Certificate No. [___]

ISIN No.:     [___][Insert for a “restricted” ISIN number: *]

The Hertz Corporation, a Delaware corporation, for value received, promises to pay to [Cede & Co.], or its registered assigns, the principal sum of [ ] dollars ($[ ]) [(as revised by the attached Schedule of Increases and Decreases in the Global Note)]† on July 1, 2030 and to pay interest thereon, as provided in the Indenture referred to below, until the principal and all accrued and unpaid interest are paid or duly provided for.

Interest Payment Dates:	January 1 and July 1 of each year, commencing on January 1, 2027

Regular Record Dates:	the Business Day immediately preceding the applicable Interest Payment Date

Additional provisions of this Note are set forth on the other side of this Note.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

*	This Note will be deemed to be identified by CUSIP No. 428040 DL0 and ISIN No. US428040DL07 from and after such time when the Company delivers, pursuant to Section 2.12 of the within-mentioned Indenture, written notice to the Trustee of the deemed removal of the Restricted Note Legend affixed to this Note, subject to the Depositary Procedures.
†	Insert bracketed language for Global Notes only.

IN WITNESS WHEREOF, The Hertz Corporation has caused this instrument to be duly executed as of the date set forth below.

The Hertz Corporation

Date:	By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Computershare Trust Company, N.A., as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

Date:	By:
Authorized Signatory

The Hertz Corporation

6.75% Exchangeable Senior First-Lien Secured PIK Note due 2030

This Note is one of a duly authorized issue of notes of The Hertz Corporation, a Delaware corporation (the “Company”), designated as its 6.75% Exchangeable Senior First-Lien Secured PIK Notes due 2030 (the “Notes”), all issued or to be issued pursuant to an indenture, dated as of June 29, 2026 (as the same may be amended from time to time, the “Indenture”), among the Company, Hertz Global Holdings, Inc., a Delaware corporation (the “Parent Guarantor”), Rental Car Intermediate Holdings, LLC (“Holdings”) and the other Guarantors, as guarantors, and Computershare Trust Company, N.A., as Trustee and Notes Collateral Agent. Capitalized terms used in this Note without definition have the respective meanings ascribed to them in the Indenture.

The Indenture sets forth the rights and obligations of the Company, the Guarantors, the Trustee and the Holders and the terms of the Notes. Notwithstanding anything to the contrary in this Note, to the extent that any provision of this Note conflicts with the provisions of the Indenture, the provisions of the Indenture will control.

1.            Interest. This Note will accrue interest at a rate and in the manner set forth in Section 2.05 of the Indenture. Stated Interest on this Note will begin to accrue from, and including, [date].

2.            Maturity. This Note will mature on July 1, 2030, unless earlier repurchased, redeemed or Exchanged.

3.            Guarantee. The Company’s obligations under the Indenture and the Notes are fully and unconditionally guaranteed by the Parent Guarantor, Holdings and each other Guarantor as provided in Article 9 of the Indenture.

4.            Security. The Notes are secured by a security interest in the Collateral, subject to the terms of the Notes Collateral Documents, the Intercreditor Agreements and any other applicable intercreditor agreement, subject to release or termination as provided in the Indenture and the Notes Collateral Documents.

5.            Method of Payment. Cash amounts due on this Note will be paid in the manner set forth in Section 2.04 of the Indenture.

6.            Persons Deemed Owners. The Holder of this Note will be treated as the owner of this Note for all purposes.

7.            Denominations; Transfers and Exchanges. All Notes will be in registered form, without coupons, in Capitalized Principal Amounts equal to any Authorized Denominations. Subject to the terms of the Indenture, the Holder of this Note may transfer or exchange this Note by presenting it to the Registrar and delivering any required documentation or other materials.

8.            Right of Holders to Require the Company to Repurchase Notes Upon a Fundamental Change. If a Fundamental Change (other than an Exempted Fundamental Change) occurs, then each Holder will have the right to require the Company to repurchase such Holder’s Notes (or any portion thereof in an Authorized Denomination) for cash in the manner, and subject to the terms, set forth in Section 4.02 of the Indenture.

9.            Right of the Company to Redeem the Notes. The Company will have the right to redeem the Notes for cash in the manner, and subject to the terms, set forth in Section 4.03 of the Indenture.

10.            Exchange. The Holder of this Note may Exchange this Note into Exchange Consideration in the manner, and subject to the terms, set forth in Article 5 of the Indenture.

11.            Mergers and Consolidations. Article 6 of the Indenture places limited restrictions on (i) the Company’s ability to be a party to a Company Business Combination Event and (ii) the Parent Guarantor’s ability to be a party to a Parent Guarantor Business Combination Event.

12.            Defaults and Remedies. If an Event of Default occurs, then the Capitalized Principal Amount (and, in certain circumstances, the Bankruptcy Acceleration Amount) of, plus accrued and unpaid Cash Interest, if any, thereon, all of the Notes then outstanding may (and, in certain circumstances, will automatically) become due and payable in the manner, and subject to the terms, set forth in Article 7 of the Indenture.

13.            Amendments, Supplements and Waivers. The Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Guarantees or waive compliance with any provision of the Indenture, the Notes or the Guarantees in the manner, and subject to the terms, set forth in Section 7.05 and Article 8 of the Indenture.

14.            No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Indenture, the Notes or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

15.            Authentication. No Note will be valid until it is authenticated by the Trustee. A Note will be deemed to be duly authenticated only when an authorized signatory of the Trustee (or a duly appointed authenticating agent) manually signs the certificate of authentication of such Note.

16.            Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).

17.            Governing Law. THIS NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

* * *

To request a copy of the Indenture, which the Company will provide to any Holder at no charge, please send a written request to the following address:

The Hertz Corporation

8501 Williams Road

Estero, Florida 33928

Attention: Adrian Nasr

SCHEDULE OF INCREASES AND DECREASES IN THE GLOBAL NOTE*

INITIAL PRINCIPAL AMOUNT OF THIS GLOBAL NOTE: $[ ]

The following increases and decreases in the principal amount of this Global Note have been made:

Date	Amount of Increase (Decrease) in Principal Amount of this Global Note	Principal Amount of this Global Note After Such Increase (Decrease)	Signature of Authorized Signatory of Trustee

*	Insert for Global Notes only.

EXCHANGE NOTICE

THE HERTZ CORPORATION

6.75% Exchangeable Senior First-Lien Secured PIK Notes due 2030

Subject to the terms of the Indenture, by executing and delivering this Exchange Notice to the address below, the undersigned Holder of the Note identified below directs the Company to Exchange (check one):

☐	the entire Capitalized Principal Amount of

☐	$ * aggregate Capitalized Principal Amount of

the Note identified by CUSIP No.                                 and Certificate No.                                .

Computershare Trust Company, N.A.

1505 Energy Park Drive

Saint Paul, Minnesota 55108

Attn: CCT Administrator Jacob Sheets for The Hertz Corporation

Phone: 1 (800) 344-5128

Email: #nacctcpuconversions@computershare.com

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

*	Must be an Authorized Denomination.

FUNDAMENTAL CHANGE REPURCHASE NOTICE

THE HERTZ CORPORATION

6.75% Exchangeable Senior First-Lien Secured PIK Notes due 2030

Subject to the terms of the Indenture, by executing and delivering this Fundamental Change Repurchase Notice, the undersigned Holder of the Note identified below is exercising its Fundamental Change Repurchase Right with respect to (check one):

☐	the entire Capitalized Principal Amount of

☐	$ * aggregate Capitalized Principal Amount of

the Note identified by CUSIP No.                                 and Certificate No.                                .

The undersigned acknowledges that this Note, duly endorsed for transfer, must be delivered to the Paying Agent before the Fundamental Change Repurchase Price will be paid.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

*	Must be an Authorized Denomination.

ASSIGNMENT FORM

THE HERTZ CORPORATION

6.75% Exchangeable Senior First-Lien Secured PIK Notes due 2030

Subject to the terms of the Indenture, the undersigned Holder of the Note identified below assigns (check one):

☐	the entire Capitalized Principal Amount of

☐	$ * aggregate Capitalized Principal Amount of

the Note identified by CUSIP No.                                 and Certificate No.                                , and all rights thereunder, to:

Name:

Address:

Social security or tax id. #:

and irrevocably appoints:

as agent to transfer the within Note on the books of the Company. The agent may substitute another to act for him/her.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

*	Must be an Authorized Denomination.

TRANSFEROR ACKNOWLEDGMENT

If the within Note bears a Restricted Note Legend, the undersigned further certifies that (check one):

1.	☐	Such Transfer is being made to the Company or a Subsidiary of the Company.

2.	☐	Such Transfer is being made pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of the Transfer.

3.	☐	Such Transfer is being made pursuant to, and in accordance with, Rule 144A under the Securities Act, and, accordingly, the undersigned further certifies that the within Note is being transferred to a Person that the undersigned reasonably believes is purchasing the within Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A.

4.	☐	Such Transfer is being made pursuant to, and in accordance with, any other available exemption from the registration requirements of the Securities Act (including, if available, the exemption provided by Rule 144 under the Securities Act).

5.	☐	Either (i) the undersigned is not subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any other law or regulation similar to such provisions of ERISA or the Code (“Similar Law”) or (ii) such Transfer and the holding of the within Note and any shares of common stock of Holdings received upon exchange of the within Note will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or violate any Similar Law.

Dated:

(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

(Participant in a Recognized Signature Guarantee Medallion Program)

By:
Authorized Signatory

EXHIBIT B-1

FORM OF RESTRICTED NOTE LEGEND

THE OFFER AND SALE OF THIS NOTE AND THE SHARES OF COMMON STOCK, IF ANY, DELIVERABLE UPON EXCHANGE OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)	REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT; AND

(2)	AGREES FOR THE BENEFIT OF THE HERTZ CORPORATION (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT ONLY:

(A)	TO HERTZ GLOBAL HOLDINGS, INC., THE HERTZ CORPORATION OR ANY SUBSIDIARY THEREOF;

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT;

(C)	TO A PERSON REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT;

(D)	PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT; OR

(E)	PURSUANT TO ANY OTHER EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

BEFORE THE REGISTRATION OF ANY SALE OR TRANSFER IN ACCORDANCE WITH (2) (D) OR (E) ABOVE, THE COMPANY, HERTZ GLOBAL HOLDINGS, INC., THE TRUSTEE AND THE REGISTRAR RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATES OR OTHER DOCUMENTATION OR EVIDENCE AS THEY MAY REASONABLY REQUIRE IN ORDER TO DETERMINE THAT THE PROPOSED SALE OR TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.*

*	This paragraph and the immediately preceding paragraph will be deemed to be removed from the face of this Note at such time when the Company delivers written notice to the Trustee of such deemed removal pursuant to Section 2.12 of the within-mentioned Indenture.

B1-1

EXHIBIT B-2

FORM OF GLOBAL NOTE LEGEND

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS THE OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE WILL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE WILL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE 2 OF THE INDENTURE HEREINAFTER REFERRED TO.

B2-1

EXHIBIT B-3

FORM OF NON-AFFILIATE LEGEND

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE THREE IMMEDIATELY PRECEDING MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR OWN THIS SECURITY OR A BENEFICIAL INTEREST HEREIN.

B3-1

EXHIBIT B-4

FORM OF ORIGINAL ISSUE DISCOUNT LEGEND

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” FOR PURPOSES OF SECTIONS 1271-1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER OR BENEFICIAL OWNER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: THE HERTZ CORPORATION, 8501 WILLIAMS ROAD, ESTERO, FL 33928; ATTENTION: TREASURER.

B4-1

EXHIBIT C

Form of Supplemental Indenture in Respect of Subsidiary Guarantee

SUPPLEMENTAL INDENTURE, dated as of [_________] (this “Supplemental Indenture”), among [name of Guarantor(s)] (the “Subsidiary Guarantor(s)”), The Hertz Corporation, a corporation duly organized and existing under the laws of the State of Delaware (together with its respective successors and assigns, the “Company”), and each other then existing Guarantor under the Indenture referred to below (the “Existing Guarantors”), and Computershare Trust Company, N.A., as trustee (the “Trustee”) and collateral agent (the “Notes Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, any Existing Guarantors, the Trustee and the Notes Collateral Agent have heretofore become parties to an Indenture, dated as of June 29, 2026 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 6.75% Exchangeable Senior First-Lien Secured PIK Notes due 2030;

WHEREAS, Section 9.08 of the Indenture provides that the Company is required to cause the Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantors shall guarantee the Company’s Guaranteed Obligations under the Notes pursuant to a Notes Guarantee on the terms and conditions set forth herein and in Article 9 of the Indenture;

WHEREAS, each Subsidiary Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Subsidiary Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such Subsidiary Guarantor has guaranteed, and on such Subsidiary Guarantor’s access to working capital through the Company’s access to revolving credit borrowings under the First Lien Credit Agreement; and

WHEREAS, pursuant to Section 8.01 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantors, the Company, the Existing Guarantors, the Trustee and the Notes Collateral Agent mutually covenant and agree for the benefit of the Holders of the Notes as follows:

Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereto,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

Agreement to Guarantee. [The] [Each] Subsidiary Guarantor hereby agrees, jointly and severally with [all] [any] other Subsidiary Guarantors and fully and unconditionally, to guarantee the Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article 9 of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.

Termination, Release and Discharge. [The] [Each] Subsidiary Guarantor’s Notes Guarantee shall terminate and be of no further force or effect, and [the] [each] Subsidiary Guarantor shall be released and discharged from all obligations in respect of such Notes Guarantee, as and when provided in Section 9.03 of the Indenture.

Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders, the Trustee and the Notes Collateral Agent, any legal or equitable right, remedy or claim under or in respect of [the] [each] Subsidiary Guarantor’s Notes Guarantee or any provision contained herein or in Article 9 of the Indenture.

Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE NOTES COLLATERAL AGENT, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic means shall be deemed to be their original signatures for all purposes. The words “signed”, “signature” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures.

This Supplemental Indenture (or to any document delivered in connection with this Supplemental Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned or photocopied manual signature. Each electronic signature or faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.

Headings. The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF SUBSIDIARY GUARANTOR(S)],
as Subsidiary Guarantor

By:
Name:
Title:

THE HERTZ CORPORATION

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee and Notes Collateral Agent

By:
Name:
Title:

EXHIBIT D

Form of Canadian Representation Letter

The Hertz Corporation and

Hertz Global Holdings, Inc.

Canadian Representation Letter

TO BE COMPLETED BY REGISTERED HOLDERS OF NOTES THAT ARE LOCATED IN CANADA OR ARE CANADIAN RESIDENTS AND BY REGISTERED HOLDERS HOLDING NOTES ON BEHALF OF BENEFICIAL OWNERS THAT ARE LOCATED IN CANADA OR ARE CANADIAN RESIDENTS

One copy of this representation letter must be completed for each beneficial owner that is located in Canada or is a Canadian resident.

Reference is made to the 6.75% Exchangeable Senior First-Lien Secured PIK Notes due 2030 (the “Notes”) of The Hertz Corporation (the “Issuer”), an indirect, wholly owned subsidiary of Hertz Global Holdings, Inc. (“Parent Guarantor”). The Notes are exchangeable into shares of common stock of Parent Guarantor (“Common Stock”), cash or a combination thereof in accordance with and subject to the terms and conditions of the Notes and the indenture governing the Notes. Computershare Trust Company, N.A. (the “Exchange Agent”) is the trustee, paying agent and exchange agent for the Notes.

***

In order to facilitate compliance with Canadian securities legislation, a registered holder or beneficial owner of Notes who is located or resident in Canada and who seeks to exchange any of its Notes for shares of Common Stock must be:

(a)            an “accredited investor” as defined in section 73.3(1) of the Securities Act (Ontario), in the case of a person located or resident in Ontario, or in National Instrument 45-106 - Prospectus Exemptions, in the case of a person located or resident in any other jurisdiction in Canada, that either would acquire Common Stock on exchange of the Notes for its own account or would be deemed to be acquiring Common Stock on exchange of the Notes as principal pursuant to applicable law; and

(b)            a “permitted client” as defined in National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations.

The definitions of “accredited investor” and “permitted client” are reproduced in Schedule A.

The undersigned has completed the following and acknowledges that the Issuer and Parent Guarantor are relying on such information in respect of the undersigned as the registered holder of Notes or as the registered holder of Notes on behalf of the beneficial owners for whom the undersigned is acting.

For greater certainty, if the undersigned is a depository, custodian, nominee or other intermediary completing this Canadian Representation Letter on behalf of beneficial owners for whom the undersigned is acting, the information provided below must relate to such beneficial owners, not the undersigned.

Notwithstanding the foregoing, in the case of a beneficial owner who is a portfolio manager or dealer exchanging Notes on behalf of one or more fully managed accounts, a single form should be completed for all such accounts, with the portfolio manager or dealer named as the beneficial owner.

If a person outside Canada has full discretion to trade securities for the account of a client in Canada without requiring the client’s express consent to a transaction, this Canadian Representation Letter is not required to be completed.

Please submit this form below or return it to Computershare Trust Company, N.A., as the Exchange Agent, at the address set forth below:

To: The Hertz Corporation and Hertz Global Holdings, Inc.

c/o Computershare Trust Company, N.A.

[Address]

Attention: [●]

You may direct any questions to Computershare Trust Company, N.A.. at telephone number: [insert contact details].

Information About the Canadian Beneficial Owner:

Full Legal Name of Beneficial Owner:

Street Address of Beneficial Owner Including City and Postal Code:

Telephone Number of Beneficial Owner:

E-Mail Address of Beneficial Owner:

Principal Amount of Notes Being Exchanged:

Circle the applicable letter in the definition of “accredited investor” in section 1.1 of Nl 45-106 that applies to the beneficial owner (select only one category from the list in Schedule A)

Circle the applicable letter in the definition of “permitted client” in section 1.1 of Nl 31-101 that applies to the beneficial owner (select only one category from the list in Schedule A)

Signature of Registered Holder or Authorized Representative Thereof:

Name and Title:

Street Address of Registered Holder Including City and Postal Code:

Telephone Number of Registered Holder

E-Mail Address of Registered Holder:

Schedule A

Definitions

Derived from section 1.1 of National Instrument 45-106 – Prospectus Exemptions (“Nl 45-106”).

Circle ONE of the following categories:

“accredited investor" means:

(a) a Canadian financial institution, or a Schedule III bank,

(b) the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),

(c) a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,

(d) a person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer,

(e) an individual registered under the securities legislation of a jurisdiction of Canada as a representative of a person referred to in paragraph (d).

(e.1) an individual formerly registered under the securities legislation of a jurisdiction of Canada, other than an individual formerly registered solely as a representative of a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador),

(f) the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or a jurisdiction of Canada,

(g) a municipality, public board or commission in Canada and a metropolitan community, school board, the Comite de gestion de la taxe scolaire de I’ile de Montreal or an intermunicipal management board in Quebec,

(h) any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,

(i) a pension fund that is regulated by the Office of the Superintendent of Financial Institutions (Canada), a pension commission or similar regulatory authority of a jurisdiction of Canada,

(j) an individual who, either alone or with a spouse, beneficially owns financial assets having an aggregate realizable value that, before taxes, but net of any related liabilities, exceeds C$1,000,000,

(j.1) an individual who beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds C$5,000,000,

(k) an individual whose net income before taxes exceeded C$200,000 in each of the 2 most recent calendar years or whose net income before taxes combined with that of a spouse exceeded C$300,000 in each of the 2 most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year,

(I) an individual who, either alone or with a spouse, has net assets of at least C$5,000,000,

(m) a person, other than an individual or investment fund, that has net assets of at least C$5,000,000 as shown on its most recently prepared financial statements,

(n) an investment fund that distributes or has distributed its securities only to

(i) a person that is or was an accredited investor at the time of the distribution,

(ii) a person that acquires or acquired securities in the circumstances referred to in sections 2.10 (Minimum amount investment),            or 2.19 (Additional investment in investment funds) of Nl 45-106, or

(iii) a person described in paragraph (I) or (ii) that acquires or acquired securities under section 2.18 (Investment fund reinvestment) of Nl 45-106,

(o) an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Quebec, the securities regulatory authority, has issued a receipt,

(p) a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be,

(q) a person acting on behalf of a fully managed account managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction,

(r) a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded,

(s) an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) or paragraph (i) in form and function,

(t) a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors,

(u) an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser,

(v) a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Quebec, the regulator as an accredited investor, or

(w) a trust established by an accredited investor for the benefit of the accredited investor’s family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor’s spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor’s spouse or of that accredited investor’s former spouse.

Derived from section 1.1 of National Instrument 31-103 – Registration Requirements, Exemptions And Ongoing Registrant Obligations (“Nl 31-103").

Circle ONE of the following categories:

“permitted client" means:

(a) a Canadian financial institution, or a Schedule III bank,

(b) the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),

(c) a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,

(d) a person or company registered under the securities legislation of a jurisdiction of Canada as an adviser, investment dealer, mutual fund dealer or exempt market dealer;

(e) a pension fund that is regulated by either the federal Office of the Superintendent of Financial Institutions or a pension commission or similar regulatory authority of a jurisdiction of Canada or a wholly-owned subsidiary of such a pension fund;

(f) an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (e);

(g) the Government of Canada or a jurisdiction of Canada, or any Crown corporation, agency or wholly-owned entity of the Government of Canada or a jurisdiction of Canada;

(h) any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government;

(i) a municipality, public board or commission in Canada and a metropolitan community, school board, the Comite de gestion de la taxe scolaire de l’ile de Montreal or an intermunicipal management board in Quebec;

(j) a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a managed account managed by the trust company or trust corporation, as the case may be;

(k) a person or company acting on behalf of a managed account managed by the person or company, if the person or company is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction;

(I) an investment fund if one or both of the following apply:

(i) the fund is managed by a person or company registered as an investment fund manager under the securities legislation of a jurisdiction of Canada;

(ii) the fund is advised by a person or company authorized to act as an adviser under the securities legislation of a jurisdiction of Canada;

(m) in respect of a dealer, a registered charity under the Income Tax Act (Canada) that obtains advice on the securities to be traded from an eligibility adviser, as defined in section 1.1 of Nl 45-106, or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

(n) in respect of an adviser, a registered charity under the Income Tax Act (Canada) that is advised by an eligibility adviser, as defined in section 1.1 of Nl 45-106, or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

(o) an individual who beneficially owns financial assets, as defined in section 1.1 of Nl 45-106, having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds C$5 million;

(p) a person or company that is entirely owned by an individual or individuals referred to in paragraph (o), who holds the beneficial ownership interest in the person or company directly or through a trust, the trustee of which is a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction;

(q) a person or company, other than an individual or an investment fund, that has net assets of at least C$25 million as shown on its most recently prepared financial statements; or

(r) a person or company that distributes securities of its own issue in Canada only to persons or companies referred to in paragraphs (a) to (q).

D-4